UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SECURE COMPUTING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

•	Common stock, par value $0.01 per share (“Common Stock”)

•	Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”)

2)	Aggregate number of securities to which transaction applies:

•

68,319,443 shares of Common Stock (representing the number of shares of Secure Computing Common Stock outstanding on September 18, 2008, excluding shares of Common Stock held by Secure Computing Corporation in its treasury and unvested Common Stock);

•

700,000 shares of Series A Preferred Stock (representing the number of shares of Series A Preferred Stock outstanding on September 18, 2008, which were convertible into 6,268,148 shares of Common Stock as of September 18, 2008);

•	options to purchase 10,616,972 shares of Common Stock (as of September 18, 2008);

•	2,175,835 shares of unvested Common Stock (as of September 18, 2008);

•	350,423 shares of Common Stock represented by restricted stock units (as of September 18, 2008); and

•	warrants to purchase up to 1,064,259 shares of Common Stock (as of September 18, 2008) with an exercise price of $13.85 per share which will be terminated and cancelled in connection with the merger.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction value was determined based upon the sum of:

•	$392,836,798 (68,319,443 shares of Common Stock multiplied by $5.75 per share);

•	$84,759,400 (the aggregate amount to be paid to the holders of the Series A Preferred Stock in cash assuming, solely for purposes of this calculation, a closing date of December 1, 2008);

•

$5,150,556 (2,269,423 options to purchase shares of Common Stock with an exercise price of less than $5.75 per share multiplied by the difference between $5.75 per share and the applicable exercise price of each option);

•	$12,511,051 (2,175,835 shares of unvested Common Stock to be assumed by McAfee, Inc. multiplied by $5.75 per share); plus

•	$2,014,933 (350,423 shares of Common Stock represented by restricted stock units to be assumed by McAfee, Inc. multiplied by $5.75 per share).

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the maximum aggregate value of the transaction of $497,272,738.

4)	Proposed maximum aggregate value of transaction: $497,272,738

5)	Total fee paid: $19,543

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS – MERGER VOTE REQUIRED

To the Stockholders of Secure Computing Corporation:

On September 21, 2008, we entered into an Agreement and Plan of Merger with McAfee, Inc. and Seabiscuit Acquisition Corporation, a wholly owned subsidiary of McAfee. If the merger is completed pursuant to the terms of the merger agreement, Seabiscuit Acquisition Corporation will be merged with and into Secure Computing, and Secure Computing will become a wholly owned subsidiary of McAfee. Upon completion of the merger, holders of our common stock will receive $5.75 in cash, without interest, and less any applicable withholding taxes, for each share of common stock they own at the effective time of the merger, and holders of our Series A Convertible Preferred Stock, or Series A Preferred Stock, will receive in cash, without interest, and less any applicable withholding taxes, for each share of Series A Preferred Stock that they own, (i) $100, plus an amount of interest on such amount accreting daily at the annual rate of 5%, compounded semi-annually, from the original issue date to the date the merger closes, as well as an amount equal to any accrued but unpaid dividends (the “Series A Liquidation Amount”), plus (ii) an amount equal to 5% of the Series A Liquidation Amount, for each share of Series A Preferred Stock they own at the effective time of the merger. This is the same amount Secure Computing would be required to pay to redeem the Series A Preferred Stock pursuant to the change in control provisions of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock. If the merger agreement is adopted and the merger is consummated on November 14, 2008, this amount would be $• for each share of Series A Preferred Stock.

In connection with our merger agreement with McAfee, we will hold a special meeting of Secure Computing stockholders on November 14, 2008 at 9:00 a.m., local time, at our offices located at 2340 Energy Park Drive, St. Paul, Minnesota 55108. Stockholders of Secure Computing will be asked, at the special meeting, to consider and vote upon the adoption of the merger agreement. After careful consideration, the board of directors of Secure Computing has unanimously approved and has declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has determined that it is in the best interests of Secure Computing stockholders that Secure Computing enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Secure Computing unanimously recommends that Secure Computing stockholders vote “FOR” the adoption of the merger agreement. We are also asking you to vote “FOR” any proposal by Secure Computing’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The merger cannot be completed unless stockholders holding a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, on the record date for the special meeting vote “FOR” the adoption of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement carefully and in its entirety, because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you submit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the proposal to adopt the merger agreement – so please vote.

We are very excited about the merger and I join the other members of our board of directors in recommending that you vote “FOR” the adoption of the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

Sincerely,

Dan Ryan

President and Chief Executive Officer

This proxy statement is dated October •, 2008 and is first being mailed to stockholders of Secure Computing Corporation on or about October •, 2008.

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55 Almaden Boulevard

San Jose, California 95113

Telephone: (408) 494-2020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 14, 2008

To the Stockholders of Secure Computing Corporation:

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Secure Computing Corporation, a Delaware corporation, will be held on November 14, 2008 at 9:00 a.m., local time, at our offices located at 2340 Energy Park Drive, St. Paul, Minnesota 55108:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2008, by and among McAfee, Inc., Seabiscuit Acquisition Corporation and Secure Computing Corporation; and

2.	To consider and vote upon any proposal by Secure Computing’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The board of directors of Secure Computing has unanimously approved the merger agreement and recommends that Secure Computing stockholders vote “FOR” the adoption of the merger agreement. The board of directors of Secure Computing also recommends that Secure Computing stockholders vote “FOR” any proposal by Secure Computing’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

The board of directors of Secure Computing has fixed the close of business on October 10, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of our capital stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, Secure Computing had outstanding and entitled to vote • shares of common stock and 700,000 shares of Series A Convertible Preferred Stock, or Series A Preferred Stock. Secure Computing stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the adoption of the merger agreement may have appraisal rights under Delaware law in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page •.

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, on the record date is required to adopt the merger agreement. Provided a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by Secure Computing’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You may also vote your shares by using a toll-free number or via the internet. If you submit your proxy but do not indicate how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the merger agreement and “FOR” any proposal by Secure Computing’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the proposal to adopt the merger agreement and make it more difficult for Secure Computing to achieve a quorum at the special meeting – so please vote. If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Annex A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page •.

By Order of the Board of Directors,

Steve Kozachok

Secretary

San Jose, California

October •, 2008

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Secure Computing, may have regarding the proposed merger and the special meeting of Secure Computing stockholders and brief answers to such questions. We urge you to read carefully the entirety of this proxy statement because the information in this section does not provide all the information that may be important to you with respect to the adoption of the merger agreement. Additional important information is also contained in the annexes to this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words used in this proxy statement refer to Secure Computing Corporation. Throughout this proxy statement we refer to Secure Computing Corporation as “Secure Computing.”

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of Secure Computing stockholders will take place on November 14, 2008, at 9:00 a.m., local time, at our corporate offices located at 2340 Energy Park Drive, St. Paul, Minnesota 55108.

Q:	What matters will be voted on at the special meeting?

A:	We have entered into an Agreement and Plan of Merger with McAfee, Inc., a Delaware corporation (which we refer to in this proxy statement as “McAfee”), and its wholly owned subsidiary, Seabiscuit Acquisition Corporation, a Delaware corporation. Under the terms of the merger agreement, Seabiscuit Acquisition Corporation, or Merger Sub, will merge with and into Secure Computing, with Secure Computing surviving the merger and becoming a wholly owned subsidiary of McAfee.

In order to complete the merger, our stockholders holding at least a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Convertible Preferred Stock, or Series A Preferred Stock, voting on an as-converted-to-common stock basis, on the record date must vote to adopt the merger agreement. A special meeting of our stockholders will be held on November 14, 2008 to obtain this vote of our stockholders. At that meeting, you will be asked to consider and vote on the adoption of the merger agreement. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of Secure Computing stockholders. For more specific information on how to vote, please see the questions and answers below and the section of this proxy statement entitled “The Special Meeting” beginning on page •.

Q:	As a Secure Computing stockholder, what will I receive upon completion of the merger?

A:	If the merger is completed and you are a holder of common stock, you will receive $5.75 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own immediately prior to the effective time of the merger unless you exercise and perfect your appraisal rights under Delaware law.

If the merger is completed and you hold shares of our Series A Preferred Stock, unless you exercise and perfect your appraisal rights under Delaware law, each share of Series A Preferred Stock will be redeemed, cancelled and extinguished and automatically converted into the right to receive in cash, without interest, and less any applicable withholding taxes, (i) $100, plus an amount of interest on such amount accreting daily at the annual rate of 5%, compounded semi-annually, from the original issue date to the date the merger closes, as well as an amount equal to any accrued but unpaid dividends (the “Series A Liquidation Amount”), plus (ii) an amount equal to 5% of the Series A Liquidation Amount. This is the same amount Secure Computing would pay to redeem the Series A Preferred Stock pursuant to the change in control provisions of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock. If the merger is completed on November 14, 2008, this amount would be $• for each share of Series A Preferred Stock (which amount we sometimes refer to as the Series A Preferred Stock merger consideration).

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its annexes, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. We encourage you to read the proxy statement carefully and in its entirety, consider your options, and please vote as your vote is very important.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on October 10, 2008, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of Secure Computing capital stock on the record date, with the Series A Preferred Stock counted on an as-converted-to-common stock basis, must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	The affirmative vote of holders of a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, at the close of business on the record date is required to adopt the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the adoption of the merger agreement – so please vote. In connection with the merger agreement, the holder of our Series A Preferred Stock and all of our directors and executive officers, in their capacities as our stockholders, entered into voting agreements with McAfee pursuant to which each of those stockholders agreed, among other things, to vote the shares of stock over which they exercise voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock, on an as-converted-to-common stock basis, as of October 10, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our stock outstanding on that date. See the section of this proxy statement entitled “The Merger—Voting Agreements” beginning on page • and Annex B hereto.

Q:	What vote of our stockholders is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement?

A:	Provided a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Abstentions will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting.

Q:	How many votes do Secure Computing stockholders have?

A:	Each holder of record of our common stock as of October 10, 2008 will be entitled to one vote for each share of common stock held on that date. Each holder of record of our Series A Preferred Stock as of October 10, 2008 will be entitled to a number of votes per share of Series A Preferred Stock as such holder would have been entitled to receive in the event each such share of Series A Preferred Stock held as of the record date had been converted into our common stock in accordance with applicable conversion rights of the Series A Preferred Stock set forth in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock. As of October 10, 2008, the holder of Series A Preferred Stock will be entitled to • votes per share of Series A Preferred Stock.

Q:	How does Secure Computing’s board of directors recommend I vote?

A:	At a meeting held on September 21, 2008, Secure Computing’s board of directors unanimously approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and determined that it is in the best interests of Secure Computing stockholders that Secure Computing enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Accordingly, the board of directors of Secure Computing unanimously recommends that you vote “FOR” the adoption of the merger agreement. The board of directors of Secure Computing also recommends that Secure Computing stockholders vote “FOR” any proposal by Secure Computing’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Q:	How do I vote my shares?

A:	If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record as of the record date and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your completed and signed proxy card to us before the special meeting.

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If you hold your shares in “street name” through a broker, bank or nominee, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

Q:	May I vote my shares in person at the meeting?

A:	Yes. If you are a stockholder of record as of the record date, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. If you hold your shares in street name and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through internet or telephone voting procedures?

A:	The failure to vote will have the same effect as voting against adoption of the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States federal income tax purposes?

A:	Generally, yes. The receipt of the cash merger consideration for each share of our common stock and Series A Preferred Stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration you receive for each share of stock and your adjusted tax basis in such share.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page • for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my Secure Computing stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates for the applicable portion of the merger consideration in cash. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $5.75 per share in cash, without interest, and less applicable withholding taxes, to be received for each share of our common stock in the merger. In order to receive the $5.75 per share in cash, without interest, and less applicable withholding taxes, you must hold your shares of common stock through completion of the merger. If you transfer your shares of our Series A Preferred Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Series A Preferred Stock merger consideration to be received for each share of Series A Preferred Stock in the merger. In order to receive the Series A Preferred Stock merger consideration, you must hold your shares of Series A Preferred Stock through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. In addition to obtaining stockholder approval, we must satisfy all other closing conditions contained in the merger agreement, including the expiration or termination of applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and receipt of antitrust approvals under the laws of the Federal Republic of Germany.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, holders of Secure Computing capital stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page • and Annex D hereto.

Q:	Do any of Secure Computing’s directors or officers have interests in the merger that may differ from those of Secure Computing’s stockholders?

A:

Yes. McAfee has entered into employment offer letters with some of Secure Computing’s executive officers, effective upon completion of the merger, which provide that such executives will be employed by McAfee following closing. The employment offer letters provide for a base salary, target bonus, stock option grant, performance-based restricted stock unit grants, and other payments and benefits. Stock options (vested or unvested) held by our executive officers and directors will be cancelled and cashed out when the merger becomes effective, and shares of unvested common stock and restricted stock units held by our executive officers will be assumed by McAfee and converted into the right to receive shares of McAfee’s common stock. In addition, indemnification arrangements for our current and former directors and officers will be continued if the merger is completed. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page • for a description of these agreements as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q:	How will the merger affect my unvested common stock, restricted stock units, warrants and stock options to acquire Secure Computing common stock?

A:	At the effective time of the merger, each share of unvested common stock and each restricted stock unit will be assumed by McAfee. Each share of unvested common stock and each restricted stock unit will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the effective time of the merger, except that each share of unvested common stock or restricted stock unit shall be converted into the right to receive shares of McAfee’s common stock. The number of shares of McAfee common stock subject to each assumed share of unvested common stock or restricted stock unit shall be obtained by multiplying the number of shares of unvested common stock or restricted stock units held by such person immediately prior to the effective time of the merger by the quotient obtained by dividing (i) $5.75 by (ii) the average of the closing sale price for a share of McAfee common stock as quoted on The New York Stock Exchange for the ten consecutive trading days ending with the second trading day that precedes the closing date of the merger, rounded down to the next whole number of shares of McAfee’s common stock, with no cash being payable for any fractional share eliminated by such rounding.

At the effective time of the merger, each warrant to purchase our common stock outstanding at the effective time of the merger will be terminated and canceled, and shall not represent any right to receive consideration pursuant to the merger agreement, and in no event shall such warrants to purchase our common stock continue to be or become exercisable for any equity securities of any of Secure Computing, our subsidiaries, McAfee, or McAfee’s subsidiaries.

At the effective time of the merger, each outstanding option to purchase our common stock (whether or not vested) will be terminated and canceled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of the product obtained by multiplying (i) $5.75 by (ii) the number of shares of our common stock subject to such option, less the product obtained by multiplying (a) the exercise price per share with respect to each share of our common stock subject to such by (b) the number of shares of our common stock subject to such option.

Q:	Who is paying for this proxy solicitation?

A:	Secure Computing is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Secure Computing estimates that its proxy solicitor fees will be approximately $9,500 plus reimbursement of certain expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to submit your proxy over the internet, you are responsible for any related internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Secure Computing Corporation

Attn: Vice President of Investor Relations

55 Almaden Boulevard, Suite 500

San Jose, California 95113

Telephone: (408) 494-2020

or our proxy solicitor,

The Altman Group, Inc.

1200 Wall Street West, 3rd Floor

Lyndhurst, New Jersey 07071

Call toll free: (800) 243-5194

SUMMARY

This summary highlights selected information from this proxy statement relating to the proposed merger. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the annexes attached to this proxy statement, including the Agreement and Plan of Merger, dated as of September 21, 2008, by and among Secure Computing, McAfee and Merger Sub, which is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page •.

The Companies (page •)

Secure Computing Corporation

55 Almaden Boulevard, Suite 500

San Jose, California 95113

Telephone: (408) 494-2020

We are a leading provider of enterprise gateway security solutions. We help our customers protect their information technology infrastructures by providing a comprehensive, best-of-breed and integrated set of security solutions that include software, services, and purpose-built security appliances. Our products and services are designed to provide customers with uncompromising security at a low cost of ownership. We are proud to be the security solutions provider to many of the most mission-critical and sensitive environments in the world, including some of the largest and most sophisticated electronic business operations. Our over 22,000 customers come from virtually all industries. We apply a comprehensive capability across our product lines to specifically protect against threats to both inbound and outbound traffic on the enterprise gateway. This enables us to protect against spam, viruses, malware, data leaks, non-compliance with regulations and other threats to enterprise security and productivity. Founded in 1989, we are incorporated in Delaware. We are quoted on the NASDAQ Global Select Market under the symbol “SCUR.” Our principal executive offices are located at 55 Almaden Boulevard, Suite 500, San Jose, California 95113, and our telephone number is (408) 494-2020. Additional information regarding us is contained in our filings with the Securities and Exchange Commission, or the SEC. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page •.

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Telephone: (408) 988-8000

McAfee is a leading dedicated security technology company that secures systems and networks from known and unknown threats around the world. McAfee empowers home users, businesses, government agencies, service providers and its partners with the latest technology available in order to block attacks, prevent disruptions, and continuously track and improve their security. McAfee also provides software to manage and enforce security policies for organizations of all sizes. Finally, McAfee provides expert services and technical support to ensure that its solutions actively meet its customers’ needs. These integrated solutions help McAfee’s customers solve problems, enhance security and reduce costs. McAfee was founded in 1992. McAfee is listed on The New York Stock Exchange under the symbol “MFE.” McAfee’s principal executive offices are located at 3965 Freedom Circle, Santa Clara, California 95054 and its telephone number is (408) 988-8000. Additional information regarding McAfee is contained in McAfee’s filings with the SEC.

Seabiscuit Acquisition Corporation

c/o McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Telephone: (408) 988-8000

Merger Sub is a Delaware corporation and a wholly owned subsidiary of McAfee. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Sub’s principal executive offices and telephone number are the same as those of McAfee.

The Merger (page •)

McAfee has agreed to acquire Secure Computing under the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

Effect on Capital Stock

If the merger is completed, you will receive $5.75 in cash, without interest, and less any applicable withholding taxes, for each share of our common stock that you own immediately prior to the effective time of the merger unless you do not vote in favor of adoption of the merger agreement and properly perfect your appraisal rights under Delaware law.

If the merger is completed, for each share of our Series A Preferred Stock that you own immediately prior to the effective time of the merger you will receive, unless you exercise and perfect your appraisal rights under Delaware law, cash, without interest, and less any applicable withholding taxes in an amount equal to (i) the Series A Liquidation Amount, plus (ii) an amount equal to 5% of the Series A Liquidation Amount. If the merger is completed on November 14, 2008, this amount will be $• for each share of Series A Preferred Stock.

After the merger is completed, your shares of our capital stock will be converted into the right to receive the merger consideration, without interest, but you will no longer have any rights as a Secure Computing stockholder. As a Secure Computing stockholder, you will receive the merger consideration, without interest, after exchanging your Secure Computing stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.

See the section of this proxy statement entitled “The Merger Agreement—Effect on Capital Stock” beginning on page •.

Effect on Equity Awards

Unvested Common Stock and Restricted Stock Units (Page •)

At the effective time of the merger, each share of our common stock that is unvested or subject to a repurchase option, risk of forfeiture or other condition under an applicable restricted stock purchase agreement or other agreement with us (which shares we refer to as unvested common stock) and each of our restricted stock units which represents a bookkeeping entry representing the equivalent of one share of our common stock (which we refer to as restricted stock units) that is unexpired, unexercised, unvested (after giving effect to the waivers of acceleration contained in the offer letters with respect to certain of our key employees executed in connection with the merger) and outstanding immediately prior to the effective time of the merger will be assumed by McAfee. Each share of unvested common stock and each restricted stock unit will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the effective time of the merger, except that each share of unvested common stock or restricted stock unit shall represent the number of whole shares of McAfee common stock, rounded down to the next whole number of shares of McAfee’s common stock (with no cash being payable for any fractional share eliminated by such rounding) obtained by multiplying:

•	the number of shares of unvested common stock or restricted stock units held by such person immediately prior to the effective time of the merger; by

•

the quotient obtained by dividing (i) $5.75 by (ii) the average of the closing sale price for a share of McAfee common stock as quoted on The New York Stock Exchange for the ten consecutive trading days ending with the second trading day that precedes the closing date of the merger.

Warrants

At the effective time of the merger, each warrant to purchase our common stock outstanding at the effective time of the merger will be terminated and canceled, and shall not represent any right to receive consideration pursuant to the merger agreement, and in no event shall such warrants to purchase our common stock continue to be or become exercisable for any equity securities of any of Secure Computing, our subsidiaries, McAfee, or McAfee’s subsidiaries.

Stock Options

At the effective time of the merger, each outstanding option to purchase our common stock (whether or not vested) will be terminated and canceled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of:

•	the product obtained by multiplying (i) $5.75 by (ii) the number of shares of our common stock subject to such option; less

•

the product obtained by multiplying (a) the exercise price per share with respect to each share of our common stock subject to such option by (b) the number of shares of our common stock subject to such option.

Reasons for the Merger (Page •)

In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof; management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with McAfee; and the likelihood that a third party would offer a higher price than the $5.75 in cash per share of common stock offered by McAfee;

•

the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, the trend toward consolidation in the enterprise gateway security solutions markets; and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

•

the size of Secure Computing and related economies of scale, and that the diversification of our product offerings beyond the level that may be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current enterprise gateway security solutions environment;

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

•	the consideration to be received by our stockholders in the merger, including the form of such consideration.

See the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page • for additional factors that our board of directors considered.

Recommendation of our Board of Directors (Page •)

After careful consideration of the factors described in the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page •, our board of directors unanimously:

•	approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable;

•

determined that it is in the best interests of our stockholders that Secure Computing enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	recommends that our stockholders adopt the merger agreement.

Our board of directors also recommends that Secure Computing stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

See the section of this proxy statement entitled “The Merger—Recommendation of our Board of Directors” beginning on page •.

The Special Meeting (Page •)

Time, Date and Place. A special meeting of our stockholders will be held on November 14, 2008, at our offices located at 2340 Energy Park Drive, St. Paul, Minnesota 55108 at 9:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our capital stock at the close of business on October 10, 2008, the record date set by our board of directors for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. Because each share of Series A Preferred Stock is voted on an as-converted-to-common stock basis, you will have • votes at the special meeting for each share of our Series A Preferred Stock you owned at the close of business on the record date. As of the record date, there were • shares of our common stock and 700,000 shares of our Series A Preferred Stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of at least a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, at the close of business on the record date. Provided a quorum is present, the affirmative vote of the holders of a majority of the issued and outstanding capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to approve any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Each share of Series A Preferred Stock carries • votes because each such share votes on an as-converted-to-common stock basis. In connection with the merger agreement, the holder of our Series A Preferred Stock and all of our directors and executive officers, in their capacities as our stockholders, entered into voting agreements with McAfee pursuant to which each of those stockholders agreed, among other things, to vote the shares of our capital stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock and 700,000 shares of our Series A Preferred Stock as of October 10, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our common stock outstanding on that date on an as-converted-to-common stock basis. See the section of this proxy statement entitled “The Merger—Voting Agreements” beginning on page • and Annex B hereto.

Share Ownership of Directors and Management. As of the record date, our directors and executive officers and their affiliates owned approximately •% of the shares entitled to vote at the special meeting.

See the section of this proxy statement entitled “The Special Meeting” beginning on page •.

Opinion of Secure Computing’s Financial Advisor (Page •)

Citigroup Global Markets Inc. (which we refer to in this proxy statement as “Citi”) rendered an oral opinion to Secure Computing’s board of directors on September 21, 2008, which was subsequently confirmed by delivery of a written opinion dated September 21, 2008, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citi’s work described below and other factors Citi deemed relevant, the merger consideration of $5.75 per share of Secure Computing’s common stock was fair, from a financial point of view, to the holders of Secure Computing’s common stock.

The full text of Citi’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex C to this proxy statement. Our stockholders should read Citi’s opinion in its entirety. The summary of Citi’s opinion set forth in this proxy is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view as of the date of the opinion. Neither Citi’s opinion nor the related analyses constitute a recommendation of the proposed merger to Secure Computing’s board of directors or any holder of Secure Computing’s common stock. Citi makes no recommendation to any holder of Secure Computing’s common stock regarding how such holder should vote with respect to the merger. Pursuant to its engagement letter with Secure Computing, Secure Computing has agreed to pay Citi a customary transaction fee, which fee is contingent upon the consummation of the merger.

See the section of this proxy statement entitled “The Merger—Opinion of Citigroup Global Markets Inc.” beginning on page •.

Interests of our Directors and Executive Officers in the Merger (Page •)

When considering the recommendation by our board of directors to vote in favor of the adoption of the merger agreement, you should be aware that a number of our officers and directors have interests in the merger that are different from yours, including, among others:

•	each of our executive officers has entered into an employment offer letter with McAfee;

•	outstanding stock options (vested and unvested) held by our executive officers and directors will be cancelled and cashed out when the merger becomes effective;

•	shares of unvested common stock and restricted stock units held by our executive officers will be assumed by McAfee and converted into the right to receive McAfee’s common stock;

•	indemnification arrangements for our current and former directors and officers will be continued if the merger is completed; and

•

one of our directors, Cary J. Davis, is a Member and Managing Director of Warburg Pincus LLC and a Partner of Warburg Pincus & Co and was appointed to our board of directors by our holders of Series A preferred stock, Warburg Pincus Private Equity IX, L.P.

See the section of this proxy statement entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page •.

Voting Agreements (Page •)

In connection with the merger agreement, all of our directors and executive officers, in their capacities as our stockholders, as well as Warburg Pincus Private Equity IX, L.P., entered into voting agreements with McAfee pursuant to which each of those stockholders agreed, among other things, to vote the shares of our capital stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock and of 700,000 shares of our Series A Preferred Stock as of October 10, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our common stock outstanding on that date, on an as-converted-to-common stock basis. See the section of this proxy statement entitled “The Merger—Voting Agreements” beginning on page • and Annex B hereto.

Market Price and Dividend Data (Page •)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SCUR”. On September 19, 2008, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $4.52. On October •, 2008, the last full trading day prior to the date of this proxy statement, our common stock closed at a price of $•. To date, we have not paid any dividends on our common stock. See the section of this proxy statement entitled “The Merger—Market Price and Dividend Data” beginning on page •.

Delisting and Deregistration of Secure Computing’s Common Stock

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.

The Merger Agreement (Page •)

Conditions to the Completion of the Merger (Page •)

The obligations of each of Secure Computing, McAfee and Merger Sub to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement is adopted by our stockholders in accordance with our organizational documents, applicable law and any contracts with our stockholders at the time of such approval;

•

there is not in effect any statute, rule, regulation, executive order, decree, injunction or other order of a governmental entity making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•	the waiting period required under the HSR Act has expired or been terminated, the approvals under antitrust, competition or similar laws of the Federal Republic of Germany have been obtained, in each case without any conditions or requirements calling for any antitrust restraint (as described in the section of this proxy statement headed “The Merger Agreement—Conditions to the Completion of the Merger”).

McAfee and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of our representations and warranties (except those representations and warranties addressing our capital structure and brokers’ and finders’ fees and fees and expenses) contained in the merger agreement must be true and correct in all respects (in making such determination, all materiality and “material adverse effect” qualifications and exceptions contained in such representations and warranties are disregarded) when made and at and as of the closing of the merger (except for the representations and warranties that address matters only as of a particular date, which must remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and would not reasonably be expected to have, a “material adverse effect” (as defined in the merger agreement) on Secure Computing;

•

our representations and warranties with respect to brokers’ and finders’ fees and fees and expenses contained in the merger agreement must be true and correct in all material respects, in each case, both when made and at and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);

•

our representations and warranties with respect to capital structure contained in the merger agreement must be true and correct, in each case, both when made and at and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except with respect to deviations in our actual fully diluted capitalization (including outstanding Secure Computing capital stock, options and warrants) from our fully diluted capitalization as set forth in the merger agreement by an amount that does not exceed, in the aggregate, 1.0% of such fully diluted capitalization;

•	we have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us at or prior to the closing date;

•

no material adverse effect on Secure Computing shall have occurred and be continuing as of the closing date, whether or not resulting from a breach in any representation, warranty, covenant or agreement in the merger agreement;

•

we deliver to McAfee and Merger Sub a certificate signed by both our chief executive officer and chief financial officer certifying as to the satisfaction of the five conditions set forth immediately above;

•

there shall not be pending or threatened any suit, action or proceeding asserted by or before any governmental entity (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the transactions contemplated by the merger agreement, the effect of which restraint or prohibition if obtained would result in a statute, rule, regulation, executive order, decree, injunction or other order of a governmental entity making the merger illegal or otherwise prohibiting or preventing consummation of the merger or (ii) seeking to impose any order providing for an antitrust restraint;

•

with respect to any of our reports filed with the SEC after the date of the merger agreement, neither the principal executive officer nor the principal financial officer of Secure Computing shall have failed to provide the necessary certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002; and

•

there shall not have been delivered to Secure Computing written notices of intent to demand appraisal for their shares pursuant to Section 262 of the General Corporation Law of the State of Delaware by our stockholders with respect to more than 10% of the aggregate outstanding shares of our common stock or Series A Preferred Stock.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of McAfee and Merger Sub contained in the merger agreement must be true and correct in all respects (for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions relating to materiality contained in such representations and warranties are disregarded) both when made and at and as of the closing of the merger (except for the representations and warranties that address matters only as of a particular date, which must remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not materially impede the ability of McAfee and Merger Sub to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof and applicable law;

•	each of McAfee and Merger Sub has performed or complied with in all material respects all of its respective agreements and covenants required by the merger agreement; and

•	McAfee and Merger Sub deliver to us a certificate signed by a duly authorized officer of McAfee certifying as to the satisfaction of the two conditions set forth immediately above.

Termination Rights (Page •)

Secure Computing and McAfee (in each case, upon the authorization of such party’s board of directors) can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of McAfee and Secure Computing;

•	by either McAfee or Secure Computing:

•

if the effective time of the merger has not occurred by March 31, 2009, which date will be extended to June 30, 2009 if on March 31, 2009 all of the closing conditions have been satisfied or waived (except for conditions that by their nature are only to be satisfied as of the closing of the merger) other than the condition relating to antitrust approvals (such date, as applicable, referred to as the end date), so long as this right to terminate the merger agreement will not be available to a party whose failure to comply with, or breach of, any provision of the merger agreement was a principal cause of or resulted in the failure of the merger to be completed by such date;

•

if any law or legal requirement makes the consummation of the merger illegal or if a government entity of competent jurisdiction issues an order, decree or ruling or takes any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable (so long as the party seeking to terminate the merger agreement pursuant to this provision must not have acted or failed to act which was a principal cause of or resulted in such applicable law or order); or

•	if our stockholders have not adopted the merger agreement at the special meeting.

•	by us if:

•

we are not in material breach of our obligations under the merger agreement, and if McAfee has breached any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of McAfee’s representations or warranties is untrue, in either case such that McAfee will not be able to satisfy the closing conditions in the merger agreement applicable to its representations, warranties, covenants and agreements; provided, that if such inaccuracy or breach is curable prior to the applicable end date then we may not terminate the merger agreement until the end of a twenty day cure period and so long as McAfee continues to use commercially reasonable efforts to cure such breach during such twenty day cure period; or

•

if our board of directors makes a change of recommendation (i) to enter into a transaction related to a superior proposal or (ii) as a result of an intervening event (as defined in the merger agreement)

and McAfee shall have failed to exercise its option to cause our board of directors to submit the merger agreement to our stockholders, and in advance of or concurrently therewith, we pay McAfee a termination fee of $16,135,000, as described below.

•	by McAfee if:

•

we breach our obligations under the merger agreement to take all action necessary to call a special meeting of our stockholders for the purpose of adopting the merger agreement at the special meeting or for our board of directors to recommend to the stockholders a vote in favor of the adoption of the merger agreement at such special meeting in a material way or a breach by us of our non-solicitation covenants (as described below);

•	our board of directors or any committee thereof effects a change of recommendation;

•	we fail to include in this proxy statement the recommendation of our board of directors in favor of the adoption of the merger agreement;

•	our board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within five days after McAfee delivers to us a request to do so;

•	our board of directors approves or recommends, or we enter into any letter of intent or other agreement regarding an alternative transaction proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction proposal;

•

within ten business days of a third person or party publishing, sending or giving to our securityholders a tender or exchange offer relating to our securities pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, we fail to send a statement to our securityholders disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•

McAfee is not in material breach of its obligations under the merger agreement, and if we have breached any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of our representations or warranties is untrue, in either case such that we will not be able to satisfy the closing conditions in the merger agreement applicable to our representations, warranties, covenants and agreements; provided, that if such inaccuracy or breach is curable prior to the applicable end date.

No Solicitation Covenant (Page •)

We have agreed with McAfee that we will not, and will cause our subsidiaries not to, permit or authorize any of our or our subsidiaries’ officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives or financial advisors, which persons we sometimes refer to herein as our representatives, to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage or facilitate, support or induce any inquiry, proposal or offer from with respect to, or the making, submission or announcement of, any alternative transaction proposal (as described in the section entitled “The Merger Agreement — No Solicitation Covenant — Change in Recommendation”);

•

participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our books, records or personnel with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an alternative transaction proposal (except to the extent specifically permitted by the merger agreement);

•

grant any person a waiver or release under any standstill or similar agreement with respect to any class of ours or our subsidiaries equity securities, so long as, immediately upon any violation of this covenant by us, we release McAfee from any of its standstill obligations;

•	approve, endorse or recommend any alternative transaction proposal except to the extent specifically permitted by the merger agreement; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any alternative transaction proposal.

In connection with this covenant, we were required to immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any alternative transaction proposal, and, upon McAfee’s request, we must request the prompt return or destruction of all confidential information previously furnished to any person with which we or our representatives have engaged in any such activities within the twelve (12) month period preceding the date of the merger agreement.

Expenses and Termination Fees (Page •)

The merger agreement requires that we pay McAfee a termination fee of $16,135,000 if, among other things:

•

we or McAfee terminate the merger agreement because the effective time of the merger has not occurred by the applicable end date, and (i) prior to such termination there has been disclosure publicly or to any of our directors or officers of an alternative transaction proposal and (ii) within 12 months following the date of such termination we enter into a contract with respect to an acquisition of Secure Computing;

•

we or McAfee terminate the merger agreement because our stockholders have not adopted the merger agreement at the special meeting, and (i) prior to such termination there has been disclosure publicly or to any of our directors or officers of an alternative transaction proposal and (ii) within 12 months following the date of such termination we enter into a contract with respect to an acquisition of Secure Computing;

•	McAfee terminates the merger agreement because:

•	our board of directors or any committee thereof effects a change of recommendation;

•	we fail to include in this proxy statement the recommendation of our board of directors in favor of the adoption of the merger agreement;

•	our board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within five days after McAfee delivers to us a request to do so;

•	our board of directors or any committee thereof approves or recommends, or we enter into any letter of intent or other agreement regarding, an alternative transaction proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction proposal;

•

a tender or exchange offer commenced by any person not affiliated with us our McAfee relating to our securities pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, within ten business days after such tender or exchange offer is first published, sent or given, we fail to send a statement to our securityholders disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•	we breach our covenant regarding the holding of a stockholders meeting to adopt the merger agreement or our non solicitation covenants;

•

McAfee is not in material breach of its obligations under the merger agreement and terminates the merger agreement because we have breached any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of our representations or warranties is untrue, in either case such that we will not be able to satisfy the closing conditions applicable to our representations, warranties, covenants and agreements; and such inaccuracy or breach is not curable prior to the applicable end date or not cured within the twenty day cure period and (i) prior to such termination there has been disclosure publicly or to any of our directors or officers of an alternative transaction proposal and (ii) within 12 months following the date of such termination we enter into a letter of intent or consummate an acquisition (as defined in the merger agreement) of Secure Computing; or

•

we terminate the merger agreement because our board of directors makes a change of recommendation (i) to enter into a transaction related to a superior proposal or (ii) as a result of an intervening event (as defined in the merger agreement) and McAfee failed to exercise its option to cause our board of directors to submit the merger agreement to our stockholders.

Material United States Federal Income Tax Consequences (Page •)

The exchange of shares of our capital stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

You should read the section of this proxy statement entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page • for a more complete discussion of the federal income tax consequences of the merger.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Matters (Page •)

The Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, prohibits us from completing the merger until we have furnished required information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended or been early terminated. McAfee and we have filed the required notification and report forms, but the waiting period has not yet ended and we may receive requests for additional information. The merger is also subject to notification and a required waiting period in the Federal Republic of Germany. See the section of this proxy statement entitled “The Merger—Regulatory Matters” beginning on page •.

Appraisal Rights (Page •)

Under Delaware law, Secure Computing’s stockholders who do not wish to accept the $5.75 per share of common stock and/or the Series A Preferred Stock merger consideration for each share of Series A Preferred Stock payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the cash merger consideration of $5.75 per share of common stock or the Series A Preferred Stock merger consideration per share of Series A Preferred Stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of Secure Computing capital stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal for those shares.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page • for a description of the procedures that you must follow in order to exercise your appraisal rights.

Annex D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Exchange Agent

• will act as the exchange agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	inability to achieve GAAP operating profits and remain cash flow positive;

•	influences of our Series A Preferred Stockholder and other large stockholders;

•	requirements to provide volume price discounts and other allowances and significant costs incurred in customizing our products;

•	consolidation among competitors and product introductions by competitors that have advanced technology, better features or lower pricing;

•	the lack of diversification among our product lines and the inclusion of products similar to ours in vendors’ hardware or software rendering our products obsolete;

•	inability to obtain and maintain patents on our devices and concepts;

•

adverse developments in litigation, including patent or other intellectual property litigation and the litigation described under the section of this proxy statement titled “The Merger—Class Action Complaint Relating to the Merger”;

•	disclosure of our trade secrets or proprietary information;

•	inability to receive hardware components and subassemblies from third party manufacturers on a timely basis;

•	functional and design failures of our products;

•	loss of one or more significant customers;

•	failure to collect on a timely basis amounts owed to us by our customers;

•	the volatility of our quarterly operating results;

•	inability to attract and retain highly qualified personnel to develop our products and manage our business;

•	a substantial decline in one or more of our major foreign markets; and

•	other risks related to our business that are described in our public filings (see the section of this proxy statement entitled “Where You Can Find More Information” beginning on page •).

These and other important factors are detailed in various SEC filings made periodically by us, particularly our latest report on Form 10-K and subsequent reports on Form 10-Q, copies of which are available from us without charge or online at http://www.securecomputing.com. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Secure Computing for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at our offices located at 2340 Energy Park Drive, St. Paul, Minnesota 55108, at 9:00 a.m., local time, on November 14, 2008.

Purpose of Special Meeting

At the special meeting, we are asking holders of record of Secure Computing capital stock to consider and vote on the following proposals:

•

the adoption of the Agreement and Plan of Merger, dated September 21, 2008, by and among Secure Computing, McAfee, and Merger Sub (see the sections of this proxy statement entitled “The Merger” beginning on page • and “The Merger Agreement” beginning on page •); and

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

No other business will be presented at the special meeting.

Recommendation of our Board of Directors

After careful consideration, our board of directors determined that it is advisable, fair to and in the best interests of Secure Computing’s stockholders for Secure Computing to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that Secure Computing stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our stockholders.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. See the section of this proxy statement entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page •.

If your submitted proxy does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our capital stock at the close of business on October 10, 2008, the record date set by our board of directors, are entitled to notice of and to vote at the special meeting. On the record date, • shares of our common stock were issued and outstanding and held by approximately • holders of record. On the record date, 700,000 shares of our Series A Preferred Stock were issued and outstanding and held by Warburg Pincus Private Equity IX, L.P. A quorum is present at the special meeting if a majority of the shares of our capital stock outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposals to adopt the merger agreement and adjourn the special meeting. Holders of record of our Series A Preferred Stock on the record date are entitled to a number of votes per share of Series A Preferred Stock as such holder would have been entitled to receive in the event each such share of Series A Preferred Stock held as of the record date had been converted into our common stock in accordance with conversion rights set forth in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock. Therefore, each holder of Series A Preferred Stock will be entitled to • votes per share of Series A Preferred Stock on an as-converted-to-common stock basis.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, on the record date. If a Secure Computing stockholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the adoption of the merger agreement—so please vote.

Provided a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Secure Computing, with the Series A Preferred Stock voting on an as-converted-to-common stock basis, present in person or represented by proxy at the special meeting and entitled to vote is required to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. If a Secure Computing stockholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a Secure Computing stockholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting by Secure Computing’s Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote • shares of our common stock, which represented approximately •% of the shares of our common stock outstanding on that date. At the close of business on the record date, Warburg Pincus Private Equity IX, L.P. owned and was entitled to vote 700,000 shares of our Series A Preferred Stock, which represented 100% of the shares of our Series A Preferred Stock outstanding on that date.

In connection with the merger agreement, all of our directors and executive officers, in their capacities as our stockholders, as well as Warburg Pincus Private Equity IX, L.P., entered into voting agreements with McAfee pursuant to which each of those stockholders agreed, among other things, to vote the shares of our capital stock over which that stockholder exercises voting control in favor of adoption of the merger agreement. These stockholders exercise voting control over an aggregate of • shares of our common stock and of 700,000 shares of our Series A Preferred Stock as of October 10, 2008, the record date for the special meeting, which constitutes approximately •% of the shares of our common stock outstanding on that date, on an as-converted-to-common stock basis. See the section of this proxy statement entitled “The Merger—Voting Agreements” beginning on page • and Annex B hereto.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Shares of our capital stock represented at the special meeting but not voting, including shares of our capital stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. If a Secure Computing stockholder abstains from voting, it will effectively count as a vote against the adoption of the merger agreement and a vote against the adjournment of the special meeting – so please vote. If a Secure Computing stockholder does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to adopt the merger agreement will have the same effect as a vote against such proposal – so please vote. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. If you are a stockholder of record you may revoke your proxy and change your vote at any time before your vote is counted at the special meeting by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the special meeting or how to vote or revoke your proxy, you should write to 55 Almaden Boulevard, Suite 500, San Jose, California 95113 or call (408) 494-2020. If you hold your shares in street name and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. We have retained The Altman Group, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. The Altman Group, Inc. will receive customary fees for these services, which we estimate to be approximately $9,500 plus reimbursement of certain expenses. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should vote your proxy without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the stockholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Appraisal Rights

Under Delaware law, holders of Secure Computing capital stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the adoption of the merger agreement, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex D to this proxy statement. See the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page •.

Assistance

If you need assistance submitting your proxy or have questions regarding the Secure Computing special meeting, please contact:

Secure Computing Corporation

Attn: Vice President of Investor Relations

55 Almaden Boulevard, Suite 500

San Jose, California 95113

Telephone: (408) 494-2020

or our proxy solicitor,

The Altman Group, Inc.

1200 Wall Street West, 3rd Floor

Lyndhurst, New Jersey 07071

Call toll free: (800) 243-5194

THE MERGER

The following discussion summarizes the material terms of the proposed merger. Stockholders should read the merger agreement, which is a attached as Annex A to this proxy statement, carefully and in its entirety.

General Description of the Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Secure Computing, with Secure Computing surviving as a wholly owned subsidiary of McAfee. At the effective time of the merger, each outstanding share of our common stock will be converted into the right to receive an amount equal to $5.75 in cash, without interest, and less any applicable withholding taxes. At the effective time of the merger, each outstanding share of our Series A Preferred Stock will be redeemed and automatically converted into the right to receive in cash, without interest, and less any applicable withholding taxes, an amount equal to (i) the Series A Liquidation Amount, plus (ii) an amount equal to 5% of the Series A Liquidation Amount. This is the same amount Secure Computing would pay to redeem the Series A Preferred Stock pursuant to the change in control provisions of the Series A Preferred Stock terms.

At the effective time of the merger, each share of unvested common stock and each of our restricted stock units will be assumed by McAfee. Each share of unvested common stock and each restricted stock unit will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the effective time of the merger, except that each share of unvested common stock or restricted stock unit will represent the number of whole shares of McAfee’s common stock, obtained by multiplying the number of shares of unvested common stock or restricted stock units held by such person immediately prior to the effective time of the merger by the quotient obtained by dividing (i) $5.75 by (ii) the average of the closing sale price for a share of McAfee common stock as quoted on The New York Stock Exchange for the ten consecutive trading days ending with the second trading day that precedes the closing date of the merger, rounded down to the next whole number of shares of McAfee’s common stock (with no cash being payable for any fractional share eliminated by such rounding).

At the effective time of the merger, each outstanding warrant to purchase our common stock will be terminated and canceled, and will not represent any right to receive consideration pursuant to the merger agreement, and in no event will such warrants to purchase our common stock continue to be or become exercisable for any equity securities of any of Secure Computing, our subsidiaries, McAfee, or McAfee’s subsidiaries.

At the effective time of the merger, each outstanding option to purchase our common stock (whether or not vested) will be terminated and canceled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of the product obtained by multiplying (i) $5.75 by (ii) the number of shares of our common stock subject to such option, less the product obtained by multiplying (a) the exercise price per share with respect to each share of our common stock subject to such option by (b) the number of shares of our common stock subject to such option.

Background to the Merger

Over the past several years, our board of directors has periodically reviewed, with our senior management, the strategic direction for Secure Computing in light of our financial performance and market, economic, competitive and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving Secure Computing and other security and technology companies, particularly in view of the increasing competition and ongoing consolidation in our industry. In an effort to maximize stockholder value, our management and board of directors have also regularly considered a variety of business strategies, including the continued pursuit of organic growth, strategic alliances and acquisitions, as well as regularly reviewing our prospects as an independent company.

To assist with the periodic review of Secure Computing’s strategic direction and in connection with potential acquisitions and divestitures, our board of directors sought the assistance and advice of a financial advisor. After conducting a selection process, we retained Citigroup Global Markets Inc. (which we sometimes refer to in this proxy statement as Citi) as a financial advisor and entered into an engagement letter with Citi in 2004. Thereafter, in reviewing our strategic direction and our prospects as an independent company, our board of directors and senior management conferred with, and obtained advice from, representatives of Citi from time to time.

In connection with our board of directors’ periodic review of our strategic direction, our board of directors, senior management and financial advisor had periodic contacts and discussions with other security and technology companies regarding their respective companies, industry trends and developments, and potential business combinations or other strategic initiatives. Over the years, these discussions resulted in our making various strategic acquisitions, primarily in enterprise security and related areas, including the acquisition of CyberGuard Corporation in January, 2006 and CipherTrust, Inc. in August, 2006.

In June, 2007, our board of directors held a meeting at which our board of directors, with our senior management and financial advisor present, conducted its regular periodic review of our business. Our board of directors and management considered our current strategy, our competitors and customers, our strengths and weaknesses, and the opportunities and threats that we would face in the coming years. At the conclusion of the meeting, our board of directors directed senior management to re-focus our strategy by pursuing the divestiture of certain businesses, including the company’s SafeWord authentication (identity and access management) business.

In July, 2007, after consultation with Citi and our management, we directed representatives of Citi to contact ten potential buyers of the SafeWord business, including McAfee. Only one party expressed interest in purchasing the SafeWord business. After significant diligence, that party made an offer for the business that we found unattractive and did not pursue.

In early August, 2007, representatives of McAfee, including David DeWalt, McAfee’s President and Chief Executive Officer, met with representatives of Secure Computing, including John McNulty, our then-Chairman and Chief Executive Officer, to discuss the respective businesses of each company and potential business and strategic opportunities between the two companies. In the correspondence that followed during the month of August, 2007, McAfee expressed an interest in reviewing the entire business of Secure Computing and a further meeting was proposed between the senior management of the two companies. On August 17, 2007, the parties set an agenda for such a meeting, and, on August 23, 2007, McAfee and Secure Computing entered into a Mutual Nondisclosure Agreement to enable the two companies to share certain non-public information.

Representatives of Secure Computing and McAfee met again on September 7, 2007 at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation (which we sometimes refer to in this proxy statement as Wilson Sonsini), outside legal counsel to McAfee, to discuss our business. After performing preliminary due diligence, however, McAfee did not put forward a specific proposal for our consideration.

In response to the July, 2007 contacts made by Citi for buyers for our SafeWord business, one other party requested to be informed if our board of directors was interested in pursuing the sale of our entire business in the future, but did not perform any due diligence with us at that time. Following the unsatisfactory conclusion of these meetings and discussions, we discontinued the active pursuit of a sale of our SafeWord business and focused on other priorities.

In December, 2007, McAfee signed an Original Equipment Manufacturer Agreement with us for our SmartFilter product, increasing the scope of our pre-existing relationship with McAfee, and the companies continued to discuss certain commercial opportunities.

In January, 2008, our board of directors and senior management conducted another periodic review of Secure Computing’s near-term and long-term opportunities and challenges. As part of this review, we directed representatives of Citi to review overall market conditions, security sector trends and a full range of strategic alternatives with our board. We also directed Citi to review various financial analyses, including valuation benchmarking, for Secure Computing. Following a presentation of Citi’s analyses and extensive discussions, our board of directors and senior management began to actively pursue a strategic plan designed to capitalize on market opportunities in network security. Our goal, at the time, was to focus our business on areas of proven success and commit resources where we felt that we could be or become a clear market leader.

In March, 2008, our Original Equipment Manufacturer Agreement with McAfee was amended to again increase the scope of our relationship with respect to our SmartFilter product.

In late March and early April, 2008, after consultation with our management and Citi, our board of directors authorized representatives of Secure Computing and, at our direction, Citi, to contact twelve parties, which included three strategic parties that had been previously contacted regarding the sale of our SafeWord business and two private equity firms, regarding the sale of our SafeWord and SnapGear businesses. Four of those potential buyers subsequently entered into confidentiality agreements with us, and we provided these potential buyers with business and financial information primarily relating to the SafeWord and SnapGear businesses. The other potential purchasers contacted did not submit actionable offers for either of those businesses at that time.

At the April 21-22, 2008 meeting of our board of directors, our board of directors received a revised strategic plan for the company from our management team. Our board of directors then considered the company’s financial performance and market conditions, our place in the market as a public company and various strategic alternatives. Our board of directors acknowledged a need to identify ways to maintain Secure Computing’s business momentum and enhance stockholder value in light of the challenges we faced as a small-cap public company. In the course of this review, our board of directors and management with our financial advisor, Citi, explored various potential strategic alternatives to improve our strategic position and increase stockholder value.

With our board of directors’ approval, our management continued to remain open to and review, in consultation with Citi, various potential strategic options for Secure Computing. At the same time, given the relatively smaller size of the SafeWord and SnapGear businesses, our board of directors engaged America’s Growth Capital (which we sometimes refer to in this proxy statement as AGC) to advise us in connection with the potential divestiture of those assets and revised our arrangement with Citi accordingly. We continued to work with Citi as our financial advisor on potential major strategic alternatives for Secure Computing. On May 14, 2008, we entered into an engagement letter with AGC to assist us with analyzing and evaluating the operations and financial position of the SafeWord and SnapGear businesses and the strategic alternatives with respect to those two businesses.

Also on May 14, 2008, Dan Ryan, Secure Computing’s President and Chief Executive Officer, had lunch with Mr. DeWalt. Messrs. Ryan and DeWalt had become acquainted years earlier while working for their previous employers. Since becoming Secure Computing’s chief executive officer in April 2008 Mr. Ryan had begun meeting with senior executives in the security industry, particularly with significant business partners of the company like McAfee. Over their lunch, Messrs. Ryan and DeWalt discussed industry developments generally and additional business and strategic opportunities between Secure Computing and McAfee. At the conclusion of their lunch, they agreed to keep in touch but made no plans for future discussions.

On July 10, 2008, we entered into a letter of intent with Aladdin Knowledge Systems Ltd. for the sale of our SafeWord business. Our senior management immediately began working on preparing for the sale of that business.

Messrs. Ryan and DeWalt met again at McAfee’s offices in Santa Clara, California on July 22, 2008, this time with Ken Gonzalez, McAfee’s Senior Vice President of Corporate Development, joining them. Messrs. Ryan, DeWalt and Gonzalez discussed industry developments and a possible business transaction between the two companies. Following that meeting, McAfee continued to express interest in Secure Computing. Although we were primarily focused on finalizing a definitive agreement with Aladdin Knowledge Systems for the sale of our SafeWord business, Mr. Ryan indicated to Messrs. DeWalt and Gonzalez that he would be open to continuing discussions regarding a potential business transaction between the two companies.

On July 29, 2008, we announced the sale of our SafeWord business to Aladdin Knowledge Systems.

During the month of August, 2008, we remained focused on closing the sale of the SafeWord business, pursuing the potential sale of our SnapGear business, and pursuing the acquisition of a new business, Securify, Inc. The sale of the SafeWord business ultimately closed on September 4, 2008. We entered into a letter of intent to sell our SnapGear business on August 18, 2008, and entered into a definitive merger agreement to acquire Securify on August 27, 2008. The Securify acquisition ultimately closed on October 1, 2008.

On August 5, 2008, Mr. Gonzalez called Mr. Ryan to further discuss a potential transaction with McAfee. On August 20, 2008, while Mr. Ryan was at the company’s headquarters in San Jose, Mr. DeWalt invited Mr. Ryan to meet with Mr. DeWalt and Mr. Gonzalez later that day. At that meeting, Mr. DeWalt informally suggested a transaction pursuant to which McAfee would acquire all of the outstanding shares of common stock of Secure Computing at a price in the range of $5.00 to $5.25 per common share. Mr. Ryan indicated that the company was not conducting a sale process, that he believed that the suggested price range was below a level that would interest our board of directors, and that the price would likely need to be above $6.00 per common share in order for our board to authorize further discussions. Nonetheless, Mr. Ryan agreed to communicate McAfee’s latest expression of interest in Secure Computing to our board of directors. In turn, Mr. DeWalt communicated McAfee’s firm belief that a transaction at a price per share of common stock at or above $6.00 would not be attractive to McAfee.

On August 22, 2008, our board of directors met informally to discuss the developments with McAfee, but no formal action was taken following that discussion. On August 26-27, 2008, Messrs. DeWalt and Ryan further discussed a potential transaction between the two companies (including price) and during a conversation on August 27, 2008, Mr. DeWalt indicated to Mr. Ryan that McAfee might be prepared to make a non-binding proposal to Secure Computing, subject to satisfactory completion of due diligence and other matters, at a price per share of Secure Computing common stock of $5.75.

We then held a meeting of our board of directors on August 29, 2008, at which Mr. Ryan provided an overview of his discussions with Mr. DeWalt, along with an update of the other transactions we were engaged in at that time. After consultation with representatives of our outside legal counsel, Dorsey & Whitney LLP (which we sometimes refer to in this proxy statement as Dorsey & Whitney), Steve Kozachok, the general counsel of Secure Computing, provided an overview of the board of directors’ fiduciary duties when considering a sale of the entire company. In addition, we directed representatives of Citi to review various financial analyses, including valuation benchmarking and various strategic alternatives, with our board of directors. Our board of directors directed Mr. Ryan to continue ongoing acquisition and divestiture discussions with various third parties and to advise McAfee that its price range was not sufficient to warrant further discussions at that time. Our board of directors also directed management to continue to investigate opportunities for the company to make strategic acquisitions. In addition, after consultation with Citi and our management, our board of directors instructed representatives of Citi to contact senior executives at seven potential acquirors to assess their interest in acquiring Secure Computing at a premium to its latest closing price and 30-day average price at the time of $4.28 and $4.19, respectively.

The next day, representatives of Citi discussed with Mr. Gonzalez and a representative of McAfee’s financial advisor the rationale for a valuation of Secure Computing higher than $5.75 per share of common stock.

Early the following week, Citi contacted the seven potential acquirors as instructed by our board of directors on August 29, 2008. In addition, with our board of directors’ approval, Mr. Ryan contacted another potential acquiror, with whom he had previously communicated, in order to gauge its interest in acquiring Secure Computing. Of the eight parties that were contacted by representatives of Citi and Mr. Ryan, six parties declined to pursue a potential acquisition of Secure Computing, one party did not respond, and the other party, which had been contacted by Mr. Ryan, requested additional information regarding the company in order to determine whether it would be interested in acquiring all or a part of the company. In response to that request, Mr. Ryan and our Chief Financial Officer, Tim Steinkopf, participated in a 1 1/2 hour teleconference during which they provided representatives of the other party with an overview of our business and answered related questions. During that teleconference, Mr. Ryan informed the other party that, due to other discussions we were engaged in, the other party would need to advise the company as soon as possible if it was interested in pursuing discussions with the company. At the conclusion of the meeting, the other party advised Messrs. Ryan and Steinkopf that it would not be interested in pursuing a transaction with the company at that time.

Following the discussions between Citi and Mr. Gonzalez following our August 29th board of directors meeting, McAfee submitted, on September 2, 2008, a non-binding letter of intent to acquire Secure Computing at a price of $5.75 per share of common stock together with a binding agreement providing for a related exclusivity period of four weeks. Upon receiving these documents from McAfee, we instructed representatives of Citi to update the financial analyses, including valuation benchmarking, for Secure Computing for consideration, among other factors, in determining our response to McAfee’s offer. In addition, we sought an amendment to our existing Mutual Nondisclosure Agreement with McAfee and began negotiating the length of the exclusivity period that McAfee requested to complete its due diligence.

On the evening of September 3, 2008, our board of directors held another meeting. Mr. Ryan summarized the developments in his discussions with Messrs. DeWalt and Gonzalez since the August 29, 2008 board of directors meeting, including the receipt of a non-binding letter of intent and related exclusivity letter from McAfee on September 2, 2008. Representatives of Citi provided an update of their conversations with the seven potential acquirors of Secure Computing that they had contacted as well as their discussions with representatives of McAfee and its financial advisor. Mr. Ryan provided a summary of his conversations with the other potential acquiror with whom he had discussions. Our board of directors discussed the general level of interest expressed by the potential acquirors contacted to pursue a transaction with us and also considered our strategic alternatives along with the company’s near-term and long-term prospects, taking into account the current state of the company, industry dynamics, the uncertain financial markets and the macroeconomic environment generally. At the conclusion of the meeting, after extensive discussion, our board of directors unanimously authorized the company to enter into a brief period of exclusivity with McAfee and, with the assistance of our senior management, financial advisor and legal counsel, to negotiate the best possible transaction with McAfee.

On September 4, 2008, the chairman of our board of directors, Richard Scott, contacted Mr. DeWalt to explain why the board of directors believed that the price per share of common stock in any sale of Secure Computing should be greater than $5.75, and that the exclusivity period should be less than four weeks. Various discussions ensued among representatives of McAfee and Secure Computing and, later that day, after extensive negotiations with our management team, McAfee presented us with an updated non-binding letter of intent to purchase Secure Computing at a price in the range of $5.75 to $5.95 per share of common stock. McAfee also agreed that it would pay the liquidation value of our Series A Preferred Stock in accordance with the terms of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock of Secure Computing. Also on September 4, 2008, the parties signed both an amended Mutual Nondisclosure Agreement and an exclusivity letter providing for two weeks of exclusivity for McAfee to conduct its confirmatory diligence and negotiate a definitive merger agreement with us on mutually acceptable terms and conditions, and McAfee sent us a due diligence request list.

Our management team immediately began preparing a management presentation based on a previously presented format from the August, 2007 discussions with McAfee that included a relatively detailed review of our business, operations, strategy and prospects, and, with the assistance of legal counsel, created a restricted access virtual data room to facilitate the production of information McAfee requested to perform its due diligence. Beginning on September 5, 2008, McAfee and its representatives and advisors were granted access to the virtual data room. During the weeks of September 8th and September 15th, the parties held numerous discussions regarding diligence matters.

On September 9, 2008, we entered into an engagement letter with Citi relating specifically to the proposed sale of the entire company to supplement the existing agreement between Citi and Secure Computing. The engagement letter provided for us to pay Citi a fee equal to 1% of the transaction value, plus expenses, but did not require us to pay an additional amount for any fairness opinion delivered by Citi in connection with the sale of the entire company. See the section of this proxy statement entitled “—Opinion of Citigroup Global Markets Inc.” for additional details.

On September 10, 2008, Wilson Sonsini provided a first draft of the merger agreement, which contained the proposed terms of the acquisition, for our review. On the same day, Wilson Sonsini also provided first drafts of voting agreements that McAfee was requiring to be executed by Warburg Pincus Private Equity IX, L.P. (which we sometimes refer to in this proxy statement as Warburg Pincus), the sole holder of our Series A Preferred Stock, and each of our directors and executive officers.

Dorsey & Whitney reviewed and provided a summary of the principal issues raised by the merger agreement and voting agreements to our senior management and board of directors. Our financial advisor, Citi, also reviewed the merger agreement and, at our request, advised us on various deal protection measures, alternative structures of the termination fee and presented ranges of termination fees in precedent transactions. Our board of directors had previously emphasized to management the importance of deal certainty and maintaining appropriate flexibility in responding to an alternative transaction proposal should such a proposal be superior to the McAfee proposal, which messages were conveyed to representatives and advisors of McAfee.

Another meeting of our board of directors was held on Saturday, September 13, 2008. At that meeting, our chief executive officer and chief financial officer provided an update of our financial performance to date in the third quarter. After the update, representatives of Dorsey & Whitney reviewed the board of directors’ fiduciary duties and also reviewed the principal issues raised by the first draft of the merger agreement. Under the first draft of the merger agreement, we would be required to pay McAfee a termination fee of 4% of the merger consideration along with McAfee’s fees and expenses up to $3 million under certain circumstances. Moreover, under the terms contained in the first draft of the merger agreement, our board of directors, management, employees, advisors and representatives would be subject to a restrictive non-solicitation covenant.

Our board of directors considered at some length the proposed deal protection measures, along with the closing conditions, termination rights and termination fees and expenses contained in the initial draft of the merger agreement. Our board also discussed the rationale for the merger and McAfee’s ability to close the transaction. At the conclusion of the meeting, after extensive discussion, our board of directors unanimously agreed that it was in the best interests of Secure Computing and its stockholders for our management to continue discussions with McAfee relating to a possible acquisition of Secure Computing by McAfee, provided that the merger agreement reflect market terms for comparable public transactions in the current economic environment. Our board of directors again reiterated its desire to maintain appropriate flexibility to respond to a competing transaction and to minimize, to the extent possible, the fees and expenses payable in the event that our board decided to terminate the merger agreement.

Following our board of directors meeting, representatives of Dorsey & Whitney sent an issues list to Wilson Sonsini identifying the primary issues raised in the draft merger agreement, as updated to reflect our board’s input, and then prepared a mark-up of the merger agreement. In addition, our management, with the assistance of Dorsey & Whitney, began preparing a draft of the disclosure schedules contemplated by the merger agreement.

We have been informed by McAfee that, on September 14, 2008, McAfee held a meeting of its board of directors to discuss the progress being made on the discussions and negotiations with Secure Computing. At that meeting, Mr. DeWalt and members of McAfee’s management team updated McAfee’s board of directors on its due diligence and progress, certain issues with respect to the merger agreement and other legal documentation and the proposed acquisition of Secure Computing generally.

During the week of September 15th, the parties discussed the role senior management of Secure Computing would play in McAfee after the closing of the transaction, including at a meeting on September 16, 2008 between Messrs. Ryan, Steinkopf and Cross of Secure Computing and Messrs. DeWalt and Pimental of McAfee. Also during that week, McAfee continued with its due diligence and representatives of Dorsey & Whitney and Wilson Sonsini, along with their respective clients, continued to negotiate the merger agreement during such time. As part of those negotiations, McAfee offered to reduce the termination fee to 3.5% of the merger consideration.

Also during the week of September 15th, Warburg Pincus, with the assistance of its legal counsel, Willkie Farr & Gallagher LLP (which we sometimes refer to in this proxy statement as Willkie Farr), began negotiating the terms of the voting agreement among McAfee, Warburg Pincus and Warburg Pincus’ designee to our board of directors. In addition, the parties discussed whether the warrant held by Warburg Pincus to purchase shares of our common stock would be assumed by McAfee in accordance with the terms of the warrant. On September 20, 2008, representatives of Willkie Farr and Wilson Sonsini finalized the terms of the voting agreement to be signed by Warburg Pincus and its board of directors designee in connection with the transaction. Warburg Pincus also agreed to terminate and cancel its warrant upon the closing of the transaction.

Early in the morning on September 21, 2008, we distributed to our board of directors the then current form of the merger agreement, a summary of the merger agreement, the voting agreements to be signed by each of our directors and the executive officers (as requested by McAfee), the form of offer letter, the form of non-competition agreement and the form of invention assignment agreement to be signed by each of our executive officers, and Citi’s fairness opinion presentation. That same day, we, McAfee and our respective representatives continued to work on finalizing the merger agreement and the disclosure schedules. In addition, we continued to respond to diligence requests by McAfee and its representatives.

That afternoon, Mr. Scott held a brief conversation with Mr. DeWalt concerning the price being proposed for shares of our common stock and certain concerns of McAfee arising out of the results of its due diligence. At 6:00 p.m. Central time that evening, we held another meeting of our board of directors. At the outset of that meeting, Mr. Scott provided our board of directors with an update on the specific negotiation points he had discussed with Mr. DeWalt. In addition, Mr. Ryan updated the board of directors on the current state of the negotiations with McAfee generally. Mr. Ryan noted that over the weekend, there had been numerous conference calls regarding certain diligence items on which McAfee had focused its attention. As a result of these various discussions and the completion of its more detailed due diligence, Mr. DeWalt informed Mr. Ryan that McAfee was reducing its financial projections for Secure Computing. Consequently, Mr. DeWalt informed Mr. Ryan that McAfee would only be willing to pay $5.60 per share of common stock of Secure Computing. Our board of directors discussed the new proposed price for our shares of common stock and requested an update on the current state of the merger agreement.

Representatives of Dorsey & Whitney then provided our board of directors with an update on the substantially final merger agreement and reviewed with our board of directors the principal terms of the merger agreement, including the non-solicitation clause, the termination fee and the closing conditions. In particular, the non-solicitation covenant now permitted our board of directors to terminate the merger agreement in order to accept a superior proposal to McAfee’s proposal and allowed our board of directors to change its recommendation in response to the occurrence of a material intervening event unknown to our board of directors on the date of the merger agreement. In addition, the merger agreement provided for more limited circumstances upon which a termination fee would be payable, provided for a termination fee of 3.25% of the merger consideration, and no longer included the requirement to reimburse McAfee’s fees and expenses (in addition to the payment of the termination fee). Representatives of Dorsey & Whitney indicated that the merger agreement had been substantially finalized other than the price to be paid for the common shares and the calculation of the termination fee (which was based on the merger consideration), but that the disclosure schedules were still being finalized. Finally, representatives of Dorsey & Whitney reviewed the board of directors’ fiduciary duties, including the circumstances in which our board of directors could consider alternative transaction proposals, and answered our board’s questions relating to its duties and the transaction documents.

Our board discussed the merger agreement and further discussed the lower price of $5.60 per share of common stock being proposed by McAfee. Our board of directors also considered the current state of the company, including, among other things, industry dynamics, the financial markets and the macroeconomic environment generally. Messrs. Ryan and Steinkopf updated our board on the company’s financial performance to date for the third quarter. In addition, our board of directors was informed that, in order to obtain the most value for Secure Computing’s common stockholders, Warburg Pincus had agreed to terminate its warrant and our executive officers had agreed to forego certain payments in connection with the closing of the transaction.

Following a discussion by our board of directors of our current performance and the proposed transaction generally, our board of directors concluded that $5.60 per share of common stock was unacceptable and that McAfee would need to increase their offer to at least $5.75 per share of common stock as indicated in its September 4, 2008 non-binding letter of intent. Representatives of Citi, at our request, then presented to our board of directors their materials with respect to the financial aspects of the transaction, after which representatives of Citi delivered to our board of directors an oral opinion, which was subsequently confirmed in writing, that, as of September 21, 2008, and based upon and subject to the factors and assumptions set forth in its written opinion, $5.75 per share of common stock was fair from a financial point of view to the holders of our common shares. See the section of this proxy statement entitled “—Opinion of Citigroup Global Markets Inc.” for additional details.

After additional extensive discussion, our board of directors instructed Mr. Ryan to call Mr. DeWalt to communicate that the transaction did not have the support of our board of directors at $5.60 per share of common stock, at which time Mr. Ryan left the meeting of our board of directors to do so. After some discussion with Mr. DeWalt, during which Mr. DeWalt told Mr. Ryan that he did not know whether the McAfee board of directors would approve a transaction at $5.75 per share of common stock, Mr. Ryan returned to the meeting of our board of directors. Following Mr. Ryan’s report of his discussions with Mr. DeWalt, and after further discussion and careful consideration of a variety of factors, our board of directors determined that it was advisable, fair and in the best interests of Secure Computing and its stockholders to approve the merger and enter into the merger agreement at a price per common share of no less than $5.75 per share of common stock, and therefore approved the merger agreement, the merger and the related transactions, and unanimously resolved to recommend that Secure Computing stockholders vote in favor of the adoption of the merger agreement, provided that the price per share of common stock was not less than $5.75 per share.

We have been informed by McAfee that on the evening of September 21, 2008, McAfee held a special meeting of its board of directors, at which, after extensive discussion with McAfee’s management and McAfee’s legal and financial advisors, McAfee’s board of directors approved, among other things, the merger agreement (including the price per share to be paid for Secure Computing’s common stock) and the related transactions and agreements.

After further discussions with Mr. DeWalt and after McAfee’s board of directors’ meeting, Mr. Ryan reported to our board of directors that a price of $5.75 per share of common stock had been agreed to by McAfee.

Later that evening, McAfee presented employment offers to our six executive officers. In order to finalize the transaction, these officers were asked by McAfee to waive certain of their contractual rights, including the right to a cash payment upon a change in control of Secure Computing and the acceleration of vesting of various equity awards that would have resulted in the payment of merger consideration for each such executive officer’s previously unvested equity awards. In addition, McAfee requested that all such executive officers sign a voting agreement, agreeing to vote in favor of the transaction, a non-competition agreement and an invention assignment agreement. In order to facilitate the transaction, our executive officers agreed to waive or delay certain of their rights and agreed to enter into the requested agreements with McAfee. In exchange, McAfee agreed to make certain payments if such executive officers are terminated without cause following the closing of the transaction.

Later that evening, after finalizing the disclosure schedules to the merger agreement, the parties exchanged signature pages to the merger agreement and the related agreements. The parties announced the transaction by joint press release on the morning of September 22, 2008 prior to the opening of market trading.

Recommendation of our Board of Directors

Reasons for the Merger.    In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

the possible alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof; management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with McAfee; and the likelihood that a third party would offer a higher price than the $5.75 in cash per share of common stock offered by McAfee;

•

the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, the trend toward consolidation in the enterprise gateway security solutions markets; and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

•

the size of Secure Computing and related economies of scale, and that the diversification of our product offerings beyond the level that may be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current enterprise gateway security solutions environment;

•	the likelihood that the merger would be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the merger will be obtained;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

•	the consideration to be received by our stockholders in the merger, including the form of such consideration.

Our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to:

•

discussions with our management team regarding our business, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these prospects; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent;

•

a review of the possible alternatives to a sale of Secure Computing, including remaining independent and growing our business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the value to our stockholders of such alternatives; the timing and likelihood of actually achieving additional value from these alternatives; and our board of directors’ assessment that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the merger;

•

the risks associated with Secure Computing remaining an independent company, including the increased competition, the significant and increasing cost of complying with our obligations as a publicly traded company, our anticipated operating performance and a review of ongoing product development initiatives;

•

the belief by our management that the merger will allow for enhanced products and opportunities for our partners, clients and customers, and our management’s view that the relatively limited overlap between us and McAfee will minimize the impact of the merger on our customers and employees;

•

the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the $5.75 per share of our common stock in cash, without interest, to be paid as the consideration in the merger represented an approximate 27% premium over the closing price of our common stock on September 19, 2008 (the last trading day prior to the public announcement of the merger); an approximate 37% premium over the average closing price of our common stock during the 30-day trading period prior to the public announcement of the merger; and an approximate 39% premium over the average closing price of our common stock during the 90-day trading period prior to the public announcement of the merger;

•

the opinion of Citigroup Global Markets Inc. to our board of directors that, as of September 21, 2008, and based upon and subject to the considerations and limitations set forth therein, the $5.75 per share of our common stock in cash to be received by the holders of shares of our common stock was fair from a financial point of view to such holders, as more fully described in the section of this proxy statement entitled “The Merger—Opinion of Citigroup Global Markets Inc.” beginning on page •. The full text of the written opinion of Citi, dated September 21, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this proxy statement and is incorporated by reference in its entirety to this proxy statement;

•

the belief by our board of directors that we had obtained the highest price per share that McAfee was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock;

•	the availability of appraisal rights for Secure Computing stockholders who properly exercise their statutory appraisal rights under Delaware law; and

•	the terms of the merger agreement, as reviewed by our board of directors with our outside legal advisors, including:

•	the structure of the merger;

•	the representations and warranties;

•	the conditions to our and McAfee’s respective obligations;

•

the ability of our board of directors, under specified circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to McAfee of a termination fee of $16,135,000, to terminate the merger agreement to accept a superior proposal;

•

the likelihood that the merger would be consummated in light of the conditions to McAfee’s obligation to complete the merger, McAfee’s financial capability and the absence of any financing condition to McAfee’s obligation to complete the merger; and

•

the negotiated exclusions to the definition of a “material adverse effect” in the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties” beginning on page •.

In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:

•	the fact that our stockholders will not participate in any future growth potential of Secure Computing or McAfee or any synergies resulting from the merger;

•

the possibility that the merger might not be completed and the effect of the public announcement and pendency of the merger on our management attention, our ability to retain employees, our relationship with customers and suppliers, and our sales, operating results and stock price and our ability to attract and retain key management and sales, marketing and technical personnel;

•	the restrictions the merger agreement imposes on soliciting competing bids and the fact that we may be obligated to pay to McAfee the $16,135,000 termination fee under specified circumstances;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•

the fact that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes; and

•

that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our stockholders. See the section of this proxy statement entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page •.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation.    After careful consideration, and taking into account all of the factors outlined below, our board of directors unanimously determined that it is advisable, fair to and in the best interests of Secure Computing and its stockholders for Secure Computing to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, and our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. Our board of directors also recommends that Secure Computing stockholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Opinion of Citigroup Global Markets Inc.

Citi was retained to act as exclusive financial advisor to Secure Computing in connection with the merger. Pursuant to Secure Computing’s engagement letter agreement with Citi, dated September 9, 2008, Citi rendered an oral opinion to Secure Computing’s board of directors on September 21, 2008, which was subsequently confirmed by delivery of a written opinion dated September 21, 2008, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citi’s work described below and other factors Citi deemed relevant, the merger consideration of $5.75 per share of Secure Computing’s common stock was fair, from a financial point of view, to the holders of Secure Computing’s common stock.

The full text of Citi’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex C to this proxy statement. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Secure Computing’s common stock are urged to read the entire Citi opinion carefully.

Citi’s opinion was limited solely to the fairness of the merger consideration from a financial point of view as of the date of the opinion. Neither Citi’s opinion nor the related analyses constitute a recommendation of the proposed merger to Secure Computing’s board of directors or any holder of Secure Computing’s common stock or Series A Preferred Stock. Citi makes no recommendation to any holder of Secure Computing’s common stock or Series A Preferred Stock regarding how such holder should vote with respect to the merger.

In arriving at its opinion, Citi reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Secure Computing and certain senior officers and other representatives and advisors of McAfee concerning the business, operations and prospects of Secure Computing. Citi examined certain publicly available business and financial information relating to Secure Computing as well as certain financial forecasts and other information and data relating to Secure Computing, which were provided to or discussed with Citi by the management of Secure Computing. Citi reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Secure Computing’s common stock;

•	the historical and projected earnings and other operating data of Secure Computing; and

•	the capitalization and financial condition of Secure Computing.

Citi considered, to the extent publicly available, the financial terms of certain other transactions that Citi considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Secure Computing. In connection with its engagement and at the direction of Secure Computing, Citi was requested to approach and held discussions with selected third parties to solicit indications of interest in the possible acquisition of all or, in certain instances, part of Secure Computing. In addition to the foregoing, Citi conducted such other analyses and examinations and considered such other information, and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the management of Secure Computing that they were not aware of any relevant information that had been omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Secure Computing provided to or otherwise reviewed by or discussed with it, Citi was advised by the management of Secure Computing that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Secure Computing as to the future financial performance of Secure Computing.

Citi assumed, with the consent of Secure Computing’s board of directors, that the merger will be consummated in accordance with the terms of the merger agreement dated September 21, 2008, without waiver, modification, or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Secure Computing or the merger.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Secure Computing nor did Citi make any physical inspection of the properties or assets of Secure Computing. Citi expresses no view as to, and Citi’s opinion does not address the underlying business decision of Secure Computing to effect, the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Secure Computing or the effect of any other transaction in which Secure Computing might engage. Citi’s opinion also does not express any view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger or any class of such persons, relative to the merger consideration. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

The following is a summary of the material financial analyses presented to Secure Computing’s board of directors in connection with Citi’s opinion dated September 21, 2008. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to September 19, 2008, and is not necessarily indicative of current or future market conditions.

***

52-Week Trading Range

Citi reviewed the performance of Secure Computing’s common stock, including the trading volume of Secure Computing’s common stock, during the 52-week period ended September 19, 2008. Citi noted, among other matters, that the average per share price of Secure Computing’s common stock for this period was $7.01 and during this period, Secure Computing’s common stock traded in a range of $3.41 to $10.54. Citi also reviewed similar information for the 90-day period ended September 19, 2008, and noted, among other matters, that for this period, the average per share price of Secure Computing’s common stock was $4.13, the volume weighted average price of Secure Computing’s common stock was $4.08 and the highest volume of trading occurred when Secure Computing’s common stock traded in a range of $3.70 to $3.89 per share. Citi noted that the common stock per share consideration of $5.75 in the merger was above that range. Citi further noted that the closing price of Secure Computing’s common stock on September 19, 2008, the last trading day prior to the announcement of the merger, was $4.52, which is below the common stock per share consideration of $5.75 in the merger.

Analyst Price Targets

Citi compared the common stock per share consideration of $5.75 in the merger to the present value of Wall Street analysts’ forward price per share targets for Secure Computing’s common stock, as of September 19, 2008. As of that date, certain of the research analysts that covered Secure Computing published forward price per share targets for Secure Computing’s common stock between $4.00 and $8.00. Citi discounted the forward price per share targets back to September 19, 2008 using a discount rate of 12.0%, which was derived using a capital asset pricing model based on an industry peer group. The results of this analysis indicated a range between $3.57 and $7.14 for the present value of the analysts’ forward price per share targets for Secure Computing’s common stock. Citi noted that the common stock per share consideration of $5.75 in the merger was within that derived range.

Stock Trading History and Implied Transaction Premiums

Citi considered the common stock per share consideration of $5.75 in the merger and calculated the implied premiums represented relative to the closing price of Secure Computing’s common stock on September 19, 2008, the highest and lowest intraday stock price for Secure Computing’s common stock for the 52-week period ended September 19, 2008 and the average closing stock prices of Secure Computing’s common stock for the 10-day, 30-day, 90-day and one-year periods ended September 19, 2008. The results of this analysis are set forth below:

Date	Historical Share Price	Implied Premium/ (Discount)
Price on 9/19/08	$4.52	27.2%
10-Day Average as of 9/19/08	$4.03	42.6%
30-Day Average as of 9/19/08	$4.19	37.3%
90-Day Average as of 9/19/08	$4.13	39.3%
1-Year Average as of 9/19/08	$7.01	(18.0)%
1-Year High as of 9/19/08	$10.54	(45.4)%
1-Year Low as of 9/19/08	$3.41	68.6%

Citi compared the results of this analysis to a broad selection of precedent transactions for which median premiums paid in 2007 and 2008 were determined. These transactions were limited to public transactions, in all industries, excluding financial institutions and real estate investment trusts, between 2007 and 2008, with a total deal value between $200 million and $1,000 million. Citi relied on research published by Securities Data Corp. to determine premiums paid in these transactions. Calculations of premiums were based on the announcement date unless the target confirmed a sale process or merger talks within six months or rumors surfaced within one month.

Citi observed that the median premium the acquiror paid above the closing price of the target’s stock on the last trading day prior to the announcement of the transaction was 25% for transactions announced in 2007 and 2008. Citi further observed that the median premium the acquiror paid above the average closing price of the target’s stock for the 30-day period ended on the last trading day immediately prior to the announcement of the transaction was 30% for transactions announced in 2007 and 35% for transactions announced in 2008. Citi noted that the common stock per share consideration of $5.75 in the merger represented a premium greater than the noted median premiums Citi observed in its analysis of precedent transactions in 2007 and 2008.

In addition, Citi compared the results of this analysis to public acquisitions in the software industry for which median premiums paid since 2004 were determined. Citi relied on an internally prepared analysis, based on publicly available information for 129 acquisitions within the software industry since 2004. Citi observed that for these public transactions in the software industry since 2004, the median premium the acquiror paid above the closing price of the target’s stock on the last trading day prior to the announcement of the transaction was 25% and the median premium the acquiror paid above the average closing price of the target’s stock for the 30-day period ended on the last trading day immediately prior to the announcement of the transaction was 30%. Citi noted that the common stock per share consideration of $5.75 in the merger represented a premium above the noted median premiums Citi observed in its analysis of public acquisitions in the software industry since 2004.

Comparable Companies Analysis

Citi compared financial, operating and stock market data and forecasted financial information for selected publicly traded companies that Citi deemed appropriate with similar information for Secure Computing. While all of the comparable companies listed below were evaluated and considered in Citi’s analysis, the comparable companies listed under the category “Small Cap Security” below were considered most relevant because of their focus, business, size, maturity and various other characteristics relative to Secure Computing. The selected comparable companies considered by Citi were:

Mid Cap Security

•	Check Point Software Technologies Ltd.

•	McAfee, Inc.

•	Trend Micro Inc.

Small Cap Security

•	Aladdin Knowledge Systems Ltd.

•	ArcSight, Inc.

•	Blue Coat Systems Inc.

•	Entrust Inc.

•	VASCO Data Security International Inc.

•	Websense, Inc.

•	SonicWALL, Inc.

•	Sourcefire, Inc.

Other Networking / Appliance Vendors

•	Acme Packet, Inc.

•	Blue Coat Systems Inc. (also listed in small cap security group)

•	F5 Networks Inc.

•	Netgear Inc.

•	Riverbed Technology, Inc.

For each of the selected comparable companies and Secure Computing, Citi derived and compared, among other things:

•	equity value;

•	firm value;

•	projected revenue for calendar year, or CY, 2008 and CY2009;

•	projected 2007-2008 and 2008-2009 revenue growth;

•	the ratio of firm value to each of actual last twelve-months, or LTM, revenue, projected CY2008 revenue and projected CY2009 revenue;

•	the ratio of firm value to earnings before interest and tax, or EBIT, in projected CY2008 and CY2009; and

•	the ratio of common stock price to actual LTM adjusted earnings per share, or EPS, projected CY2008 EPS and projected CY2009 EPS.

Equity value was calculated as the sum of all shares of common stock, assuming the exercise of all in-the-money options and the conversion of in-the-money convertible securities multiplied by the common stock closing price as of September 19, 2008, less the proceeds from the exercise of the in-the-money options. Firm value was calculated as the value equal to the sum of:

•	equity value; plus

•	non-convertible indebtedness; plus

•	non-convertible preferred stock; plus

•	minority interest; plus

•	out-of-the-money convertibles; minus

•	investments in unconsolidated affiliates and cash, as appropriate.

Equity value for Secure Computing reflected 68.8 million diluted shares of common stock using the treasury stock method. Firm value for Secure Computing included adjustments for Secure Computing’s reported pro-forma cash balance as of June 30, 2008 of $40.6 million, the accreted value of the Series A Preferred Stock, amounts accrued for the purchase of Securify and litigation reserves for the Finjan lawsuit.

For each of the selected comparable companies, LTM data was based on the latest four reported quarters of financial information. The forecasted financial information used by Citi in the course of this analysis for each of the comparable companies was based on consensus projections published by FactSet Research Systems Inc. and Reuters Corporation, as of September 19, 2008. The historical financial information used by Citi in the course of this analysis was based on publicly available historical information and a combination of both public and nonpublic historical information for SafeWord and Securify provided to Citi by Secure Computing’s management.

For Secure Computing, LTM data was based on the latest four reported quarters of historical financial information, adjusted for Secure Computing’s disposition of SafeWord and acquisition of Securify as if they had occurred at the beginning of the respective period. Citi relied upon forecasts prepared by Secure Computing’s management for the forecasted financial information for Secure Computing, and these projections reflected Secure Computing’s disposition of SafeWord and acquisition of Securify. These financial projections, which included reported historical results for the first six-months of 2008, were adjusted to reflect the disposition of SafeWord and acquisition of Securify as if they occurred at the beginning of the respective period.

The results of this analysis were as follows:

($ in millions)
			Projected Revenue		Projected Revenue Growth		Firm Value/Projected Revenue			Firm Value/EBIT			P/E Ratio
Summary Statistics	Equity Value	Firm Value	CY08	CY09	2007-08	2008-09	LTM	CY08	CY09	CY08		CY09	LTM	CY08	CY09
Mean- All	$1,619	$1,274	$461	$523	23.9%	16.1%	2.6x	2.3x	2.0x	12.4x		9.6x	22.1x	20.9	17.4x

Median- All	560	456	331	360	20.1	15.8	2.7	2.5	2.0	12.5		9.8	21.0	19.0	16.6

Mean Operating Margin < Group Avg.	$444	$326	$261	$310	24.0%	19.0%	1.6x	1.5x	1.2x	NM	*	NM	NM	NM	NM

Median – Operating Margin <Group Avg.	323	225	126	160	18.9	20.8	1.6	1.5	1.3	NM		NM	NM	NM	NM

Secure Computing (as of 09/19/08 closing price of $4.52)	$311	$375	$256	$287	6.7%	12.1%	1.5x	1.5x	1.3x	21.7x		16.2x	20.6x	25.2x	17.6x

*	NM indicates statistic is not meaningful.

Citi applied the results of this analysis to, among other things, Secure Computing’s LTM revenue, projected CY2008 revenue, projected CY2008 EPS, projected 2009 EPS taxed at projected tax rates by Secure Computing’s management and projected 2009 EPS taxed at a full tax rate of 39%, to determine:

•	the ranges of implied firm value;

•	the ranges of implied equity value; and

•	the ranges of implied equity value per share.

Based on these analyses, Citi derived an implied per share reference range based on revenue multiples for the equity value of Secure Computing’s common stock between $3.92 and $5.94. Citi also derived an implied per share reference range based on EPS multiples, which implied a per share reference range for the equity value of Secure Computing’s common stock between $2.60 and $4.63. Citi noted that the common stock per share consideration of $5.75 in the merger was within the revenue multiples derived range and above the EPS multiples derived range.

Precedent Transactions Analysis

Citi reviewed publicly available information for a broad group of meaningful merger and acquisition transactions in the security, networking and infrastructure software segments, from 2004 to current, and for which the target company’s expected forward revenue growth rate was between 0% and 20%.

The precedent transactions reviewed by Citi were:

Transaction: Announcement Date/Acquiror/Target

•	06/06/08: Sopra Group S.A. / Tumbleweed Communications Corporation

•	03/05/08: Blue Coat Systems, Inc. / Packeteer, Inc.

•	07/30/08: Aladdin Knowledge Systems, Inc. / SafeWord (a Secure Computing product line)

•	07/23/07: Hewlett-Packard Co. / Neoware, Inc.

•	04/26/07: Websense, Inc. / SurfControl plc.

•	04/05/07: Software AG / webMethods, Inc.

•	03/05/07: Vector Capital Corporation / SafeNet, Inc.

•	11/02/06: Oracle Corp. / Stellent, Inc.

•	07/07/06: Open Text Corporation / Hummingbird Ltd.

•	06/28/05: Sun Microsystems Inc. / SeeBeyond Technologies Corporation

•	11/14/05: The Gores Group, LLC / Enterasys Networks, Inc.

•	10/03/05: Symantec Corp. / BindView Development Corporation

•	04/29/04: BMC Software, Inc. / Marimba, Inc.

•	03/04/04: Serena Software, Inc. / Merant plc.

For the selected transactions noted above and the merger, Citi derived and compared, among other things:

•	implied firm value of the target company;

•	the LTM revenue and the projected next twelve months or next fiscal year, or FWD, revenue;

•	revenue growth based on FWD revenue compared to LTM revenue;

•	the ratio of the target’s firm value to its LTM revenue and FWD revenue;

•	the ratio of the target’s firm value to EBIT; and

•	the FWD EBIT margin.

With respect to the financial information for the companies involved in the precedent transactions, Citi relied on information available in public documents, Wall Street research, press announcements and historical estimates from FactSet Research Systems Inc. and Reuters Corporation. Ratios of firm value to FWD revenue were determined using estimates as of the time of announcement of each transaction. For each of the precedent transactions, LTM was based on the latest four reported quarters of financial information. FWD price-to-earnings multiples, FWD revenue and FWD EBIT were based on either the next four quarters or next fiscal year pro-forma earnings. The premiums were calculated using premium to stock prices. For Secure Computing, LTM and forecasted information was determined using the same methodology as previously described in Citi’s analysis under the section entitled “—Comparable Companies Analysis.”

Citi then applied the criterion that the target company had to be sufficiently profitable at the time of the transaction such that a meaningful ratio of firm value to EBIT could be derived and evaluated to the group of fourteen precedent transactions listed above. The eight selected precedent transactions that met this target profitability test were:

•	03/05/08: Blue Coat Systems, Inc. / Packeteer, Inc.

•	03/05/07: Vector Capital Corporation/ SafeNet, Inc.

•	11/02/06: Oracle Corp. / Stellent, Inc.

•	07/07/06: Open Text Corporation / Hummingbird Ltd.

•	11/14/05: The Gores Group, LLC / Enterasys Networks, Inc.

•	10/03/05: Symantec Corp. / BindView Development Corporation

•	04/29/04: BMC Software, Inc. / Marimba, Inc.

•	03/04/04: Serena Software, Inc. / Merant, Plc.

The results of these analyses were as follows:

($ in millions)
		Revenue			Firm Value/ Revenue
	Implied Firm Value	LTM	FWD	Revenue Growth LTM to FWD	LTM	FWD	Firm Value/ FWD EBIT	Fwd EBIT Margin
Mean	$303	$173	$188	11.7%	2.2x	2.0x	14.5x	9.5%
Median	283	138	157	13.3	2.2x	1.9x	12.4x	12.3

Citi applied the results of this analysis to, among other things, Secure Computing’s LTM revenue, projected CY2008 revenue and projected CY2009 EBIT to determine:

•	the ranges of implied firm value;

•	the ranges of implied equity value; and

•	the ranges of implied equity value per share.

In determining the equity value of Secure Computing’s common stock for the purposes of this analysis, the equity value for Secure Computing described in Citi’s “Comparable Companies Analysis” description was adjusted to include certain unvested restricted stock units. Firm value for Secure Computing, as previously described in Citi’s analysis under the section entitled “—Comparable Companies Analysis,” was adjusted for the 5% change in control premium associated with the Series A Convertible Preferred Stock in accordance with its terms.

Based on these analyses, Citi derived an implied per share reference range based on revenue multiples for the equity value of Secure Computing’s common stock between $5.62 and $6.87. Citi also derived an implied per share reference range based on EBIT multiples, which implied a per share reference range for the equity value of Secure Computing’s common stock between $3.04 and $5.49. Citi noted that the common stock per share consideration of $5.75 in the merger was within the revenue multiples derived range and above the EBIT multiples derived range.

Present Value of Secure Computing’s Future Share Price

Citi performed an analysis of the present value of a potential equity value per share of Secure Computing’s common stock as of December 31, 2009 and December 31, 2010. For purposes of the analysis, Citi relied upon projections prepared by Secure Computing’s management for revenue, operating income, effective tax rates and interim cash flow generated (net of future payments associated with the Securify acquisition). For purposes of the analysis, Citi assumed the following:

•

a ratio of the price per share of Secure Computing’s common stock to estimated earnings per share for both 2010, or forward (2010) P/E, and 2011, or forward (2011) P/E, between 14.0x and 18.0x, based on forward P/E of a peer group chosen in consideration of trading levels as of September 19, 2008, as well as normalized, long-term trading levels;

•	that the Series A Preferred stock would accrue interest in accordance with its terms without a change of control premium;

•

a range of diluted shares outstanding based on basic shares outstanding as of the close of business on September 18, 2008 as adjusted using the treasury stock method for the impact of in-the-money options at various implied prices, with interim share increases assumed to be negated by offsetting share repurchases; and

•	a discount rate of 12.0%, which was derived using a capital asset pricing model based on an industry peer group.

The derived price per share of Secure Computing’s common stock as of December 31, 2009 and December 31, 2010, was discounted back to September 19, 2008. For purposes of this analysis, Citi valued Secure Computing’s latest reported pro-forma cash balance of $40.6 million as of June 30, 2008, on a dollar-for-dollar basis, adjusted for litigation reserves for the Finjan lawsuit. The results of this analysis were as follows:

	Applying Forward P/E at end of 2009			Applying Forward P/E at end of 2010
Selected forward P/E range	14.0x	16.0x	18.0x	14.0x	16.0x	18.0x

Present Value of Future Price ($ per share)	$3.82	$4.39	$4.95	$5.59	$6.34	$7.09

Based on this analysis, Citi derived an implied per share reference range for the equity value of Secure Computing’s common stock between $3.82 and $4.95 using the present value of the derived equity value as of December 31, 2009 and a range of $5.59 and $7.09 using the present value of the derived equity value as of December 31, 2010. Citi noted that the common stock per share consideration of $5.75 in the merger was above the range of present values for December 31, 2009 and within the range of present values for December 31, 2010.

***

Citi’s advisory services and opinion were provided for the information of Secure Computing’s board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to Secure Computing or a recommendation to any holder of Secure Computing’s common stock as to how that holder should vote on any matters relating to the merger.

The preceding discussion is a summary of the material financial analyses furnished by Citi to Secure Computing’s board of directors, but it does not purport to be a complete description of the analyses performed by Citi or of its presentation to Secure Computing’s board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citi made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citi believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citi, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citi and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citi selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in this analysis is identical to Secure Computing and no precedent transaction is identical to the merger. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which Secure Computing is being compared.

In its analyses, Citi made numerous assumptions with respect to Secure Computing, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Secure Computing and McAfee. Any estimates contained in Citi’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Secure Computing, McAfee, Secure Computing’s board of directors, McAfee’s board of directors, Citi or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citi’s analyses were prepared solely as part of Citi’s analysis of the fairness of the merger consideration and were provided to Secure Computing’s board of directors in that connection. The opinion of Citi was only one of the factors taken into consideration by Secure Computing’s board of directors in making its determination to approve the merger agreement and the merger. See the sections of this proxy statement entitled “—Background to the Merger” and “—Recommendation of our Board of Directors.”

Citi is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Secure Computing selected Citi to act as financial advisor to the board of directors of Secure Computing in connection with the proposed merger on the basis of Citi’s international reputation.

Pursuant to its engagement letter with Secure Computing, Secure Computing has agreed to pay Citi an aggregate fee equal to 1.0% of the “Transaction Value,” which fee is contingent upon the consummation of the merger. The term “Transaction Value” will be equal to the total proceeds and other consideration paid to or received by, or to be paid or received (including amounts paid into escrow) by, Secure Computing, its affiliates and its security holders, including, but not necessarily limited to, owners of Secure Computing’s common stock, including any restricted stock units, convertible preferred stock, options, warrants or other such securities that give holders the right to acquire or convert into equity ownership in Secure Computing, regardless of the structural treatment of such securities in the transaction, in connection with the merger, including without limitation, (a) cash, (b) notes, securities and other property, which will be valued at their fair market value, (c) all debt from borrowed money (at the greater of face value or the value required to be paid to retire such obligations in connection with the transaction) outstanding as of the closing date of the transaction or directly or indirectly assumed, refinanced, extinguished or consolidated, (d) payments made in installments and (e) the net present value of any contingent payments (whether or not related to future earnings or operations). Regardless of whether the merger is consummated, Secure Computing has also agreed to reimburse Citi for reasonable travel and other expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Citi and its affiliates in the past have provided services to Secure Computing unrelated to the proposed merger, for which services Citi and its affiliates have received compensation, including, without limitation, acting as administrative agent, joint lead arranger and/or lender under certain credit facilities of Secure Computing. Secure Computing paid off the remaining principal balances of these credit facilities in full in September of 2008. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Secure Computing and McAfee for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Secure Computing, McAfee and their respective affiliates.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, McAfee entered into (i) a voting agreement with each of our directors and each of our executive officers, in their capacity as stockholders, and (ii) a voting agreement with Warburg Pincus Private Equity IX, L.P., the holder of all of our Series A Preferred Stock. As of the record date for the Secure Computing special meeting, an aggregate of • shares of our common stock and 700,000 shares of our Series A Preferred Stock were subject to the voting agreements, representing approximately • of the outstanding capital stock of Secure Computing. The voting agreements are attached as Annex B hereto.

Pursuant to the voting agreements, the parties described above have agreed, among other things, to vote all of their shares of Secure Computing capital stock:

•	in favor of the adoption of the merger agreement and any matter that would reasonably be expected to facilitate the merger; and

•

against any acquisition proposal other than the merger and against any proposal that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any other transaction contemplated by the merger agreement.

In addition, each of these parties has given representatives of McAfee an irrevocable proxy to vote their shares of Secure Computing capital stock in this manner.

The voting agreements prohibit each of the parties described above from transferring any shares of Secure Computing capital stock at any time prior to the termination of the voting agreement, except that each of those parties (except Warburg Pincus) will be able to:

•	exercise any stock options or warrants to purchase our common stock held by such party;

•	transfer or otherwise dispose of shares of capital stock to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; or

•	transfer or otherwise dispose of shares of capital stock to any member of such party’s immediate family, or to a trust for the benefit of such party or any member of such party’s immediate family.

As a condition precedent to any such transfer, the transferee must agree to be bound by the terms of the relevant voting agreement, and, if requested by McAfee, must execute a proxy in favor of McAfee to vote their shares of Secure Computing capital stock in the manner described above.

Each of the parties described above has also agreed not to exercise any appraisal or similar rights under Section 262 of the General Corporation Law of the State of Delaware, as amended, in connection with the merger. Those parties also agreed not to deposit any shares of our capital stock in a voting trust, grant any proxy in respect of such shares of our capital stock, or enter into any arrangement with any person with respect to the voting of such shares.

Each voting agreement terminates upon the earlier to occur of a valid termination of the merger agreement or the effective date of the merger, except for the voting agreement with Warburg Pincus, which terminates upon the earliest to occur of (a) termination of the merger agreement; (b) the effectiveness of the merger; and (c) such date and time of any amendment, modification, change or waiver to the merger agreement executed after the date of the voting agreement that either results in (i) a change in the Base Amount, the Liquidation Amount or the Preferred Stock Merger Consideration (in each case, as defined in the merger agreement) or the definitions thereof in the merger agreement as they exist as of the date of the voting agreement or Warburg Pincus receiving an amount at the effective time of the merger that is less than the Liquidation Value (as defined in the Certificate of Designations, Preferences and Rights of the of Series A Convertible Preferred Stock), as determined in accordance with the terms of such Certificate of Designations or (ii) any change in the form of consideration payable pursuant to the merger agreement as in effect on the date of the voting agreement that results in the holders of our common stock or Series A Preferred Stock receiving non-cash consideration, in each case, that is not consented to in writing by Warburg Pincus in its sole discretion prior to such amendment, modification, change or waiver to the merger agreement.

Interests of our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Secure Computing Corporation Change of Control Severance Plan

On January 1, 2008, Secure Computing implemented a Change in Control Severance Plan, or the Severance Plan. The Severance Plan was amended in July 2008. Each of our executive officers, including Daniel Ryan, Tim Steinkopf, Mike Gallagher, Atri Chatterjee, Glenn Cross and Steve Kozachok, participates in the Severance Plan. A summary of the benefits to which the executive officers are entitled under the Severance Plan is provided below. As discussed below, in connection with the executive officers’ employment offers from McAfee, each executive officer has agreed to forego the benefits provided under the Severance Plan.

Pursuant to the Severance Plan, if a Change of Control occurs (as defined in the Severance Plan), which includes the merger, the executive officer will be entitled to receive the following benefits:

•

a lump sum payment of the quarterly bonus target amount prorated by the number of days from the beginning of the quarter to the effective date of the merger payable upon the effectiveness of the merger; and

•	immediate and accelerated vesting of all unvested long-term incentives or equity rights upon the effective time of the merger under Secure Computing’s long-term incentive and equity plans.

Pursuant to the Severance Plan, if an executive officer’s employment is terminated as a result of an involuntary termination (as defined in the Severance Plan) within 12 months following the date of the effective time of the merger, the executive officer will be entitled to receive the following benefits, provided, among other things, that the employee executes a general release of claims:

•

a lump sum severance payment equal to the sum of two times, or 2.5 times in the case of Daniel Ryan, the executive officer’s highest annual base salary as in effect immediately prior to termination of employment;

•	a lump sum payment of one month’s base pay;

•

payment of the cost of any applicable statutory continuation coverage (excluding medical flexible spending account coverage) for a period of 18 months, until such coverage ceases, or until subsequent employment is obtained, whichever occurs first;

•	a lump sum cash payment equivalent to the unvested Secure Computing 401(k) matching contributions; and

•	up to $20,000 for outplacement services.

In addition, Messrs. Ryan, Steinkopf, Gallagher, Chatterjee, Cross and Kozachok are entitled under the Severance Plan to receive tax-neutral “gross up” payments for golden parachute excise taxes and payments to cover the taxes on the excise tax payments and ordinary income taxes, provided the excess parachute payments are more than 110% of the golden parachute excise tax threshold provided in the Severance Plan; if the excess parachute payment is 110% or less, the severance payments and change of control benefits will be reduced so as to not trigger a golden parachute excise tax.

Messrs. Ryan, Steinkopf, Gallagher, Chatterjee, Cross and Kozachok will not receive the benefits as set forth in the Severance Plan, as their employment offer letters with McAfee discussed below supersede the Severance Plan in the event that the merger is completed.

Employment Offer Letters between McAfee and Secure Computing Executive Officers

On September 21, 2008, McAfee entered into employment offer letters with each of the executive officers of Secure Computing, including Dan Ryan, Tim Steinkopf, Mike Gallagher, Atri Chatterjee, Glenn Cross and Steve Kozachok, the effectiveness of which is contingent upon the completion of the merger. Each employment letter provides that it supersedes the Severance Plan in the event that the merger is completed.

The following table provides each executive officer’s title within McAfee’s Network Security Business Unit, annual base salary, annual bonus percentage of the executive officer’s annual base salary, McAfee common stock option grants under the McAfee Stock Plan and performance-based restricted stock unit grants under the McAfee Stock Plan:

Name and Title	Annual Base Salary	Annual Bonus Percentage		Stock Option Grant	Restricted Stock Unit Grant
Daniel Ryan, Executive Vice President & General Manager	$400,000	100%		26,000	50,000
Timothy Steinkopf, Senior Vice President, Chief Financial Officer	$320,000	75%		10,000	12,500
Michael Gallagher, Senior Vice President, Chief Technology Officer	$270,500	65%		10,000	17,500
Atri Chatterjee, Senior Vice President, Marketing	$262,000	65%		10,000	12,500
Glenn Cross, Senior Vice President, Security Sales	$280,000	(1)		10,000	17,500
Steve Kozachok, Secretary & General Counsel	$250,000	65	% (2)	10,000	12,500

(1)	Annual commission target of $300,000 at 100%.
(2)	Will be paid 100% of target through the second quarter of fiscal year 2009.

Additionally, each executive officer is eligible for retention accelerated vesting. If an executive officer completes one full year and one day of employment after the merger (“Employment Milestone Date”) in a continuous and satisfactory manner, the executive officer will receive 100% vesting of all his outstanding and unvested restricted stock units and restricted stock awards that are outstanding on both September 21, 2008 and the Employment Milestone Date, unless the executive officer is terminated without “cause” (as defined in each executive officer’s offer letter) or the executive officer terminates for “good reason” (as defined in each executive officer’s offer letter) or, in the case of Daniel Ryan only, if he dies, before the Employment Milestone Date, in which case the executive officer will be entitled to retention accelerated vesting irrespective of completing one full year and one day of employment with McAfee.

If within 12 months following the executive officer’s date of hire McAfee terminates the executive officer’s employment without “cause” (as defined in each executive officer’s offer letter) or the executive officer terminates for “good reason” (as defined in each executive officer’s offer letter), excluding by death or disability, the executive officer is also eligible for the following severance benefits:

•

a lump sum payment equal to (i) two times (or 2.5 times in the case of Daniel Ryan) the executive officer’s annual base salary plus (ii) one month of base salary, determined at the level in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the merger;

•

Secure Computing-paid premiums for group health plan continuation coverage (i.e., medical, dental, prescription drug and vision insurance) under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for the executive officer and his eligible dependants for up to 18 months following the executive officer’s employment termination date;

•

A lump sum cash payment equal to the unvested McAfee 401(k) matching contribution that the executive officer forfeits due to the executive officer’s failure to vest under the terms of the Secure Computing 401(k) plan because of the executive officer’s termination of employment, subject to withholdings, with such amounts paid in accordance with Secure Computing’s standard payroll practices, but in no event after March 15 following the calendar year in which the executive officer’s employment terminates; and

•

Up to $10,000 in outplacement services paid directly to an outplacement services vendor for expenses incurred during the calendar year of the executive officer’s termination and up to $10,000 in outplacement services paid directly to an outplacement services vendor for expenses incurred in the calendar year following the executive officer’s termination of employment.

If after 12 months following the executive officer’s date of hire, but within 24 months following the executive officer’s date of hire, McAfee terminates his employment without “cause” (as defined in each executive officer’s offer letter) or for “good reason” (as defined in each executive officer’s offer letter), excluding by death or disability, then he is eligible for the following severance benefits:

•

a lump sum payment equal to (i) one times (or 1.5 times in the case of Daniel Ryan) the executive officer’s annual base salary plus (ii) one month of base salary, determined at the level in effect immediately prior to the executive officer’s termination date or (if greater) at the level in effect immediately prior to the merger;

•

Secure Computing-paid premiums for group health plan continuation coverage (i.e., medical, dental, prescription drug and vision insurance) under COBRA for the executive officer and the executive officer’s eligible dependants for up to nine months following the executive officer’s employment termination date;

•

A lump sum cash payment equal to the unvested McAfee 401(k) matching contribution that the executive officer forfeits due to the executive officer’s failure to vest under the terms of the Secure Computing 401(k) plan because of the executive officer’s termination of employment, subject to withholdings, with such amounts paid in accordance with Secure Computing’s standard payroll practices, but in no event after March 15 following the calendar year in which the executive’s employment terminates; and

•

Up to $5,000 in outplacement services paid directly to an outplacement services vendor for expenses incurred during the calendar year of the executive officer’s termination and up to $5,000 in outplacement services paid directly to an outplacement services vendor for expenses incurred in the calendar year following the executive officer’s termination of employment.

Acceleration and Cancellation of Stock Options

At the effective time of the merger, each outstanding option to purchase our common stock (whether or not vested) will be terminated and canceled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of:

•	the product obtained by multiplying (i) $5.75 by (ii) the number of shares of our common stock subject to such option; less

•

the product obtained by multiplying (a) the exercise price per share with respect to each share of our common stock subject to such option by (b) the number of shares of our common stock subject to such option.

The following table summarizes the stock options held as of September 18, 2008 by individuals who currently serve, or served between January 1, 2008 and the date of this proxy statement, as executive officers or directors of Secure Computing, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their stock options.

	Number of Shares of Common Stock Underlying Options (#)	Weighted Average Exercise Price of Options ($)(1)	Consideration Resulting from Cancellation of Options($)(1)
Executive Officers

Dan Ryan*	162,000	3.63	343,440
Tim Steinkopf	444,160	10.77	57,813
Mike Gallagher	311,423	10.62	31,103
Atri Chatterjee	562,619	3.30	1,378,417
Glenn Cross	—	—	—
Steve Kozachok	—	—	—
Mary Budge**	162,438	9.10	50,478

Directors

John McNulty	1,361,000	7.58	804,828
Robert J. Frankenberg	91,000	9.97	16,560
Stephen M. Puricelli	83,500	9.97	4,140
Alexander Zakupowsky, Jr.	114,333	10.00	20,947
Cary J. Davis	5,000	12.25	—
Richard L. Scott	46,360	7.39	35,798
James Jordan***	106,000	10.50	—
Eric P. Rundquist***	91,000	9.97	16,560

*	Such executive officer is also a director of Secure Computing
**	Former executive officer
***	Former director
(1)	These amounts have been rounded for presentation purposes.

Assumption of Unvested Common Stock and Restricted Stock Units

At the effective time of the merger, each share of unvested common stock and each restricted stock unit will be assumed by McAfee. Each share of unvested common stock and each restricted stock unit will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the effective time of the merger, except that each share of unvested common stock or restricted stock unit will be converted into the right to receive McAfee common stock. The number of shares of McAfee common stock subject to each assumed share of unvested common stock or restricted stock unit will be obtained by multiplying the number of shares of unvested common stock or restricted stock units held by such person immediately prior to the effective time of the merger; by the quotient obtained by dividing (i) $5.75 by (ii) the average of the closing sale price for a share of McAfee common stock as quoted on The New York Stock Exchange for the ten consecutive trading days ending with the second trading day that precedes the closing date of the merger, rounded down to the next whole number of shares of McAfee’s common stock with no cash being payable for any fractional share eliminated by such rounding.

The following table sets forth information regarding (i) the shares of unvested common stock and restricted stock units held as of September 18, 2008 by individuals who currently serve, or served between January 1, 2008 and the date of this proxy statement, as executive officers or directors of Secure Computing and (ii) the number of shares of McAfee stock to be received upon assumption by McAfee of the unvested common stock and restricted stock units held by the listed individuals pursuant to the merger agreement, assuming a $35.00 average closing sale price for a share of McAfee common stock.

	Number of Shares of Unvested Common Stock	Number of Restricted Stock Units	Estimated Number of Shares of McAfee Common Stock To Be Received in Merger
Executive Officers

Dan Ryan*	162,500	75,000	39,017
Tim Steinkopf	86,000	—	14,128
Mike Gallagher	77,000	—	12,649
Atri Chatterjee	56,000	—	9,199
Glenn Cross	110,000	—	18,071
Steve Kozachok	65,000	—	10,678
Mary Budge**	29,750	—	4,887

Directors

John McNulty	149,562	—	24,570
Robert J. Frankenberg	8,000	—	1,314
Stephen M. Puricelli	8,000	—	1,314
Alexander Zakupowsky, Jr.	8,000	—	1,314
Cary J. Davis	8,000	—	1,314
Richard L. Scott	8,000	—	1,314
James Jordan***	—	—	—
Eric P. Rundquist***	—	—	—

*	Such executive officer is also a director of Secure Computing
**	Former executive officer
***	Former director

Indemnification; Insurance

The merger agreement provides that the surviving corporation in the merger will fulfill and honor in all respects (i) the obligations of Secure Computing pursuant to any indemnification agreements between Secure Computing and our directors and officers as of immediately prior to the effective time of the merger and (ii) for at least six years after the effective time of the merger, the obligations of Secure Computing pursuant to any indemnification provisions under our organizational documents in effect as of the date of the merger agreement for acts and omissions occurring at or prior to the effective time of the merger.

The merger agreement also provides that for a period of six years from and after the effective time of the merger, McAfee and the surviving corporation in the merger will maintain in effect, to the extent available, directors’ and officers’ liability insurance covering those persons who are currently covered by our directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to our current directors and officers.

See the section of this proxy statement entitled “The Merger Agreement—Indemnification; Insurance.”

Ownership of Series A Preferred Stock

One of our directors, Cary J. Davis, is a Member and Managing Director of Warburg Pincus LLC and a Partner of Warburg Pincus & Co and was appointed to our board of directors by the holder of our Series A Preferred Stock, Warburg Pincus Private Equity IX, L.P. The amount of the consideration to be received in the merger by the holders of the Series A Preferred Stock is different from the amount of the consideration to be received in the merger by the holders of our common stock. See the sections of this proxy statement entitled “The Merger Agreement—Effect on Capital Stock” and “Security Ownership of Certain Beneficial Owners and Management.”

Market Price and Dividend Data

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SCUR.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the NASDAQ Global Select Market.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal year ending December 31, 2008 (through September 30, 2008)
High	$9.73	$7.00	$5.65	—
Low	$6.27	$4.14	$3.41	—

Fiscal year ended December 31, 2007
High	$9.77	$8.68	$9.85	$10.54
Low	$6.27	$7.07	$7.05	$8.56

We have not paid any dividends on our common stock during the periods set forth above. We are limited in our ability to declare and pay dividends by the merger agreement, which provides that Secure Computing may not declare, set aside for payment or pay any dividend on our common stock.

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Select Market on September 19, 2008, the last full trading day before the public announcement of the merger, and on October •, 2008, the latest practicable trading day before the printing of this proxy statement:

	Common Stock Closing Price
September 19, 2008		$4.52
October •, 2008	$	•

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act.

Regulatory Matters

United States Antitrust. Under the HSR Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. McAfee and we have each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission, but the waiting period has not yet ended and we may each receive additional requests for information. The requirements of the HSR Act will be satisfied if the merger is completed within one year from the termination of the waiting period. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General. Comparable notifications and antitrust review is required in the Federal Republic of Germany. All such filings will be effected as soon as possible. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that McAfee or we will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for McAfee after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by McAfee and us or on terms that will be satisfactory to McAfee and us. In addition, the merger agreement provides that McAfee is not required to accept or agree to any such concession or conditions under specified circumstances, or required to litigate with any governmental authority. See the section of this proxy statement entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page •.

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our capital stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware (Section 262) within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our capital stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on November 14, 2008. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” adoption of the merger agreement. Any proxy or vote against adoption of the merger agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

Any of our stockholders who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 55 Almaden Boulevard, Suite 500, San Jose, California 95113, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Secure Computing capital stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger, but not thereafter, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Secure Computing shares of stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) between the effective date of the merger and the date of payment of the judgment will be paid upon the amount determined to be the fair value.

Secure Computing stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section of this proxy statement entitled “The Merger—Material United States Federal Income Tax Consequences” beginning on page •.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Secure Computing stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

This section discusses the material United States federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of our common stock and Series A Preferred Stock, who will surrender their shares of our stock in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of our stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (which we sometimes refer to in this proxy statement as the Code), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the IRS, or opinion of counsel will be requested concerning the United States federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion is not intended to constitute a complete description of all U.S. federal income tax consequences relating to the merger, and does not address potential foreign, state, local and other tax consequences of the merger. In addition, the discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•

financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	certain former citizens or residents of the United States, or U.S. persons that have a functional currency other than the U.S. dollar;

•	holders that are pass-through entities or who hold our stock through partnerships or other pass-through entities;

•	holders of options or warrants to acquire our stock;

•	holders who acquired our stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our stock as qualified small business stock;

•	holders who exercise dissenters’ rights; or

•	holders that are subject to the alternative minimum tax

The discussion below applies only to stockholders that hold our stock as a capital asset at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to holders of our stock.

If shares of our stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our stock and partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our stock, who or that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust with respect to which a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

A “non-U.S. holder” is a person that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.

U.S. Holders

The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States federal income tax purposes. A U.S. holder of our stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of our stock surrendered. Gain or loss will be calculated separately for each block of shares (or shares acquired at the same cost in a single transaction) exchanged in the merger. If, at the time of the merger, a non-corporate stockholder’s holding period for the shares of our stock is more than twelve months, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 15%. If the non-corporate stockholder’s holding period for the shares of our stock is twelve months or less at the time of the merger, any gain will be subject to United States federal income tax at the same graduated rates as ordinary income. For corporations, capital gain is taxed at the same rates as ordinary income the deductibility of capital losses is subject to limitations.

Federal Backup Withholding

To prevent federal backup income tax withholding with respect to cash received pursuant to the merger, each U.S. holder of our stock must either provide a correct taxpayer identification number and certify under penalties of perjury that such U.S. holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. U.S. holders of our stock who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on cash paid in exchange for their shares of our stock at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a U.S. holder of our stock results in an overpayment of taxes, a refund generally may be obtained from the IRS. Certain taxpayers, such as corporations and financial institutions, are exempt from backup withholding.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States, in the aggregate, for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•	Secure Computing is or has been a “United States real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes within the five years preceding the merger.

Unless a tax treaty provides otherwise, non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. A non-U.S. holder that is a corporation and whose gain is described under the first bullet point above may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% rate on the gain realized, equal to the difference, if any, between the amount of cash received in exchange for shares of our stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by certain U.S.-source capital losses incurred in the same taxable year, even though the individual is not considered a resident of the United States.

We believe that we are not currently and have not previously been a USRPHC for U.S. federal income tax purposes.

Cash received by non-U.S. holders in the merger will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the exchange agent (generally, by providing the exchange agent with a signed statement on the appropriate series of Form W-8 attesting to such non-U.S. holders’ exempt status) and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

EACH HOLDER OF OUR COMMON STOCK OR SERIES A PREFERRED STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER, AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15 with the SEC.

Class Action Complaints Relating to the Merger

On September 24, 2008, a class action complaint was filed in the Superior Court of the State of California Los Angeles County concerning the proposed merger. The class action was instituted by Michael Melly, individually and on behalf of all public stockholders of Secure Computing, against Secure Computing, our board of directors, McAfee and Merger Sub. The complaint seeks damages, costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the merger is consummated, then rescission or rescissory damages. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Secure Computing by means of unfair process with preclusive deal protection devices, and at an unfair price of $5.75 in cash for each share of our common stock. The complaint also alleges that all defendants aided and abetted the breach of fiduciary duties. Secure Computing believes the class action to be without merit.

On September 25, 2008, a class action complaint was filed in the Superior Court of the State of California County of Santa Clara concerning the proposed merger. The class action was instituted by Stationary Engineers Local 39 Pension Trust Fund, individually and on behalf of all public stockholders of Secure Computing, against Secure Computing, our board of directors and McAfee. The complaint seeks costs, as well as declarative and injunctive relief to prevent the consummation of the proposed merger. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Secure Computing by means of unfair process with unlawful deal protection devices, and at an unfair price of $5.75 in cash for each share of our common stock. The complaint further alleges that the members of our board of directors breached their fiduciary duties by engaging in self dealing in connection with the proposed merger. The complaint also alleges that McAfee aided and abetted the breach of fiduciary duties. Secure Computing believes the class action to be without merit.

On September 29, 2008, a class action complaint was filed in the Superior Court of the State of California County of Santa Clara concerning the proposed merger. The class action was instituted by Denise Wells, individually and on behalf of all public stockholders of Secure Computing, against Secure Computing, our board of directors and McAfee. The complaint seeks costs and disbursements of the action, declarative and injunctive relief to prevent the consummation of the proposed merger, rescission of any acts already taken towards implementation of the merger, a direction to the board of directors to exercise fiduciary duties to obtain a transaction in the shareholders best interests, and imposition of a constructive trust on benefits wrongfully received by our board of directors. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Secure Computing by means of unfair process with unlawful deal protection devices, and at an unfair price of $5.75 in cash for each share of our common stock. The complaint further alleges that the members of our board of directors breached their fiduciary duties by engaging in self dealing in connection with the proposed merger. The complaint also alleges that McAfee aided and abetted the breach of fiduciary duties. Secure Computing believes the class action to be without merit.

On September 30, 2008, a class action complaint was filed in the Superior Court of the State of California County of Santa Clara concerning the proposed merger. The class action was instituted by Barry Mainardi, individually and on behalf of all public stockholders of Secure Computing, against Secure Computing, our board of directors, and McAfee. The complaint seeks costs and disbursements of the action, declarative and injunctive relief to prevent the consummation of the proposed merger, rescission of any acts already taken towards implementation of the merger, a direction to the board of directors to exercise fiduciary duties to obtain a transaction in the shareholders best interests, and imposition of a constructive trust on any benefits wrongfully received by the members of the board of directors. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell Secure Computing by means of unfair process with preclusive deal protection devices and inadequate disclosure, and at an unfair price of $5.75 in cash for each share of our common stock. The complaint further alleges that the members of our board of directors breached their fiduciary duties by engaging in self dealing in connection with the proposed merger. The complaint also alleges that McAfee aided and abetted the breach of fiduciary duties. Secure Computing believes the class action to be without merit.

THE MERGER AGREEMENT

The following is a description of the material aspects of the merger agreement but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Secure Computing or its business. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that Secure Computing, McAfee and Merger Sub have made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in Secure Computing’s or McAfee’s public disclosures.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into Secure Computing, with Secure Computing surviving as a wholly owned subsidiary of McAfee, sometimes referred to in this proxy statement as the surviving corporation. At the effective time of the merger, all of Secure Computing’s property, rights, privileges, immunities, powers and franchises before the merger will vest in the surviving corporation and all of Secure Computing’s debt, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation.

Effective Time of the Merger; Closing Date

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by McAfee and Secure Computing and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the date of closing, which will take place no later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such time as is agreed upon in writing by McAfee and Secure Computing.

Certificate of Incorporation and Bylaws

Our certificate of incorporation as in effect immediately prior to the effective time of the merger will be amended and restated as of the effective time of the merger to be identical to the certificate of incorporation of Merger Sub, except that the name of the surviving corporation will be Secure Computing Corporation. At the effective time of the merger, the bylaws of Merger Sub will become the bylaws of the surviving corporation.

Directors and Officers

The initial directors of the surviving corporation will be the directors of Merger Sub immediately prior to the effective time of the merger. The initial officers of the surviving corporation will be the officers of Merger Sub immediately prior to the effective time of the merger. McAfee, Secure Computing and the surviving corporation will cause the directors and officers of Merger Sub immediately prior to the effective time of the merger to be the directors and officers, respectively, of the surviving corporation’s subsidiaries immediately after the effective time of the merger.

Effect on Capital Stock

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and extinguished and automatically converted into the right to receive an amount equal to $5.75 in cash, without interest, and less any applicable withholding taxes (which amount we sometimes refer to as the common stock merger consideration), other than the following shares:

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shares of our common stock held by Secure Computing (as treasury stock or otherwise), McAfee or any direct or indirect wholly owned subsidiary of either Secure Computing or McAfee, which will automatically be cancelled with no consideration being delivered in exchange for such shares pursuant to the merger agreement; and

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shares of our common stock held by holders who have properly exercised their appraisal rights in accordance with Delaware law (See the section of this proxy statement entitled “The Merger—Appraisal Rights” above).

Series A Preferred Stock

At the effective time of the merger, each share of our Series A Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be redeemed, cancelled and extinguished and automatically converted into the right to receive in cash, without interest, and less any applicable withholding taxes, equal to (i) the Series A Liquidation Amount, plus (ii) an amount equal to 5% of the Series A Liquidation Amount. If the merger is completed on November 14, 2008, this amount would be $• for each share of Series A Preferred Stock (which amount we sometimes refer to as the Series A Preferred Stock merger consideration). The following shares of Series A Preferred Stock will not be redeemed, cancelled and extinguished and automatically converted:

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shares of our Series A Preferred Stock held by Secure Computing (as treasury stock or otherwise), McAfee or any direct or indirect wholly owned subsidiary of either Secure Computing or McAfee, which will automatically be cancelled with no consideration being delivered in exchange for such shares pursuant to the merger agreement; and

•

shares of our Series A Preferred Stock held by holders who have properly exercised their appraisal rights in accordance with Delaware law (See the section of this proxy statement entitled “The Merger—Appraisal Rights” above).

If prior to the effective time of the merger, any change in the outstanding shares of our capital stock occurs, including by reason of any stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into our common stock or our preferred stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to our common stock or Series A Preferred Stock, the common stock merger consideration, Series A Preferred Stock merger consideration and any other amounts payable under the merger agreement will be appropriately adjusted.

Dissenting Shares

Shares of our capital stock issued and outstanding prior to the effective time of the merger and held by a holder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and also complies in all material respects with, Section 262 of the General Corporation Law of the State of Delaware will not be converted into or represent the right to receive the common stock merger consideration or the preferred stock merger consideration, as applicable, but rather such dissenting stockholder will only be entitled to payment of the fair value of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (and, at the effective time of the merger, such shares will no longer be outstanding and will automatically be cancelled and will cease to exist). If any dissenting stockholder effectively withdraws or loses such holders’ appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, then such shares will automatically be converted into and will represent only the right to receive the consideration for our common stock or Series A Preferred Stock, as applicable, without interest thereon and less any applicable withholding taxes.

Capital Stock of Merger Sub

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Effect on Equity Awards

Unvested Common Stock and Restricted Stock Units

At the effective time of the merger, each share of our common stock that is unvested or subject to a repurchase option, risk of forfeiture or other condition under an applicable restricted stock purchase agreement or other agreement with us (which shares we refer to as unvested common stock) and each of restricted stock unit which represents a bookkeeping entry representing the equivalent of one share of our common stock (which we refer to as a restricted stock unit) that is unexpired, unexercised, unvested (after giving effect to the waivers of acceleration contained in the offer letters with respect to our key employees executed in connection with the merger) and outstanding immediately prior to the effective time of the merger will be assumed by McAfee. Each share of unvested common stock and each restricted stock unit will continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the effective time of the merger, except that each share of unvested common stock or restricted stock unit will be converted into the right to receive McAfee common stock. The number of shares of McAfee common stock subject to each assumed share of unvested common stock or restricted stock unit will be obtained by multiplying:

•	the number of shares of unvested common stock or restricted stock units held by such person immediately prior to the effective time of the merger; by

•	the quotient obtained by dividing (i) $5.75 by (ii) the average of the closing sale price for a share of McAfee common stock as quoted on The New York Stock Exchange for the ten consecutive trading days ending with the second trading day that precedes the closing date of the merger, rounded down to the next whole number of shares of McAfee’s common stock with no cash being payable for any fractional share eliminated by such rounding.

Warrants

At the effective time of the merger, each warrant to purchase our common stock outstanding at the effective time of the merger will be terminated and canceled, and will not represent any right to receive consideration pursuant to the merger agreement, and in no event will such warrants to purchase our common stock continue to be or become exercisable for any equity securities of any of Secure Computing, our subsidiaries, McAfee, or McAfee’s subsidiaries; and the warrant holder executed a termination agreement to such effect at or prior to the time the merger agreement was signed.

Stock Options

At the effective time of the merger, each outstanding option to purchase our common stock (whether or not vested) will be terminated and canceled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of:

•	the product obtained by multiplying (i) $5.75 by (ii) the number of shares of our common stock subject to such option; less

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the product obtained by multiplying (a) the exercise price per share with respect to each share of our common stock subject to such option by (b) the number of shares of our common stock subject to such option.

Procedures for Exchange of Certificates

• will act as exchange agent for the payment of merger consideration. Prior to the effective time of the merger, McAfee will enter into an agreement with the exchange agent (to be effective as of the effective time of the merger) that will provide that McAfee will deposit with the exchange agent, in trust for the benefit of our stockholders and for exchange in accordance with the merger agreement, the aggregate merger consideration payable pursuant to the merger agreement.

Promptly following the effective time of the merger, McAfee will instruct the exchange agent to mail to each holder of certificates or instruments evidencing our capital stock outstanding immediately prior to the effective time:

•	a letter of transmittal, and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates in exchange for merger consideration.

Upon receipt of a letter of transmittal from the exchange agent, each stockholder should complete and sign the letter of transmittal and return it to the exchange agent together with the stockholder’s share certificates and any other necessary documentation in accordance with the instructions.

No interest will be paid or accrued on any cash payable to holders of certificates pursuant to the merger agreement. In addition, McAfee and the surviving corporation are entitled to deduct and withhold from the consideration otherwise payable such amounts as are required by applicable law.

You should not send your certificates or instruments representing our capital stock to the exchange agent until you have received the letter of transmittal from the exchange agent. Do not return your stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

If you own shares of our capital stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

Transfer of Ownership and Lost Stock Certificates

Following the effective time of the merger, there will be no further registration or transfers of Secure Computing stock certificates or any other instruments evidencing our capital stock. If, after such time, certificates or any other instruments evidencing our capital stock are presented to the surviving corporation, they will be cancelled and exchanged for the merger consideration.

In the event any certificate or other instrument evidencing our capital stock has been lost, stolen or destroyed, upon making an affidavit of that fact by the person claiming that such certificate or other instrument evidencing our capital stock to be lost, stolen or destroyed and, if required by McAfee or the exchange agent, the posting by such person of a bond in such amount as McAfee or the exchange agent may reasonably direct as indemnity against any claim that may be made against McAfee, the surviving corporation or the exchange agent with respect to such certificate or other instrument evidencing our capital stock, the exchange agent will issue, in exchange for such lost, stolen or destroyed certificate or other instrument evidencing our capital stock, the merger consideration, the right to which shares represented by such certificate have been converted pursuant to the merger agreement.

Unclaimed Amounts

Any portion of the merger consideration which remains undistributed to our stockholders twelve months after the effective time of the merger will be delivered to the surviving corporation by the exchange agent, on demand, and thereafter any of our stockholders who have not previously exchanged certificates or instruments evidencing our capital stock for the merger consideration, if any, will only be entitled to request payment of the merger consideration from the surviving corporation.

Representations and Warranties

Subject to certain exceptions, we made a number of representations and warranties to McAfee and Merger Sub relating to, among other things:

•	our and our subsidiaries’ corporate organization, good standing and similar corporate matters;

•	our and our subsidiaries’ charter documents;

•	our ownership of our subsidiaries and our subsidiaries’ capital structure;

•	our capital structure, including equity awards;

•

our corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement, and the approval by our board of directors of the merger and the merger agreement;

•	the enforceability of the merger agreement as a binding agreement of Secure Computing;

•

the absence of conflict with, termination, breach, impairment or violation of (i) our organizational documents or the organizational documents of our subsidiaries, (ii) provisions of applicable law or (iii) any material agreement to which we or any of our subsidiaries are a party or by which any of our assets are bound as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by Secure Computing;

•

the absence of the creation of any lien on any of our material properties or assets as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by Secure Computing;

•	governmental authorizations and regulatory filings required in order to consummate the transactions contemplated by the merger agreement;

•	financial statements and documents that we have filed with or furnished to the SEC and our internal controls and procedures in connection therewith;

•	the absence of undisclosed liabilities;

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since June 30, 2008, the conduct of our business is in the ordinary course consistent with practice and the absence of certain changes or events including a material adverse effect (as defined below) on us;

•	tax matters;

•	title to properties;

•	intellectual property matters;

•	the absence of restrictions on business activities;

•	consents, licenses, permits, grants, approvals or other authorizations from any governmental authority which is material to the operation of our or our subsidiaries’ business as currently conducted;

•	the absence of pending or threatened litigation, the absence of governmental order, and the absence of material internal investigations since January 1, 2005;

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the absence of violation, in any material respect, or default of any laws applicable to Secure Computing or our subsidiaries or by which we or any of our subsidiaries or any of our respective properties is bound or affected;

•	environmental matters;

•	brokers and finders’ fees payable in connection with the merger agreement and estimated fees payable to our advisors in connection with the merger agreement;

•	interested party agreements or transactions involving Secure Computing and our officers, directors or 10% stockholders;

•	employee benefits matters, including compliance with the Employee Retirement Income Security Act, or ERISA;

•	our performance under our material contracts, the absence of known breaches or defaults under our material contracts and government contract matters;

•	insurance matters;

•	the accuracy and completeness of information we supplied in connection with this proxy statement;

•	the opinion we received from Citi, our financial advisor with respect to the fairness of the merger consideration;

•	availability of our corporate documents;

•	our significant customers and suppliers;

•	our compliance with applicable privacy laws; and

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our board of directors’ actions with respect to Delaware’s anti-takeover statutes, including Section 203 of the General Corporation Law of the State of Delaware and the absence of any “poison pill” or similar plan or arrangement which could have a dilutive or otherwise adverse effect on McAfee as a result of the consummation of the merger.

McAfee and Merger Sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	McAfee’s and Merger Sub’s corporate organization, good standing and similar corporate matters;

•	McAfee’s and Merger Sub’s corporate power and authority to enter into the merger agreement and consummate the merger and other transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement as a binding agreement of McAfee and Merger Sub;

•

the absence of conflict with, or violation of (i) McAfee and Merger Sub’s respective organizational documents, (ii) provisions of applicable law or (iii) any agreement to which McAfee or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by McAfee or Merger Sub;

•

consents, approvals, orders, authorizations, registrations, declarations or filings with any governmental entity or any third party required to be made or obtained by McAfee or Merger Sub in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby by McAfee or Merger Sub;

•	the availability to McAfee of sufficient funds to pay the merger consideration;

•	McAfee’ and Merger Sub’s and their affiliates’ ownership of our capital stock;

•	no prior operations of Merger Sub; and

•	the accuracy and completeness of information supplied by or on behalf of McAfee or Merger Sub in connection with this proxy statement.

Our, McAfee’s and Merger Sub’s representations and warranties do not survive the effective time of the merger, except for covenants or agreements that by their terms are to be performed after the effective time of the merger.

Material Adverse Effect

Several of the representations and warranties in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect.” As used in the merger agreement and this proxy statement, “material adverse effect” means, with respect to an entity, any change, event, circumstance, condition or effect, individually or when taken together with all other changes, events, circumstances, conditions or effects, that is reasonably likely to: (i) be materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede the authority or ability of such entity to consummate the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement and applicable legal requirements, except in each case to the extent that any such effect directly results from any of the following:

•

changes in general economic conditions or changes affecting the industry generally in which such entity operates, or acts of war (including escalation in conflicts involving the United States), acts of God (including natural disasters) or terrorism (provided that such changes or acts do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity);

•

changes in the trading volume or trading prices of such entity’s capital stock, or any failure to meet published analyst estimates, in each case, in and of themselves (provided that such exclusion does not apply to any underlying change, event, circumstance, condition or effect that may have caused such change in trading prices or volumes or failure to meet estimates);

•	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby; or

•	any changes in applicable legal requirements or United States generally accepted accounting principles;

•

any failure by Secure Computing or our subsidiaries to meet revenue or earnings projections (provided that such exclusion does not apply to any underlying change, event, circumstance, condition or effect that may have caused such failure to meet revenue or earnings projections).

Interim Operations of Secure Computing

We have agreed that, unless approved in writing by McAfee and subject to specified other exceptions, prior to the completion of the merger or the termination of the merger agreement, Secure Computing and our subsidiaries will:

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carry on our business in the usual, regular and ordinary course substantially in the same manner as it was conducted prior to the entering into of the merger agreement and in compliance with all applicable legal requirements;

•	pay our liabilities, debts and taxes when due and pay or perform our other obligations when due;

•	notify and give McAfee the opportunity to participate, at its sole expense, in the defense or settlement of any litigation to which we are a party; and

•

use commercially reasonable efforts consistent with past practices and policies to preserve intact our business organization, keep available the services of our current employees and preserve the relationships with our customers, suppliers, distributors, consultants, licensors, licensees and others with which we have business dealings.

In addition, the merger agreement provides that, prior to the effective time of the merger or the termination of the merger agreement, and subject to specified exceptions, neither Secure Computing nor any of our subsidiaries will, unless approved in writing by McAfee:

•	amend or otherwise change our organizational documents or the organizational documents of our subsidiaries;

•

acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to our business;

•	enter into any contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

•

declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of our or our subsidiaries’ capital stock, or purchase, redeem or otherwise acquire any of our capital stock or any of our other securities or the securities of any of our subsidiaries, any of our options, warrants, calls or other rights to purchase or acquire our capital stock, except for repurchases from, and forfeitures by, employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

•	split, combine or reclassify any of our or any of our subsidiaries’ capital stock;

•	except as permitted by the merger agreement, or as required pursuant to contracts existing on the date of the merger agreement:

•

materially increase or decrease the compensation or fringe benefits payable or to become payable to any employee (except for normal increases or decreases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) by Secure Computing or any of our subsidiaries, whether orally or in writing;

•

make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any employee (except bonuses made to current non-officer employees or newly hired non-officer employees in the ordinary course of business consistent with past practice);

•	adopt, change or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, policy or practice applicable to any employee;

•

enter, whether orally or in writing, into any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Secure Computing of the nature contemplated by the merger agreement (either alone or upon the occurrence of additional or subsequent events);

•	adopt, terminate or materially amend any of our employee benefit plans or collective bargaining agreements, except as may be required by applicable legal requirements;

•

incur any liability or obligation to any of our officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of business consistent with our past practices; or

•	forgive, whether orally or in writing, any loan from Secure Computing or any of our subsidiaries to any employee, in an amount in excess of $10,000;

•	enter into, amend, modify, terminate or grant a consent with respect to any of our material contracts, or waive, release or assign any material rights or claims thereunder;

•	enter into:

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a customer contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and that contains any material non-standard terms, including but not limited to, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with our customers; or

•

enter into any reseller or distributor contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually, in each case, other than in the ordinary course of business consistent with past practice;

•	make any change in accounting methods, except as required by United States generally accepted accounting principles (GAAP) or applicable legal requirements;

•	enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

•	undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

•

sell, lease, license, encumber or otherwise dispose of any business lines or any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets which are not material, individually or in the aggregate, to our business or the licenses of our current products, in each case, in the ordinary course of business and in a manner consistent with past practice;

•	make any loan or extend credit to any person other than in the ordinary course of business and consistent with past practice other than such loans or extensions of credit that do not exceed $200,000;

•

adopt or change any tax accounting method or tax election, enter into any closing agreement in respect of taxes, settle or compromise any tax claim or assessment, or extend or waive the limitation period applicable to any tax claim or assessment other than with respect to any tax liability that is in an amount less than $200,000 individually, or $400,000 in the aggregate;

•

make any expenditure, or enter into any transaction or commitment exceeding $200,000 individually or $400,000 in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

•

other than as required pursuant to written contracts existing as of the date of the merger agreement that have been made available to McAfee, accelerate or release any vesting condition to the right to exercise any option to purchase our common stock, warrants to purchase our common stock, or other right to purchase or otherwise acquire any shares of the our capital stock, or accelerate or release of any right to repurchase shares of capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

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pay or discharge any lien or other encumbrance on any of our assets or properties, or pay or discharge any of our obligations or liabilities, in each case that was not either shown on our balance sheet as of June 30, 2008 or incurred in the ordinary course of business consistent with our past practices after June 30, 2008 in an amount not in excess of $200,000 individually, or $400,000 in the aggregate;

•	terminate the employment of a senior manager or key employee, or terminate a material number of employees;

•	commence or settle any material litigation;

•

make any material revaluation of any of our assets, including, without limitation, writing down the value of capitalized inventory, spares, long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable;

•	cancel or terminate without a reasonable substitute policy therefor any material insurance policy naming us as a beneficiary or a loss payee without notice to McAfee;

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issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, voting debt or any securities convertible into shares of capital stock or voting debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or voting debt or any securities convertible into shares of capital stock or voting debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than:

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issuances of our common stock upon the exercise of options to purchase our common stock or warrants to purchase our common stock existing on the date hereof in accordance with their present terms or granted pursuant to the immediately following clause;

•

grants of stock options or other stock based awards to our employees or our subsidiaries’ employees to acquire, individually, up to 20,000 shares (as adjusted for stock splits and the like) of our common stock and, in the aggregate, up to 300,000 shares (as adjusted for stock splits and the like) of our common stock in any 30 day period, granted under the employee stock purchase plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock-based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the merger agreement, the approval or consummation of the merger and/or termination of employment following or in connection with the merger; and

•	issuance of shares of our common stock to participants in our employee stock purchase plans pursuant to the terms thereof;

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enter into any contracts containing, or otherwise subject McAfee or the surviving corporation after the merger to, any non-competition, exclusivity or other material restrictions on us or the surviving corporation or McAfee, or any of their respective businesses, following the closing of the merger, except for exclusivity provisions which would not restrict the business or assets of McAfee or its subsidiaries (other than the surviving corporation after the merger) in any way and that are entered into in the ordinary course of business consistent with past practice; or

•	take, commit or agree in writing or otherwise to take any of the actions described above.

Stockholder Meeting

We have agreed to take all action necessary in accordance with our charter documents, the rules of the NASDAQ Global Select Market, agreements with our stockholders and Delaware law to give notice of, convene and hold a meeting of our stockholders as promptly as practicable, but no later than [date that is 30 days after proxy mailing]. We have agreed to use commercially reasonable efforts, including by engaging a proxy solicitor, to solicit proxies from our stockholders in favor of the adoption of the merger agreement. We may adjourn or postpone the meeting of our stockholders to the extent necessary:

•	to amend or supplement this proxy statement; or

•	if there are insufficient shares of our capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting of our stockholders.

Subject to its ability to change its recommendation under certain circumstance (see “—No Solicitation Covenant” below), our board of directors has agreed to recommend the adoption of the merger agreement to our stockholders. Without the prior written consent of McAfee, adoption of the merger agreement (including adjournment of meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement), is the only matter which the we will propose to be acted on by our stockholders at the special meeting.

No Solicitation Covenant

Alternative Transaction Proposals

We have agreed with McAfee that we will not, and will cause our subsidiaries not to, permit or authorize any of our or our subsidiaries’ officers, directors, employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives or financial advisors, which persons we sometimes refer to herein as our representatives, to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage or facilitate, support or induce any inquiry, proposal or offer from with respect to, or the making, submission or announcement of, any alternative transaction proposal;

•

participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our books, records or personnel with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an alternative transaction proposal (except to the extent specifically permitted by the merger agreement);

•

grant any person a waiver or release under any standstill or similar agreement with respect to any class of our or our subsidiaries’ equity securities, so long as, immediately upon any violation of this covenant by us, we release McAfee from any of its standstill obligations;

•	approve, endorse or recommend any alternative transaction proposal except to the extent specifically permitted by the merger agreement; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any alternative transaction proposal.

In connection with this covenant, we were required to immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any alternative transaction proposal, and, upon McAfee’s request, we must request the prompt return or destruction of all confidential information previously furnished to any person with which we or our representatives have engaged in any such activities within the twelve (12) month period preceding the date of the merger agreement.

As used in the merger agreement and in this proxy statement, the term “alternative transaction proposal” means any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal to Secure Computing or our stockholders regarding any of the following (other than the merger involving McAfee):

•

any purchase or acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of Secure Computing or any of our subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 15% of the total outstanding voting securities of Secure Computing;

•	any merger, consolidation, business combination or similar transaction involving Secure Computing or any of our subsidiaries;

•

any sale, lease, exchange, transfer, license or other disposition of assets representing 15% or more of the aggregate fair market value of the consolidated assets of Secure Computing and our subsidiaries, taken as a whole;

•	any liquidation, dissolution, reorganization or recapitalization of Secure Computing; or

•	the declaration or payment of any extraordinary dividend, whether of cash or other property, by Secure Computing.

Notification Obligations

We have agreed to give McAfee 48 hours’ prior notice (or such lesser prior notice as is provided to our members of our board of directors) of any of our board of directors’ meetings at which we are reasonably expected to consider any alternative transaction proposal or alternative transaction, including to consider whether such alternative transaction proposal is a superior proposal. In addition, we have agreed to:

•

as promptly as practicable (and in any event within 24 hours) after receipt by us, any of our subsidiaries or any of our representatives of any alternative transaction proposal or any request for non-public information relating in any way to an alternative transaction proposal, give McAfee oral and written notice of (i) the material terms and conditions of the alternative transaction proposal or request, (ii) the identity of the person or group making that alternative transaction proposal or request and (iii) a copy of material written materials provided to it in connection with that alternative transaction proposal; and

•

keep McAfee informed on a current basis in all material respects regarding the status and details of any such alternative transaction proposal or request (including substantive modifications or proposed substantive modifications), including by providing to McAfee a copy of material written materials setting forth such modifications or proposed modifications.

Superior Proposals

Nevertheless, prior to the stockholders having adopted the merger agreement, in the event that we receive an unsolicited, bona fide written alternative transaction proposal from a third party that is determined to be, or which our board of directors has in good faith concluded following the receipt of advice from and consultation with our outside legal and financial advisors, is or is reasonably likely to become a superior proposal, we may then take the following actions, but only if (i) our board of directors determines in good faith, after receiving advice from outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under Delaware law, (ii) we have given McAfee prior written notice of our intent to take any of the following actions and (iii) we have complied with our non solicitation covenants contained in the merger agreement:

•

furnish non-public information to the third party making the alternative transaction proposal, provided we receive from such third party an executed confidentiality agreement and provided that we furnish all information furnished to such third party to McAfee to the extent such information had not been previously furnished to McAfee; and

•	engage in discussions or negotiations with the third party with respect to the alternative transaction proposal.

As used in the merger agreement and in this proxy statement, a “superior proposal” means an unsolicited, bona fide written alternative transaction proposal that:

•

our board of directors determines in good faith, after consultation with its outside legal and financial advisors, to be more favorable (taking into account all relevant legal, financial, regulatory, timing and the other aspects of such alternative transaction proposal (including the conditions thereto) and the identity of the person making the proposal), and that provides greater financial value to our stockholders than the transactions contemplated by the merger agreement (after taking into account all of the terms of any proposal by McAfee to amend or modify the transaction contemplated by the merger agreement);

•

provides for consideration consisting exclusively in cash and/or publicly traded securities, and for which financing, to the extent required is then fully committed and not subject to any contingencies other than the conditions to such alternative transaction proposal; and

•	is reasonably capable of being consummated on the terms proposed without unreasonable delay relative to the transactions contemplated by the merger agreement.

For purposes of the definition of “superior proposal”, each reference to “15%” in the definition of “alternative transaction proposal” is deemed to be a reference to “85%.”

Change in Recommendation

Further, prior to our stockholders having adopted the merger agreement, our board of directors may, solely in response to a superior proposal or an intervening event, make a change of recommendation and, in the case of a superior proposal or in the case of an intervening event after which McAfee does not timely exercise its option to cause our board of directors to submit the merger agreement to our stockholders, terminate the merger agreement, if all of the following conditions are met:

•	in the case of a superior proposal, such superior proposal has not been withdrawn and continues to be a superior proposal;

•	we must:

•

deliver to McAfee notice of our board of directors’ change of recommendation at least three business days prior to publicly effecting such change of recommendation, which shall state expressly (1) that we has received a superior proposal or determined the existence of an intervening event, (2) the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal or, in the case of an intervening event, describe in reasonable detail the cause and factors constituting such intervening event, and (3) that we intends to effect a change of recommendation and the manner in which it intends to do so;

•

provide to McAfee a copy of all materials and information delivered or made available to the person or group making the superior proposal in connection with a superior proposal (to the extent not previously delivered or made available to McAfee),

•

during the aforementioned three business day period, if requested by McAfee, engage in good faith negotiations to amend the merger agreement so that such superior proposal would no longer be a superior proposal or, in the case of an intervening event, obviates the need for the change of recommendation;

•

McAfee shall not have, within the aforementioned three business day period, made an offer that our board of directors has in good faith determined (after the receipt of advice from and consultation with its outside legal and financial advisors) results in the alternative transaction proposal that had been determined to be a superior proposal no longer being a superior proposal or, in the case of an intervening event, obviates the need for the change of recommendation;

•

our board of directors must conclude in good faith (after the receipt of advice from and consultation with its outside legal and financial advisors) that, in light of such superior proposal or intervening event and after considering any adjustments or negotiations, that our board of directors’ failure to effect a change of recommendation would be inconsistent with its fiduciary obligations to our stockholders under Delaware law; and

•	we must have complied with the provisions relating to stockholder approval, board of director recommendation, non-solicitation and alternative transaction proposals under the merger agreement.

As used in the merger agreement and in this proxy statement, a “change of recommendation” means the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to McAfee) by our board of directors of its recommendation in favor of the adoption of the merger agreement.

As used in the merger agreement and in this proxy statement, “intervening event” means a material event (other than (i) an alternative transaction proposal or a superior proposal, and (ii) events to the extent relating to development in our progress towards goals set forth in our business plan) arising after the date of the merger agreement, that was neither known to our board of directors as of the date of the merger agreement nor reasonably foreseeable by our board of directors as of or prior to the date of the merger agreement, which becomes known to our board of directors prior to our stockholders having adopted the merger agreement.

We have also agreed that, nevertheless, our obligation to call, give notice of, convene and hold the special meeting of the stockholders to approve the adoption of the merger agreement will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to us of any alternative transaction proposal, or by any change of recommendation; provided that in the event of a change of recommendation in response to an intervening event, McAfee must exercise its option, within three business days after such change of recommendation, to cause our board of directors to submit the merger agreement to our stockholders.

Tender Offer Rules

Nothing in the merger agreement prevents us from complying with Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended, with regard to an acquisition proposal, except that in order to effect a change of recommendation, our board of directors must first comply with the requirements outlined above under the heading “–Alternative Transaction Proposal – Change in Recommendation”.

Indemnification; Insurance

The merger agreement provides that the surviving corporation in the merger will fulfill and honor in all respects (i) the obligations of Secure Computing pursuant to any indemnification agreements between Secure Computing and our directors and officers as of immediately prior to the effective time of the merger and (ii) for a period of six years after the effective time of the merger, the surviving corporation will maintain in effect provisions related to exculpation and indemnification in the surviving corporation’s organizational documents that are at least as favorable to the intended beneficiaries as the corresponding provisions in our organizational documents as in effect as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the intended beneficiaries thereunder unless such modification is required by applicable law.

In addition, the merger agreement provides that McAfee will cause the surviving corporation to use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance in an amount and on terms no less advantageous, when taken as a whole, to those applicable to current directors and officers of Secure Computing. McAfee may fulfill these obligations by purchasing a policy of director’ and officers’ insurance or a “tail” policy under our existing directors’ and officers’ insurance policy, in either case which:

•	has an effective term of six years from the effective time of the merger;

•

covers only those person who are covered by Secure Computing’s directors’ and officers’ liability insurance in effect immediately prior to the effective time for actions and omissions occurring on or prior to the effective time of the merger;

•	contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to our current directors and officers.

In satisfying its aforementioned obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 200% of the annual premium currently paid by Secure Computing for such insurance. If the costs exceed such amount, McAfee or the surviving corporation will only be required to obtain the maximum amount of coverage as is available for 200% of such annual premium. The merger agreement provides that the obligations regarding indemnification of directors’ and officers’ insurance described above will survive the completion of the merger and that our directors and officers are intended third-party beneficiaries under the merger agreement of these obligations of McAfee and the surviving corporation in the merger with respect to indemnification and directors’ and officers’ insurance.

Conditions to the Completion of the Merger

The obligations of each of Secure Computing, McAfee and Merger Sub to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement is adopted by our stockholders in accordance with our organizational documents, applicable law and any contracts with our stockholders at the time of such approval;

•

there is not in effect any statute, rule, regulation, executive order, decree, injunction or other order of a governmental entity making the merger illegal or otherwise prohibiting or preventing consummation of the merger; and

•

the waiting period required under the HSR Act has expired or been terminated, the approvals under antitrust, competition or similar laws of the Federal Republic of Germany have been obtained, in each case without any conditions or requirements calling for any antitrust restraint.

As used in the merger agreement and this proxy statement, “antitrust restraint means”:

•	the sale, divestiture, license or other disposition or holding separate of any assets or categories of McAfee or any of its affiliates or Secure Computing or any of its subsidiaries;

•	the imposition of any limitation or regulation on the ability of McAfee or any of its affiliates to freely conduct their business or own such assets, or

•

the holding separate of shares of our capital stock or any limitation or regulation on the ability of McAfee or any of its affiliates to exercise full rights of ownership of the shares of our capital stock.

McAfee and Merger Sub will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of our representations and warranties (except those representations and warranties addressing our capital structure and brokers’ and finders’ fees and fees and expenses) contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except for the representations and warranties that address matters only as of a particular date, which must remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and would not reasonably be expected to have, a “material adverse effect” on Secure Computing (in making such determination, all materiality and “material adverse effect” qualifications and exceptions contained in such representations and warranties are disregarded);

•

our representations and warranties with respect to brokers’ and finders’ fees and fees and expenses contained in the merger agreement must be true and correct in all material respects, in each case, both when made and at and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);

•

our representations and warranties with respect to capital structure contained in the merger agreement must be true and correct, in each case, both when made and at and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except with respect to deviations in our actual fully diluted capitalization (including outstanding Secure Computing capital stock, options and warrants) from our fully diluted capitalization as set forth in the merger agreement by an amount that does not exceed, in the aggregate, 1.0% of such fully diluted capitalization;

•	we have performed our complied in all material respects with all agreements and covenants required to be performed or complied with by us at or prior to the closing date;

•

no material adverse effect shall have occurred and be continuing as of the closing date, whether or not resulting from a breach in any representation, warranty, covenant or agreement in the merger agreement;

•	we deliver to McAfee and Merger Sub a certificate signed by both our chief executive officer and chief financial officer certifying as to the satisfaction of the five foregoing conditions;

•

there shall not be pending or threatened any suit, action or proceeding asserted by or before any governmental entity (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the transactions contemplated by the merger agreement, the effect of which restraint or prohibition if obtained would result in a statute, rule, regulation, executive order, decree, injunction or other order of a governmental entity making the merger illegal or otherwise prohibiting or preventing consummation of the merger or (ii) seeking to impose any order providing for an antitrust restraint;

•

with respect to any of our reports filed with the SEC after the date of the merger agreement, neither the principal executive officer nor the principal financial officer of Secure Computing shall have failed to provide the necessary certifications required under the Sarbanes-Oxley Act of 2002; and

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there shall not have been delivered to Secure Computing written notices of intent to demand payment pursuant to Section 262 of the General Corporation Law of the State of Delaware by dissenting stockholders with respect to more than 10% of the aggregate outstanding shares of our common stock or Series A Preferred Stock.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•

each of the representations and warranties of McAfee and Merger Sub contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except for the representations and warranties that address matters only as of a particular date, which must remain true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not materially impede the ability of McAfee and Merger Sub to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof and applicable law (for purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions relating to materiality contained in such representations and warranties are disregarded);

•	each of McAfee and Merger Sub must comply with in all material respects all of its respective agreements and covenants required by the merger agreement; and

•	McAfee and Merger Sub must deliver to us a certificate signed by a duly authorized officer of McAfee certifying as to the satisfaction of the two foregoing conditions.

Termination

Secure Computing and McAfee (in each case, upon the authorization of such party’s board of directors) can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of McAfee and Secure Computing;

•	by either McAfee or Secure Computing:

•

if the effective time of the merger has not occurred by March 31, 2009, which date will be extended to June 30, 2009 if on March 31, 2009 all of the closing conditions have been satisfied or waived (except for conditions that by their nature are only to be satisfied as of the closing of the merger) other than the condition relating to antitrust approvals (such date, as applicable, referred to as the end date), so long as this right to terminate the merger agreement will not be available to a party whose failure to comply with, or breach of, any provision of the merger agreement was a principal cause of or resulted in the failure of the merger to be completed by such date;

•

if any law or legal requirement makes the consummation of the merger illegal or if a government entity of competent jurisdiction issues an order, decree or ruling or takes any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable (so long as the party seeking to terminate the merger agreement pursuant to this provision must not have acted or failed to act which was a principal cause of or resulted in such applicable law or order); or

•	if our stockholders have not adopted the merger agreement at the special meeting.

•	by us if:

•

we are not in material breach of our obligations under the merger agreement, and if McAfee has breached any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of McAfee’s representations or warranties is untrue, in either case such that McAfee will not be able to satisfy the closing conditions in the merger agreement applicable to its representations, warranties, covenants and agreements; provided, that if such inaccuracy or breach is curable prior to the applicable end date then we may not terminate the merger agreement until the end of a twenty day cure period and so long as McAfee continues to use commercially reasonable efforts to cure such breach during such twenty day cure period; or

•

if our board of directors makes a change of recommendation (i) to enter into a transaction related to a superior proposal or (ii) as a result of an intervening event (as defined in the merger agreement) and McAfee shall have failed to exercise its option to cause our board of directors to submit the merger agreement to our stockholders, and in advance of or concurrently therewith, we pay McAfee a termination fee of $16,135,000, as described below.

•	by McAfee if:

•

we breach our obligations under the merger agreement to take all action necessary to call a special meeting of our stockholders for the purpose of adopting the merger agreement at the special meeting or for our board of directors to recommend to the stockholders a vote in favor of the adoption of the merger agreement at such special meeting in a material way or a breach by us of our non-solicitation covenants (as described below);

•	our board of directors or any committee thereof effects a change of recommendation;

•	we fail to include in this proxy statement the recommendation of our board of directors in favor of the adoption of the merger agreement;

•	our board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within five days after McAfee delivers to us a request to do so;

•	our board of directors approves or recommends, or we enter into any letter of intent or other agreement regarding an alternative transaction proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction proposal;

•

within ten business days of a third person or party publishing, sending or giving to our securityholders a tender or exchange offer relating to our securities pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, we fail to send a statement to our securityholders disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•

McAfee is not in material breach of its obligations under the merger agreement, and if we have breached any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of our representations or warranties is untrue, in either case such that we will not be able to satisfy the closing conditions in the merger agreement applicable to our representations, warranties, covenants and agreements; provided, that if such inaccuracy or breach is curable prior to March 31, 2009 or June 30, 2009, as applicable, then McAfee may not terminate the merger agreement until the end of a twenty day cure period and so long as we continue to use commercially reasonable efforts to cure such breach during such twenty day period.

Termination Fees

The merger agreement requires that we pay McAfee a termination fee of $16,135,000 if, among other things:

•

we or McAfee terminate the merger agreement because the effective time of the merger has not occurred by the applicable end date, and (i) prior to such termination there has been disclosure publicly or to any of our directors or officers of an alternative transaction proposal and (ii) within 12 months following the date of such termination we enter into a contract with respect to an acquisition of Secure Computing;

•

we or McAfee terminate the merger agreement because our stockholders have not adopted the merger agreement at the special meeting, and (i) prior to such termination there has been disclosure publicly or to any of our directors or officers of an alternative transaction proposal and (ii) within 12 months following the date of such termination we enter into a contract with respect to an acquisition of Secure Computing;

•	McAfee terminates the merger agreement because:

•	our board of directors or any committee thereof effects a change of recommendation;

•	we fail to include in this proxy statement the recommendation of our board of directors in favor of the adoption of the merger agreement;

•	our board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within five days after McAfee delivers to us a request to do so;

•	our board of directors or any committee thereof approves or recommends, or we enter into any letter of intent or other agreement regarding an alternative transaction proposal;

•	we enter into any letter of intent or similar document or any agreement, contract or commitment accepting any alternative transaction proposal;

•

a tender or exchange offer commenced by any person not affiliated with us our McAfee relating to our securities pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, within ten business days after such tender or exchange offer is first published, sent or given, we fail to send a statement to our securityholders disclosing that our board of directors recommends rejection of such tender or exchange offer; or

•	we breach our covenant regarding the holding of a stockholders meeting to adopt the merger agreement or our non solicitation covenants;

•

McAfee is not in material breach of its obligations under the merger agreement and terminates the merger agreement because we have breached any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of our representations or warranties is untrue, in either case such that we will not be able to satisfy the closing conditions applicable to our representations, warranties, covenants and agreements; and such inaccuracy or breach is not curable prior to the applicable end date or not cured within the twenty day cure period and (i) prior to such termination there has been disclosure publicly or to any of our directors or officers of an alternative transaction proposal and (ii) within 12 months following the date of such termination we enter into a letter of intent or consummate an acquisition (as defined in the merger agreement) of Secure Computing; or

•

we terminate the merger agreement because our board of directors makes a change of recommendation (i) to enter into a transaction related to a superior proposal or (ii) as a result of an intervening event (as defined in the merger agreement) and McAfee failed to exercise its option to cause our board of directors to submit the merger agreement to our stockholders.

As used in the merger agreement and in this proxy statement, an “acquisition” of Secure Computing means:

•

any purchase or acquisition by any person or group of a 50% or more interest in the total outstanding voting securities of Secure Computing or any of our subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 50% or more of the total outstanding voting securities of Secure Computing or any of our subsidiaries;

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Secure Computing pursuant to which the equity interests held in Secure Computing and retained following such transaction or issued to or otherwise received in such transaction by our stockholders immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or

•

any sale, lease, exchange, transfer, license or other disposition (including by way of joint venture) by us of assets (including capital stock or other ownership interests in our subsidiaries) representing 50% or more of the aggregate fair market value of the consolidated assets of Secure Computing and our subsidiaries, taken as a whole, immediately prior to such sale.

Other Expenses

All other fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses whether or not the merger is consummated, except that Secure Computing and McAfee will share equally the filing fee required under the HSR Act and similar applicable laws of other jurisdictions.

Additional Covenants

The merger agreement provides for a number of additional covenants of the parties.

Filings with Government Entities

Each of McAfee, Merger Sub and Secure Computing has agreed to use its respective commercially reasonable efforts to comply with, and avoid taking any action that would impede compliance with all applicable law and regulation required in connection with the merger and the transactions contemplated by the merger agreement. Accordingly, each of McAfee, Merger Sub and Secure Computing has agreed to file as promptly as practicable with any government entity all necessary filings, notices, petitions, statements, registrations, submissions of information, applications or submission of other documents and to ensure that all documents that it is responsible for filing comply in all material respects with applicable law and regulation.

Each of McAfee, Merger Sub and Secure Computing has agreed to cooperate with each other to supply information necessary in respect of any filings or applications with any government entity. Except where prohibited by applicable law or regulation, each of McAfee and Secure Computing has agreed to consult with the other, including allowing the other to review and discuss in advance and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before prior to taking a position with respect to any such filing or application, or making or submitting any such documentation to any government entity.

Each of McAfee, Merger Sub and Secure Computing has agreed to use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulation to complete and make effective, in the most expeditious manner practicable, the merger.

Notwithstanding the covenants described above, neither McAfee nor Merger Sub will have any obligation to:

•	litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or

•	make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for any antitrust restraint.

Employee and Employee Benefits Matters

Prior to the effective time of the merger, our employee stock purchase plan will be terminated. Effective as of no later than the day immediately preceding the merger agreement, we have agreed to terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any employee plans intended to include a 401(k) arrangement.

McAfee will provide the employees of Secure Computing who are employed by McAfee or one of its subsidiaries after the closing of the merger with comparable types and levels of employee benefits as those provided to similarly-situated employees of McAfee. To the extent such employee benefits are provided through McAfee benefits plans, McAfee will recognize the prior service with Secure Computing for each of our employees who becomes a McAfee employee to the extent permitted by applicable law, except where doing so would cause a duplication of benefits.

If the closing of the merger occurs before December 31, 2008, and such benefits are provided under McAfee benefits plans, McAfee has agreed to use its commercially reasonable efforts to cause all pre-existing conditions limitations, eligibility waiting periods and evidence of insurability requirements for such continuing employees as is permitted by applicable law and will provide such employees and their dependents with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year. The employment of our employees who become employees of McAfee is at-will and terminable by McAfee at any time.

Third-Party Consents

We have agreed to use commercially reasonable efforts to obtain any consents, waivers and approvals under any of our or our subsidiaries’ contracts required to be obtained in connection with the consummation of the merger.

Certain Additional Agreements—Voting Agreements

As a condition to McAfee and Merger Sub entering into the merger agreement, each of our directors and executive officers, in their capacities as our stockholders and Warburg Pincus Private Equity IX, L.P., the holder of all of our Series A Preferred Stock, entered into voting agreements with McAfee, pursuant to which each signatory agreed to vote his, her or its shares of our common stock or Series A Preferred Stock, as applicable, in favor of the adoption of the merger agreement and any matter proposed in connection with the merger that is reasonably necessary to facilitate the merger, and against any alternative transaction proposal and any other proposal that would reasonably be expected to prevent, delay, postpone or frustrate the purposes of the merger. See the section of this proxy statement entitled “The Merger—Voting Agreements” beginning on page •.

Amendment, Extension and Waiver of the Merger Agreement

The merger agreement may be amended, whether before or after any vote of our stockholders, by written agreement of the parties to the merger agreement, at any time prior to the effective time of the merger, so long as:

•

no amendment that requires further stockholder approval under applicable law or the rules of the NASDAQ Global Select Market after stockholder approval of the merger agreement will be made without such required further approval; and

•	such amendment has been duly authorized by McAfee, Merger Sub and Secure Computing and duly approved by their respective boards of directors.

At any time prior to the effective time of the merger and unless prohibited by applicable laws, McAfee and Merger Sub, on the one hand, and Secure Computing, on the other hand, may in a written instrument (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement or (c) waive compliance with any of the covenants or conditions contained in the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of September 18, 2008 by:

•	each of our current executive officers and directors;

•	all our current officers and directors as a group;

•	three of our former executive officers who are Named Executive Officers as defined in the rules of the SEC;

•	two former directors who served until May 16, 2008 and June 1, 2008; and

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after September 18, 2008. Percentage of beneficial ownership is based on 70,495,278 shares outstanding as of September 18, 2008. Beneficial ownership calculations for 5% stockholders are based solely on publicly filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2007. Except as otherwise noted, the address of each person listed in the table is c/o Secure Computing, 55 Almaden Boulevard, Suite 500, San Jose, CA 95113.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares
Current Executive Officers and Directors:(2)
Atri Chatterjee	(3)	405,389	*
Glenn Cross	(4)	110,000	*
Cary Davis	(5)	7,307,642	9.4%
Robert J. Frankenberg	(6)	129,000	*
Michael Gallagher	(7)	395,769	*
Steve Kozachok	(8)	70,000	*
John McNulty	(9)	1,783,569	2.5%
Stephen M. Puricelli	(10)	131,156	*
Dan Ryan	(11)	217,737	*
Richard Scott	(12)	4,046,791	5.7%
Timothy Steinkopf	(13)	551,546	*
Alexander Zakupowsky	(14)	157,333	*

All current executive officer and directors as a group (12 persons)	(15)	15,305,932	19.0%

Former Named Executive Officers:
Mary Budge	(16)	•	• %
Jay Chaudhry	(17)	•	• %
Vincent Schiavo		—	—

Former Directors:
James Jordan (resigned June 1, 2008)	(18)	•	• %
Eric P. Rundquist (resigned May 16, 2008)	(19)	•	• %

Other Beneficial Owners:
Warburg Pincus Private Equity IX, L.P.(2)	(20)	7,279,642	9.4%
Dimensional Fund Advisors L.P.	(21)	5,498,009	7.8%
Wells Fargo & Company	(22)	3,577,798	5.1%

*	Less than 1 percent
(1)	Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to such shares of common stock.
(2)	Each of the current executive officers and directors has entered into a voting agreement with Warburg Pincus Private Equity IX, L.P. See the section of this proxy statement entitled “The Merger—Voting Agreements” beginning on page • and Annex B hereto.
(3)	Represents 7,127 shares owned personally by Mr. Chatterjee, 56,000 shares of restricted stock, and 342,262 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(4)	Represents 110,000 shares of restricted stock.
(5)

Represents 15,000 shares of stock, 8,000 shares of restricted stock and 5,000 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008. Includes 6,279,642 shares of common stock issuable upon conversion of shares of Series A Preferred Stock held by Warburg Pincus entities, as well as 1,000,000 shares of common stock issuable upon exercise of a warrant held by the Warburg Pincus entities. Mr. Davis, a director of Secure Computing, is a general partner of Warburg Pincus & Co. (“WP”) and managing director and member of Warburg Pincus LLC (“WP LLC”). The stockholder is Warburg Pincus Private Equity IX, L.P. (“WP IX”), Warburg Pincus IX, LLC (“WP IX LLC), an indirect subsidiary of WP, is the sole general partner of WP IX. Warburg Pincus Partners, LLC, (“WP Partners”) is the sole member of WP IX LLC. WP is the Managing Member of WP Partners. WP IX is managed by Warburg Pincus LLC (“WP LLC”). All shares indicated as issuable upon conversion of preferred stock and exercise of warrants are included because of Mr. Davis’ affiliation with the Warburg Pincus entities. Mr. Davis disclaims beneficial ownership of all shares held by the Warburg Pincus entities.

Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(6)	Represents 30,000 shares owned personally by Mr. Frankenberg, 8,000 shares of restricted stock, and 91,000 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(7)	Represents 12,972 shares owned personally by Mr. Gallagher, 77,000 shares of restricted stock, and 305,797 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(8)	Represents 5,000 shares owned personally by Mr. Kozachok and 65,000 shares of restricted stock.
(9)	Represents 283,134 shares owned personally by Mr. McNulty, 149,562 shares of restricted stock, 1,350,873 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008. Excludes 9,000 shares owned by Mr. McNulty’s spouse.
(10)	Represents 39,656 shares owned personally by Mr. Puricelli, 8,000 shares of restricted stock, and 83,500 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(11)	Represents 55,237 shares owned personally by Mr. Ryan and 162,500 shares of restricted stock. Excludes 75,000 restricted stock units.
(12)	Represents 15,000 shares owned personally by Mr. Scott, 8,000 shares of restricted stock, 46,360 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008, and 3,977,431 shares held in various Trusts. Richard Scott is located at: Richard L. Scott Investments, LLC, 1400 Gulfshore Boulevard Suite 148 Naples, FL 34102.
(13)	Represents 27,637 shares owned personally by Mr. Steinkopf, 86,000 shares of restricted stock, and 437,909 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(14)	Represents 35,000 shares owned personally by Mr. Zakupowsky, 8,000 shares of restricted stock, and 114,333 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(15)	See footnotes (3) through (14).
(16)	Represents • shares owned personally by Ms. Budge, 29,750 shares of restricted stock, and 159,312 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(17)	Jay Chaudhry is located at: 19730 Saratoga Los Gatos Saratoga, CA 95070.
(18)	Represents • shares owned personally by Mr. Jordan, and 106,000 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(19)	Represents • shares owned personally by Mr. Rundquist, and 91,000 shares of common stock covered by options that are exercisable within 60 days of September 18, 2008.
(20)	The stockholder is Warburg Pincus Private Equity IX, L.P. (“WP IX”). Warburg Pincus IX, LLC (“WP IX LLC), an indirect subsidiary of Warburg Pincus &. Co. (“WP”), is the sole general partner of WP IX. WP IX is managed by Warburg Pincus LLC (“WP LLC”). The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. Includes 6,279,642 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by the Warburg Pincus entities, as well as 1,000,000 shares of Common Stock issuable upon exercise of warrants held by the Warburg Pincus entities. In connection with the investment by Warburg Pincus, we agreed that for so long as the Warburg Pincus entities continue to own at least 50% of Series A Preferred Stock issued to the Warburg Pincus entities in connection with the private placement transaction (including as owned and outstanding the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrant to purchase common stock), Warburg Pincus entities will be permitted to designate for election one individual to our Board of Directors. Cary Davis, a Managing Director and Member of WP LLC, has served as a director of Secure Computing since January 12, 2006 pursuant to such designation.
(21)

Represents shares reported on a Schedule 13G filed on February 6, 2008 by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” Dimensional, as investment advisor or manager, possesses investment and/or voting power of the 5,498,009 shares of Common Stock that are owned by the Funds. All securities reported are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities. Dimensional Fund Advisors, L.P. is located at: 1229 Ocean Avenue 11th Floor Santa Monica, CA 90401-1005.

(22)	Represents shares reported on a Schedule 13G filed on February 4, 2008, by Wells Fargo & Company (“Wells Fargo”), as a parent holding company on behalf of itself and its subsidiaries. On a consolidated basis, Wells Fargo has sole voting power of 2,249,585 shares, sole dispositive power of 3,547,476 shares and shared dispositive power of 29,522 shares of Common Stock. Wells Capital Management Incorporated, an investment advisory subsidiary of Wells Fargo, has sole voting power of 1,035,598 shares and sole dispositive power of 3,526,566 shares of Common Stock. Wells Fargo is located at: 420 Montgomery Street, San Francisco, CA 94163.

STOCKHOLDER PROPOSALS

Once the merger is completed, there will be no public participation in any future meetings of stockholders of Secure Computing. However, if the merger is not completed, Secure Computing’s public stockholders will continue to be entitled to attend and participate in Secure Computing stockholders’ meetings. If the merger is not completed, we will inform our stockholders, by press release or other means we deem reasonable, of the date by which we must receive stockholders proposals for inclusion in the proxy materials relating to the 2009 annual meeting of stockholders, which proposals must comply with the rules and regulations of the SEC then in effect and our bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

McAfee and Secure Computing file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that McAfee and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of the NASDAQ Global Select Market at 1735 K Street, N.W., Washington, D.C. 20006.

CERTAIN INFORMATION REGARDING SECURE COMPUTING AND MCAFEE

We have supplied all information contained in this proxy statement relating to us, and McAfee has supplied all information contained in this proxy statement relating to McAfee.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Secure Computing Corporation

Attn: Vice President of Investor Relations

55 Almaden Boulevard, Suite 500

San Jose, California 95113

Telephone: (408) 494-2020

or our proxy solicitor,

The Altman Group, Inc.

1200 Wall Street West, 3rd Floor

Lyndhurst, New Jersey 07071

Call toll free: (800) 243-5194

Our stockholders should not send in their Secure Computing stock certificates until they receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their share certificates or the exchange of our capital stock for cash should call the exchange agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER •, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MCAFEE, INC.,

SEABISCUIT ACQUISITION CORPORATION

and

SECURE COMPUTING CORPORATION

Dated as of September 21, 2008

i

ii

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Form of Voting Agreement for Executive Officers and Directors
Exhibit A-2	Form of Voting Agreement for Warburg Pincus and its Director
Exhibit B-1	Form of Key Employee Non-Competition Agreements
Exhibit B-2	Form of Key Employee Offer Letters
Exhibit C	Form of Warrant Termination Agreement

Schedules

Schedule 1	Signatories to Voting Agreements
Schedule 2	Key Employees
Schedule 7.1(c)	Required Foreign Antitrust Approvals

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 21, 2008, by and among McAfee, Inc., a Delaware corporation (“Parent”), Seabiscuit Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Secure Computing Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, each of the Persons listed on Schedule 1 are entering into a Voting Agreement and an irrevocable proxy in substantially the form attached hereto as Exhibits A-1 and A-2 (the “Voting Agreements”) pursuant to which, among other things, such stockholder agrees to vote all shares of the Company’s capital stock owned by it, him or her in favor of the adoption of this Agreement and the other transactions contemplated hereby.

D. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, the Persons listed on Schedule 2 (the “Key Employees”) are entering into or executing, as applicable (i) a non-competition and non-solicitation agreement with Parent, each in the form attached hereto as Exhibit B-1 (collectively, the “Key Employee Non-Competition Agreements”), and (ii) an offer letter, each in the form attached hereto as Exhibit B-2 (collectively, the “Key Employee Offer Letters”), each to be effective as of the Effective Time.

E. The Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

F. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

G. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms.    For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition” shall mean, for the purposes of Section 8.3(b) only, with respect to the Company, any of the following transactions (other than the transactions contemplated by this Agreement): (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of a fifty percent (50%) or more interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifty percent (50%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the Company immediately preceding such transaction constitute less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; or (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) by the Company of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing fifty percent (50%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such sale.

(b) “Alternative Transaction Proposal” shall mean, with respect to the Company, any offer, expression of interest or proposal (whether binding or non-binding), or any public announcement of any intention to make any such offer, expression of interest or proposal, whether made to the Company or its stockholders, relating to any transaction or series of related transactions involving: (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (iii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business consistent with past practices) or other disposition (including by way of joint venture) of assets (including capital stock or other ownership interests in Subsidiaries of the Company) representing fifteen percent (15%) or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (iv) any liquidation, dissolution, reorganization or recapitalization of the Company; or (v) the declaration or payment of any extraordinary dividend, whether of cash or other property, by the Company; provided, however, for the sake of clarity, the transactions among Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Alternative Transaction Proposal.

(c) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

(d) “Base Amount” shall mean one hundred dollars ($100).

(e) “Bid” shall mean any bid, quotation or proposal submitted to any Governmental Entity in connection with obtaining any current Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, and any outstanding bid, quotation or proposal by the Company that if accepted or awarded would reasonably be expected to lead to a Contract between the Company, on the one hand, and any Governmental Entity or any prime contractor or upper-tier subcontractor for any Governmental Entity, on the other hand.

(f) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

(g) “Change of Recommendation” shall mean the withholding, withdrawal or amendment, qualification or modification (in a manner adverse to Parent), by the Company’s Board or Directors (or any committee thereof) of its recommendation in favor of adoption of this Agreement, and, in the case of a tender or exchange offer made by a third party directly to the Company’s stockholders, a failure to recommend that Company’s stockholders reject such tender or exchange offer.

(h) “COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “Common Stock Merger Consideration” shall mean an amount of cash equal to $5.75 per share, without interest.

(j) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(k) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written, unwritten or otherwise, providing for compensation, severance benefits, termination pay, change of control pay, bonus pay, deferred compensation, performance awards, stock or stock-related awards, phantom stock, commission pay, vacation or paid time off, profit sharing, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(l) “Company Government Contract” shall mean any Contract between the Company, on the one hand, and any Governmental Entity, on the other hand.

(m) “Company Government Subcontract” shall mean any Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity.

(n) “Company Financial Advisor” shall mean Citigroup Global Markets Inc.

(o) “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, or exclusively licensed to, the Company or its Subsidiaries.

(p) “Company Options” shall mean all outstanding options to purchase Company Common Stock.

(q) “Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

(r) “Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

(s) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(t) “Company RSUs” shall mean restricted stock units of the Company issued from the Company Stock Plans, whereby each restricted stock unit represents a bookkeeping entry representing the equivalent of one (1) share of Company Common Stock.

(u) “Company Series A Preferred Stock” shall mean the Series A convertible preferred stock, par value $0.01 per share, of the Company.

(v) “Company Stock” shall mean the Company Preferred Stock, the Company Series A Preferred Stock and the Company Common Stock.

(w) “Company Stock Plans” shall mean all stock option plans or other equity-related plans of the Company, including: (i) the Company’s 2002 Stock Incentive Plan, (ii) the Company’s Amended and Restated 1995 Omnibus Stock Option Plan, (iii) the Company’s 2000 Stock Option Plan, (iv) the N2H2 1997 Stock Option Plan, the (v) N2H2 1999 Stock Option Plan, (vi) the N2H2 1999 Non-Employee Director Plan, (vii) the N2H2 1999/2000 Transition Plan, (viii) the N2H2 2000 Stock Option Plan, (ix) the Howard Philip Welt Plan, (x) the CyberGuard 1994 Stock Option Plan, and (xi) the CyberGuard 1998 Stock Option Plan.

(x) “Company Unvested Common Stock” shall mean any shares of Company Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

(y) “Company Warrants” shall mean all warrants to purchase Company Common Stock issued by the Company.

(z) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(aa) “DOJ” shall mean the United States Department of Justice.

(bb) “DOL” shall mean the United States Department of Labor.

(cc) “Employee” shall mean any current or former employee, consultant, adviser, independent contractor or director of the Company or any ERISA Affiliate.

(dd) “Employee Agreement” shall mean each management, employment, severance, separation, change of control, settlement, bonus, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement or Contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or similar equity awards, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten or otherwise pursuant to which the Company or ERISA Affiliate has or may have any current or future liability or obligation (contingent or otherwise).

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(ff) “ERISA Affiliate” shall mean any Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries, or that, together with the Company or any Subsidiary of the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(gg) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(hh) “Exchange Ratio” shall mean the quotient obtained by dividing (i) the Common Stock Merger Consideration, by (ii) the Parent Stock Price.

(ii) “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

(jj) “Export and Import Control Laws” shall mean any U.S. law, regulation, or order or applicable non-U.S. law, regulation or order to the extent permitted under U.S. law governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

(kk) “FTC” shall mean the United States Federal Trade Commission.

(ll) “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, works council or other foreign labor entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(mm) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(nn) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(oo) “Intellectual Property” shall mean any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(pp) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) Trade Secrets, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

(qq) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(rr) “Intervening Event” shall mean a material event (other than (i) an Alternative Transaction Proposal or a Superior Proposal, and (ii) events to the extent relating to developments in the Company’s progress toward goals set forth in its business plan) arising after the date of this Agreement, that was neither known to the Board of Directors of the Company as of the date hereof nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date hereof, which becomes known to the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval.

(ss) “IRS” shall mean the United States Internal Revenue Service.

(tt) “knowledge” shall mean, with respect to a party hereto, with respect to any fact, circumstance, event or other matter in question, (i) the actual knowledge of any of the directors of such party, and (ii) the actual knowledge of any of the executive officers of such party after reasonable inquiry of the senior employees of such party and its Subsidiaries who have primary administrative or operational responsibility for such matter in question.

(uu) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(vv) “Liabilities” shall mean the debts, liabilities and other obligations of a Person, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement, action or order by any Governmental Entity, and those arising under any Contract.

(ww) “Lien” shall mean any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, restriction or other encumbrance of any kind in respect of an asset, tangible or intangible (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xx) “Liquidation Amount” shall mean the sum of (i) the Base Amount, plus (ii) an amount of interest on such Base Amount accreting daily at the annual rate of five percent (5.0%), compounded semi-annually, computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty (30) day months from January 12, 2006 to the Closing Date, plus (iii) an amount equal to any accrued but unpaid dividends on a share of Company Series A Preferred Stock as of the Closing Date.

(yy) “made available” shall mean that the Company has posted such materials, on or before 11:59 p.m. Pacific time on September 21, 2008, to the virtual data room managed by the Company hosted at the following IP address:

https://vault.netvoyage.com/neWeb2/cabinetHome.aspx?targetCabinet=NG-UPV0V4MI

(zz) “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, circumstance, condition or effect (any such item, an “Effect”), individually or when taken together with all other Effects, (i) that is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets (including intangible assets), liabilities, operations or results of operations of such entity and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to materially impede the authority or ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, except in each case to the extent that any such Effect directly results from any of the following: (a) changes in general economic conditions or changes affecting the industry generally in which such entity operates, or acts of war (including escalation in conflicts involving the United States), acts of God (including natural disasters) or terrorism (provided that such changes or acts do not affect such entity disproportionately as compared to other companies operating in the same industries or geographies as such entity); (b) changes in the trading volume or trading prices of such entity’s capital stock, or any failure to meet published analyst estimates, in each case, in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes or failure to meet estimates); (c) any changes in applicable Legal Requirements or GAAP; (d) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; or (e) any failure by the Company or any of its Subsidiaries to meet revenue or earnings projections (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure to meet revenue or earnings projections).

(aaa) “Merger Consideration” shall mean the Preferred Stock Merger Consideration and the Common Stock Merger Consideration.

(bbb) “Merger Sub Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Sub.

(ccc) “NYSE” shall mean The New York Stock Exchange.

(ddd) “Open Source” shall mean any open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code or purports to restrict the licensee’s ability to charge for distribution of or to use software for commercial purposes or requires the inclusion of attribution notices in any redistributed software.

(eee) “Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

(fff) “Parent Stock Price” shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on NYSE for the ten (10) consecutive trading days ending with the second trading day that precedes the Closing Date.

(ggg) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(hhh) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) Liens imposed by applicable Legal Requirements (other than Tax law); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports.

(iii) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(jjj) “Preferred Stock Merger Consideration” shall mean the sum of (i) the Liquidation Amount plus (ii) an amount equal to five percent (5%) of the Liquidation Amount, without interest.

(kkk) “Proxy Statement” shall mean the proxy statement to be filed by the Company with the SEC in connection with the solicitation of proxies from Company stockholders for the Company Stockholder Approval, as amended or supplemented.

(lll) “PTO” shall mean the United States Patent and Trademark Office.

(mmm) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(nnn) “SEC” shall mean the United States Securities and Exchange Commission.

(ooo) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ppp) “Shrink-Wrapped Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).

(qqq) “Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(rrr) “Subsidiary” shall mean, when used with respect to any party, any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(sss) “Superior Proposal” shall mean, with respect to the Company, an unsolicited, bona fide written Alternative Transaction Proposal that (i) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and the Company Financial Advisor) to be more favorable (taking into account all relevant legal, financial, regulatory, timing and other aspects of such Alternative Transaction Proposal (including the conditions thereto) and the identity of the Person making the proposal), and provides greater financial value, to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account all of the terms of any proposal by Parent to amend or modify the terms of the transactions contemplated by this Agreement), (ii) provides for consideration consisting exclusively of cash and/or publicly traded securities, and for which financing, to the extent required by the Person making the offer, is then fully committed and not subject to any contingencies other than the conditions to such Alternative Transaction Proposal, and (iii) is reasonably capable of being consummated on the terms proposed without unreasonable delay relative to the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” that each reference to “15%” in the definition of “Alternative Transaction Proposal” contained herein shall be deemed to be a reference to “85%.”

(ttt) “Termination Fee” shall mean an amount in cash equal to sixteen million one hundred thirty five thousand dollars ($16,135,000.00).

(uuu) “Trade Secrets” shall mean trade and industrial secrets and confidential information.

(vvv) “Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

(www) “WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

1.2 Additional Defined Terms.    The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective terms below:

Term	Section
401(k) Plan	6.9(b)
Agreement	Preamble
Antitrust Restraint	6.6(e)
Certificate of Designations	3.1(b)
Certificate of Merger	2.2
Certificates	2.8(c)
Change of Recommendation Notice	6.3(d)(ii)
Closing	2.2
Closing Date	2.2
Code	2.8(d)
Company	Preamble
Company Balance Sheet	3.4(b)
Company Charter Documents	3.1(b)
Company Disclosure Letter	Article III
Company Environmental Permits	3.13(c)
Company Financials	3.4(b)
Company Material Contract	3.17(a)
Company Purchase Plans	3.2(c)
Company SEC Reports	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	6.2(a)
Confidentiality Agreement	6.4(a)
Continuation Notice	6.3(e)
Continuing Employees	6.9(d)
Cutoff Time	3.2(a)
Delaware Law	RECITALS
Dissenting Shares	2.7(a)
Dissenting Stockholder	2.7(a)
Effective Time	2.2
End Date	8.1(b)
Engagement Letter	3.14
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Fairness Opinion	3.20
GAAP	3.4(b)
Governmental Authorizations	3.9
Hazardous Material	3.13(a)
Hazardous Materials Activities	3.13(b)
Indemnified Parties	6.10(a)
Key Employee Non-Competition Agreements	RECITALS
Key Employee Offer Letters	RECITALS
Key Employees	RECITALS
Lease Documents	3.7(b)
Leased Real Property	3.7(a)
Medicare Part D	3.16(b)
Merger	2.1
Merger Sub	Preamble

Term	Section
Necessary Consents	3.3(c)
Parent	Preamble
Parent Plans	6.9(d)
Representatives	6.3(a)
Returns	3.6(b)(i)
RoHS	3.13(a)
Section 262	2.7(a)
Significant Customer	3.22(a)
Significant Supplier	3.22(b)
SOX	3.4(a)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Tax	3.6(a)
Taxes	3.6(a)
Triggering Event	8.1
Voting Agreements	RECITALS

ARTICLE II

THE MERGER

2.1 The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article V (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws.    Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the

Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Secure Computing Corporation” and the Certificate of Incorporation shall be amended so as to comply with Section 6.10(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, the Bylaws shall be amended so as to comply with Section 6.10(a).

2.5 Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time, (a) the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, (b) the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed, and (c) Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

2.6 Effect on Capital Stock.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.6(e), will be cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive the Common Stock Merger Consideration upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(b) Company Preferred Stock.    Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, will be redeemed, cancelled and extinguished and automatically converted (subject to Section 2.7) into the right to receive the Preferred Stock Merger Consideration, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(c) Company Unvested Common Stock and Company RSUs.    As of the Effective Time, each share of Company Unvested Common Stock that is outstanding as of the Effective Time and each Company RSU that is unexpired, unexercised, unvested (after giving effect to the waivers of acceleration contained in the Key Employee Offer Letters) and outstanding as of the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such share of Company Unvested Common Stock and each Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Stock Plans and the applicable purchase agreement) as are in effect immediately prior to the Effective Time, except that such share of Company Unvested Common Stock or Company RSU shall represent that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) obtained by multiplying (i) the number of shares of Company Unvested Common Stock or Company RSUs held by such Person immediately prior to the Effective Time by (ii) the Exchange Ratio.

(d) Company Warrants.    Following the Effective Time, all Company Warrants outstanding at the Effective Time shall be terminated and cancelled, and shall not represent any right to receive consideration pursuant to the terms of this Agreement, and in no event shall such Company Warrants continue to be or become exercisable for any equity securities of Parent, the Company or any of their respective Subsidiaries, in each case pursuant to a Company Warrant termination agreement, in the form attached hereto as Exhibit C, delivered by the holders of Company Warrants contemporaneously with, or prior to, the execution of this Agreement by the parties hereto.

(e) Cancellation of Treasury and Parent Owned Stock.    Each share of Company Common Stock or Company Series A Preferred Stock held by the Company or Parent, or any direct or indirect wholly owned Subsidiary of the Company or of Parent, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(f) Capital Stock of Merger Sub.    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Stock Options.    As of the Effective Time, each of the Company Options that is outstanding (whether or not theretofore vested) will be terminated and cancelled in exchange for the right to receive a single lump sum cash payment equal to the excess, if any, of (i) the product obtained by multiplying (A) the Common Stock Merger Consideration by (B) the number of shares of Company Common Stock subject to such Company Option, less (ii) the product obtained by multiplying (x) the exercise price per share with respect to each share of Company Common Stock subject to such Company Option by (y) the number of shares of Company Common Stock subject to such Company Option. Prior to the Effective Time, the Company shall take or cause to be taken any and all actions reasonably necessary to give effect to the treatment of the Company Options pursuant to this Section 2.6(g).

(h) Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Series A Preferred Stock, as the case may be), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Series A Preferred Stock, as the case may be, having a record date on or after the date hereof and prior to the Effective Time.

2.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock or Company Series A Preferred Stock held by a holder who is entitled to demand, and who properly demands, appraisal of such shares (a “Dissenting Stockholder”), pursuant to, and also complies in all material respects with, Section 262 of Delaware Law (such Section, “Section 262” and such shares, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock or Company Series A Preferred Stock set forth in Section 2.6, but rather, such Dissenting Stockholder shall only be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262).

(b) Notwithstanding the provisions of Section 2.7(a), if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262, then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock or Company Series A Preferred Stock, as applicable, set forth in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to Section 262, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent (not to be unreasonably withheld or delayed; and in no event delayed in a manner that prevents the Company from timely complying with its obligations under Section 262 or other applicable Legal Requirements).

2.8 Surrender of Certificates.

(a) Exchange Agent.    Parent shall select an institution reasonably acceptable to the Company (whose consent shall not be unreasonably withheld or delayed) to act as the exchange agent (the “Exchange Agent”) for the Merger and the payment of the Merger Consideration.

(b) Parent to Provide Cash.    Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (to be effective as of the Effective Time) that shall provide that Parent shall deposit with the Exchange Agent, in trust for the benefit of the Company’s stockholders and for exchange in accordance with this Article II, the aggregate Merger Consideration payable pursuant to Section 2.6. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures.    Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of certificates or instruments evidencing the Company Common Stock, Company Series A Preferred Stock, and, in Parent’s discretion, Company Options, that were outstanding immediately prior to the Effective Time (collectively, the “Certificates”) and which were converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent and/or the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent (including any required IRS Form W-9 or Form W-8), the holders of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer in the amount of U.S. dollars representing the applicable portion of the Merger Consideration that such holders have the right to receive pursuant to Section 2.6, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender thereof the applicable portion of the Merger Consideration that the holders thereof have the right to receive pursuant to Section 2.6. No interest will be paid or accrued on any cash payable to holders of Certificates pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock or Company Options (if applicable) that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration that the holder thereof has the right to receive pursuant to Section 2.6 may paid to a transferee if the Certificate representing such shares of Company Common Stock, Company Series A Preferred Stock or Company Options (if applicable) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(d) Required Withholding.    Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability.    Notwithstanding anything to the contrary in this Section 2.8, neither Parent, the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock, Company Series A Preferred Stock or Company Options for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Investment of Exchange Fund.    The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders or holders of Company Options pursuant to this Article II shall promptly be paid to Parent. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Article II.

(g) Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation, subject to Section 2.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 2.6(a).

2.9 No Further Ownership Rights in any Company Securities.    All Merger Consideration paid upon the surrender for exchange of Company Common Stock, Company Series A Preferred Stock and Company Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Series A Preferred Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock, Company Series A Preferred Stock and Company Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Further Action.    At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company addressed to Parent and Merger Sub, dated as of the date hereof and delivered to Parent and Merger Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), referencing a representation or warranty herein (it being understood that (i) the Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections contained in this Article III, (ii) the disclosures in any section or subsection of the Company Disclosure Letter shall qualify the applicable representations and warranties in the corresponding section or subsection of this Article III and, in addition, the representations and warranties in other sections or subsections in this Article III to the extent it is reasonably apparent on the face of such disclosures that such disclosures are applicable to such other sections or subsections, and (iii) such disclosures in the Company Disclosure Letter relating to representations and warranties in this Article III shall also be deemed to be representations and warranties made by the Company under this Article III (to the extent required by such representations and warranties)), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.    The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed to do business and to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Charter Documents.    The Company has made available to Parent (i) a true and correct copy of the certificate of incorporation, the certificate of designations, preferences and rights of Company Series A Preferred Stock (the “Certificate of Designations”), and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries.    Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner, directly or indirectly, of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.

3.2 Capital Structure.

(a) Capital Stock.    The authorized capital stock of Company consists of: (i) one hundred million (100,000,000) shares of Company Common Stock and (ii) two million (2,000,000) shares of Company Preferred Stock, of which seven hundred thousand (700,000) shares are designated Company Series A

Preferred Stock. As of the close of business on September 18, 2008 (the “Cutoff Time”): (i) 68,319,443 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury and Company Unvested Common Stock), (ii) 2,175,835 shares of Company Unvested Common Stock were issued and outstanding, (iii) 350,423 Company RSUs were issued and outstanding, (iv) 6,656,910 shares of Company Common Stock were issued and held by the Company in its treasury and (v) seven hundred thousand (700,000) shares of Company Series A Preferred Stock were issued and outstanding, and no other shares of Company Preferred Stock were issued and outstanding. No shares of Company Common Stock or Company Series A Preferred Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock and Company Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound. In the period from the Cutoff Time to the date hereof, the Company has not issued any shares of Company Stock other than pursuant to the exercise of Company Options, Company RSUs or Company Warrants outstanding as of the Cutoff Time.

(b) Company Unvested Common Stock and Company RSUs.    Section 3.2(b) of the Company Disclosure Letter sets forth, as of the Cutoff Time, a list of each holder of Company Unvested Common Stock and Company RSUs, and (i) the name and address of the holder of such Company Unvested Common Stock or Company RSUs, (ii) the number of shares of Company Unvested Common Stock or Company RSUs held by such holder, (iii) the date of issuance of such shares of Company Unvested Common Stock or Company RSUs, (iv) the repurchase price of such Company Unvested Common Stock, (v) the applicable vesting schedule of such Company RSUs, and the applicable vesting schedule for such Company Unvested Common Stock pursuant to which the Company’s right of repurchase or forfeiture lapses, (vi) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof and whether such right of repurchase or forfeiture will be accelerated or otherwise affected by the transactions contemplated hereby with respect to the Company Unvested Common Stock, and (vii) whether or not the holder of such shares of Company Unvested Common Stock or Company RSUs is an employee of the Company or one of its Subsidiaries. There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). In the period from the Cutoff Time to the date hereof, the Company has not issued any shares of Company Unvested Common Stock or Company RSUs.

(c) Company Options and Company Warrants.    As of the Cutoff Time: (i) 10,616,972 shares of Company Common Stock are issuable upon the exercise of Company Options under the Company Stock Plans, the weighted average exercise price of such Company Options is $8.89472, and 8,647,656 shares of Company Common Stock underlying such Company Options are vested and exercisable; (ii) 4,627,408 shares of Company Common Stock are available for future grant under the Company Stock Plans; (iii) 1,095,182 shares of Company Common Stock are available for issuance under the Company’s Amended and Restated Employee Stock Purchase Plan and any other employee stock purchase plan of the Company (the “Company Purchase Plans”); (iv) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock (A) which are issued other than pursuant to the Company Stock Plans and (B) other than shares reserved for issuance under the Company Purchase Plans; and (v) 1,064,259 shares of Company Common Stock are issuable upon the exercise of Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth a list of each outstanding Company Option and Company Warrant: (a) the particular Company Stock Plan (if any) pursuant to which any such Company Option was granted; (b) the name and address of the holder of such Company Option or Company Warrant; (c) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (d) the exercise price of such Company Option or Company Warrant; (e) the date on which such Company Option or Company Warrant was granted or issued; (f) the applicable vesting schedule, if any, and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date hereof; and (g) the date on which such Company Option or Company Warrant expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, the

Company Purchase Plans and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). As of the end of the second most recent payroll period ending prior to the date hereof (which ended on August 31, 2008), the aggregate amount credited to the accounts of participants in the Company Purchase Plans was $172,940.26 and the aggregate amount credited to such accounts for such payroll period was $65,782.30. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. In the period from the Cutoff Time to the date hereof, the Company has not granted any Company Options or issued any Company Warrants.

(d) Voting Debt.    No Voting Debt is issued or outstanding as of the date hereof.

(e) Other Securities.    Except as otherwise set forth in Section 3.2(b), Section 3.2(c) or Section 3.2(e) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, Voting Debt or other voting or non-voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Stock, Company Options, Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued, granted or repurchased in compliance with (i) all applicable securities laws and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts of the Company or any of its Subsidiaries. Except for shares of Company Unvested Common Stock, there are no outstanding Contracts of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (y) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.3 Authority; No Conflict; Necessary Consents.

(a) Authority.    The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining Company Stockholder Approval (as defined below) as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. The vote of the Company’s stockholders that is required by the Charter Documents, by applicable Legal Requirements and by any applicable Contracts between the Company and any of its stockholders, to approve this Agreement, the Merger and the transactions contemplated hereby by the Company stockholders is set forth in Section 3.3(a) of the Company Disclosure Letter (such required vote set forth on Section 3.3(a) of the Company Disclosure Letter, the “Company Stockholder Approval”). By resolution adopted by unanimous vote at a meeting of all members of the Company’s Board of Directors duly called and held and not subsequently rescinded or modified in any way, the Board of Directors of the Company has duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

(b) No Conflict.    Neither the execution and delivery of this Agreement by the Company, nor the consummation of the Merger or any other transaction contemplated hereby: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires a consent, waiver or approval of any Person under, (i) any provision of the Company Charter Documents or any Subsidiary Charter Documents, each as currently in effect, (ii) subject to compliance with the requirements of the Necessary Consents (as defined below), any Legal Requirement applicable to the Company, any of its Subsidiaries, or any of their respective assets or properties, or (iii) any Company Material Contract (as defined below) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, (except in the case of clauses (ii) or (iii), where such conflicts, terminations, breaches, impairments, violations or defaults, or failures to obtain such consents, waivers or approvals, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect on the Company; or (b) will result in the creation of any Lien on any of the material properties or assets of the Company or its Subsidiaries, except where such Liens, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect on the Company.

(c) Necessary Consents.    No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents, as required by applicable Legal Requirements, with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and such other filings with Governmental Entities as may be required by any federal or state securities laws, (iii) the filing of the Notification and Report Forms with FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations, if applicable, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under any required foreign merger control regulations, if applicable, as reasonably determined Parent, and (iv) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”

3.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings.    Since January 1, 2005, the Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with, or furnished to, the SEC (all such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports”). As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and the disclosure requirements of Rule 4350 of the NASDAQ Global Select Market, in each case, as in effect on the date such Company SEC Report was filed, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless corrected in a later filed Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company and each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (“SOX”), and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

(b) Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K under the Exchange Act), and (iii) fairly and accurately presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material). The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis, facts or circumstances that would reasonably be expected to result in any correction or restatement of, any material aspect of the Company Financials. The audited balance sheet of the Company contained in the Company SEC Reports as of June 30, 2008, is hereinafter referred to as the “Company Balance Sheet.” The Company has not had any significant dispute with any of its auditors regarding accounting matters or policies during any of its past five (5) full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, including, without limitation, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports. The Company and its Subsidiaries have made appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(c) No Undisclosed Liabilities.    Except as reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or described in the notes thereto which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except (i) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice which are of the type which ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any applicable Legal Requirement, and (ii) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement.

(d) Amendments.    The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with, or furnished to, the SEC, but which are required to be filed or furnished, to agreements, documents or other instruments which previously had been filed by Company with the SEC, or furnished by the Company to the SEC, pursuant to the Securities Act or the Exchange Act. Since January 1, 2005, no “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) filed as an exhibit to the Company SEC Reports has been amended or modified, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report. The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. To the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comments. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, including all SEC comment letters and responses to such comment letters by or on behalf of the Company, since January 1, 2005.

(e) Internal Controls.    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company’s Board of Directors, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP applied on a consistent basis and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could adversely affect the Company’s ability to record, process, summarize and report financial data. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other current or former employees of the Company or any of its Subsidiaries who have a role in the Company’s internal control over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the SOX with respect to such reports, and such controls are effective for this purpose. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof. The Company has established and maintains “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act) and such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP.

3.5 Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, the Company and its Subsidiaries have operated their businesses in the ordinary course consistent with past practices, and since such date there has not been:

(a) any amendment or change in the Company Charter Documents or Subsidiary Charter Documents;

(b) any Material Adverse Effect on the Company;

(c) any acquisition by the Company or any Subsidiary of the Company, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing, any material portion of assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(d) any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(e) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries, or any Company Option, Company Warrant, calls or rights to acquire any such shares or other securities, except for repurchases from, and forfeitures by, Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

(f) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(g) any forgiveness by the Company or any of its Subsidiaries, whether orally or in writing, of any loan to any Employee in an amount exceeding $10,000;

(h) (i) any material increase or decrease in compensation or fringe benefits (except for normal increases or decreases of cash compensation to current non-officer employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing, (ii) any promise, commitment or payment by the Company or any of its Subsidiaries, whether orally or in writing, of any material bonus (except for bonuses made to current non-officer employees in the ordinary course of business consistent with past practice), (iii) any adoption, change, or termination by the Company or any of its Subsidiaries, whether orally or in writing, of any severance, change of control, termination or bonus plan, policy or practice, or (iv) the adoption, termination or amendment of any Company Employee Plan or collective bargaining agreement;

(i) any amendment or termination with respect to any Company Material Contract;

(j) (i) entry into a customer Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which the Company or any of its Subsidiaries extends discounts, credits or warranties to customers or otherwise deals with its customers, or (ii) entry into any reseller or distributor agreement that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually), in each case, other than in the ordinary course of business consistent with past practice;

(k) any change by the Company in its accounting methods, except as required by GAAP or applicable Legal Requirements;

(l) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction;

(m) any material restructuring activities by the Company or any of its Subsidiaries, including any reductions in force, lease terminations, restructuring of contracts or similar actions;

(n) any sale, lease, license, encumbrance or other disposition of any business lines or any properties or assets, except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(o) (i) any loan or extension of credit by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business consistent with past practice, or (ii) any loan, advance or capital contribution to, or any investment in, any of the Company’s or its Subsidiaries’ executive officers, directors or 1% stockholders or any firm or business enterprise in which the Company had knowledge that such officer, director or stockholder had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(p) adoption of or change in any Tax accounting method or Tax election, entering into any closing agreement in respect of Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment other than with respect to any Tax liability that is in an amount less than $200,000 individually or $400,000 in the aggregate;

(q) any expenditure, transaction or commitment by the Company or any of its Subsidiaries exceeding $200,000 individually or $400,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(r) any material damage, destruction or loss of any material property or material asset of the Company or any of its Subsidiaries, whether or not covered by insurance;

(s) any termination of employment of a senior manager or key employee, or the termination of a material number of employees;

(t) any claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging a labor dispute, labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(u) any material Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices;

(v) any commencement or settlement of any material litigation by the Company or any of its Subsidiaries;

(w) any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its material assets, other than in the ordinary course of business consistent with past practice; or

(x) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (w) by the Company or any of its Subsidiaries (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.6 Taxes

(a) Definition of Taxes.    For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) and fees, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to all Taxes of the Company or any of its Subsidiaries and such Returns are true and correct in all material respects and have been completed in accordance with applicable Legal Requirements.

(ii) The Company and each of its Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and has duly and timely withheld and has paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Legal Requirements.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is currently in progress, nor has the Company or any of its Subsidiaries received written notice of any request for such an audit or other examination. Neither the Company nor any of its Subsidiaries has received written notice of a proposed material adjustment by any Tax authority relating to any Return filed by it. Each of the Company and its Subsidiaries has in its possession copies of all Tax settlement agreements or similar reports issued by a Tax authority as a result of an auditor examination for all periods since its inception.

(v) Neither the Company nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(vi) Neither the Company nor any of its Subsidiaries is required to include any income or gain in or exclude any deduction or loss from income for any tax period (or portion thereof) after the Closing (A) as a result of a closing agreement (within the meaning of Section 7121 of the Code or any comparable provision of applicable law) executed prior to the Closing or (B) under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by, or with respect to, the Company or a Subsidiary. The IRS has not proposed in writing any such adjustment or change in accounting method.

(vii) Neither the Company nor any of its Subsidiaries has any Liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, or (c) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502 6 (or any similar provision of state, local or non-U.S. law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law, or otherwise.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations, or, to the knowledge of the Company, in a reportable transaction under Treasury Regulations Section 1.6011-4(b).

(xi) Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where the Company or a Subsidiary, as applicable, does not file Returns to the effect that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction.

(xii) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xiii) The Company and each of its Subsidiaries have complied in all material respects with all applicable escheat or unclaimed property laws, and neither the Company nor any of its Subsidiaries has any liabilities for the payment of any amounts as a result of the application of such laws that have not been reserved for in accordance with GAAP on the Company Financials.

(xiv) The Company has provided to Parent all documentation relating to, and each of the Company and its Subsidiaries is in compliance in all material respects with, all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(c) Loss of Executive Compensation Deduction.    There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively with other payments the Company makes, that will give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(d) Section 409A.    Section 3.6(d) of the Company Disclosure Letter lists each Contract between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of the Effective Time. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a tax gross up payment to any Employee for Tax-related payments under Section 409A of the Code.

(e) Section 280G. None of the Company or any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract, agreement or arrangement with any Employee to make payment, individually or considered collectively with any other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code. There is no Contract by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.6(e) of the Company Disclosure Letter lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

3.7 Title to Properties.

(a) Properties.    Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party thereto. The Company or its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. To the knowledge of the Company, no parties other than the Company or any of its Subsidiaries have a right to occupy any Leased Real Property. To the knowledge of the Company, the Leased Real Property is in compliance, in all material respects, with Legal Requirements. The Company and each of its Subsidiaries has performed all of its material obligations under any material termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing Liability with respect to such terminated real property leases. The physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair, subject to normal wear and tear.

(b) Documents.    The Company has made available to Parent correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”); and there are no other Lease Documents affecting the Leased Real Property or to which the Company or any of its Subsidiaries is bound, other than those identified in Section 3.7(b) of the Company Disclosure Letter.

(c) Valid Title.    Each of the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, or (ii) Permitted Liens.

(d) Customer Information.    The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens (other than Permitted Liens), of its internally maintained customer lists and internally maintained customer licensing and purchasing histories relating to its current and former customers.

3.8 Intellectual Property.

(a) Registered Intellectual Property; Proceedings.    Section 3.8(a) of the Company Disclosure Letter (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(b) Company Products.    Section 3.8(b) of the Company Disclosure Letter sets forth a list (by name and version number) of all Company Products currently sold or distributed by the Company or any of its Subsidiaries or that have been sold or distributed by the Company or any of its Subsidiaries in the past twenty-four (24) months.

(c) Registration.    Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.

(d) Further Actions.    There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(e) Assignments and Recordation.    In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any Intellectual Property or Intellectual Property Rights for Company or any of its Subsidiaries, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(f) Transferability.    All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(g) Absence of Liens.    Each item of Company Intellectual Property (including all Company Registered Intellectual Property) and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens other than Permitted Liens. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of all material Company Intellectual Property.

(h) Transfer.    Since January 1, 2005, neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any material Intellectual Property Rights that are or were Company Intellectual Property, to any other Person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such material Company Intellectual Property to lapse or enter into the public domain.

(i) Licenses-In.    Other than (i) Shrink-Wrapped Code, (ii) Open Source as set forth in Section 3.8(r) of the Company Disclosure Letter, (iii) non-disclosure agreements entered into in the ordinary course of business, and (iv) licenses incidental to purchases of hardware, Section 3.8(i) of the Company Disclosure Letter lists all licenses to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any Intellectual Property Rights by a third party.

(j) Licenses-Out.    Other than (i) written non-disclosure agreements, (ii) licenses incidental to the sale of hardware, and (iii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of Company Products to end-users (in each case, pursuant to written “shrink-wrap” or “click-through” agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) which are included in Section 3.8(j)(i) of the Company Disclosure Letter), Section 3.8(j)(ii) of the Company Disclosure Letter lists all licenses and cross-license to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has either generated more than $100,000 in revenue in a fiscal quarter in any of the last three (3) fiscal years or has granted or provided any material Intellectual Property Rights and/or Company Products to third parties.

(k) No Default/No Conflict.    All Contracts relating to either (i) material Company Intellectual Property, or (ii) Intellectual Property Rights of a third Person licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, are in full force and effect, and enforceable in accordance with their terms except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not materially breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(l) No Infringement.    The operation of the business of the Company and its Subsidiaries as it is currently conducted or is contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation following the Closing, any valid Intellectual Property Rights of any Person, violate any material right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(m) Notice.    Except as set forth in Section 3.8(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received notice from any Person claiming that any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(n) No Third Party Infringement.    To the knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any material Company Intellectual Property.

(o) Transaction.    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights (other than those acquired as a result hereof) owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. The Company is not party to, subject to, or bound by any Contract that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the acquisition of the Company, any Subsidiary or any of their respective assets, or the exclusive licensing of any Company Intellectual Property.

(p) Confidentiality and Security.    Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the security of the Company’s Intellectual Property and the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employees, consultants and contractors engaged or likely to be engaged in the creation of any material Intellectual Property Rights or Intellectual Property to execute sufficient proprietary information and confidentiality agreements and all current and former employees, consultants and contractors of the Company or any Subsidiary have executed such agreements.

(q) No Order.    No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(r) Open Source.    Except as set forth in Section 3.8(r) of the Company Disclosure Letter, no Company Product contains, includes or constitutes Open Source.

(s) Source Code.    With the exception of SELinux, neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 3.8(s) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Source Code that is Company Intellectual Property.

(t) Government Funding.    Except as shown in Section 3.8(t) of the Company Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property, and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

3.9 Restrictions on Business Activities.    Neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order, decree or Contract (non-compete or otherwise) that restricts, in any significant respect, or prohibits the Company or any of its Subsidiaries from freely engaging in the Company’s business, from competing anywhere in the world, or from making use of any material Intellectual Property or Intellectual Property Rights (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company’s business, or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions), or the acquisition by the Company or any of its Subsidiaries of any property or assets), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.10 Governmental Authorizations.    Each consent, license, permit, grant, approval or other authorization from a Governmental Entity which is material to the operation of the Company’s or any of its Subsidiaries’ business as currently conducted (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the knowledge of the Company, threatened, except for such suspensions or cancellations that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding any actual or possible violation of any Legal Requirement or any Governmental Authorization. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Governmental Authorizations.

3.11 Litigation.    There is no action, suit, claim, audit or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors (in their respective capacities as such) that (i) involves or alleges an amount in controversy in excess of $200,000, (ii) seeks injunctive relief, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries as it was operated immediately prior to the date of this Agreement. There is no investigation or other proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective properties (tangible or intangible), or any of their respective officers or directors by or before any Governmental Entity, in each case, that any adverse findings pursuant to which would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There has not been since January 1, 2005, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of the Company or the Company’s Board of Directors (or any committee thereof) concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12 Compliance with Laws.

(a) Compliance.    Neither the Company nor any of its Subsidiaries is in violation, in any material respect, or default of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected.

(b) Export and Import Control Laws.    The Company and each of its Subsidiaries has at all times conducted its export and import transactions in accordance, in all material respects, with all applicable Export and Import Control Laws. Without limiting the foregoing:

(i) the Company and each of its Subsidiaries has obtained and is in compliance, in all material respects, with the terms of all applicable Export and Import Approvals;

(ii) there are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any Subsidiary with respect to such Export and Import Approvals;

(iii) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws;

(iv) the Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws; and

(v) Section 3.12(b)(vi) of the Company Disclosure Letter sets forth the true, complete, and correct export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software, and technologies.

(c) Anti-Corruption and Anti-Bribery Laws.

(i) Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(ii) There are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(iii) To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s activities that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(iv) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

(d) NASDAQ.    The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Select Market, including all applicable corporate governance rules and regulations.

(e) Certifications.    The Company has sought and received:

(i) for all Company Products sold or distributed in the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety by Underwriters Laboratories (or equivalent certifying organization), and/or (B) as to electromagnetic compatibility compliance by the United States Federal Communications Commission; and

(ii) for all Company Products sold or distributed outside the United States that are eligible to receive approval and certification with respect to safety or electromagnetic compatibility compliance, or both, the approval and certification (A) as to safety and electromagnetic compatibility compliance by (1) the appropriate Governmental Entity of the European Union (or any of its member States), and/or (2) an internationally recognized certifying organization.

3.13 Environmental Matters.

(a) Hazardous Material.    Except as would not be reasonably likely to result in a material Liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable foreign, federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained, (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. Except as would not be reasonably likely to result in material liability to the Company and its Subsidiaries, taken as a whole, no Hazardous Materials are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells (i) any products containing Hazardous Materials that will be banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. To the knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS and the Waste Electrical and Electronic Equipment Directive (2002/96/EC).

(b) Hazardous Materials Activities.    Neither the Company nor any of its Subsidiaries has transported, stored, used, recycled, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation in any material respect of any environmental Legal Requirement or in a manner which would reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole.

(c) Permits.    The Company and its Subsidiaries currently hold all Permits necessary for the conduct of their Hazardous Material Activities and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted (the “Company Environmental Permits”), except for Permits, the absence of which could reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.

(d) Environmental Liabilities.    No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge threatened against the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance, which would, individually or in the aggregate, reasonably be expected to result in any material environmental Liability to the Company and its Subsidiaries, taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of the Hazardous Materials Activities or environmental liabilities of the Company, any of its Subsidiaries or of any other Person.

3.14 Brokers’ and Finders’ Fees; Fees and Expenses.    Except for fees payable to the Company Financial Advisor as set forth in engagement letter between the Company and the Company Financial Advisor, dated September 9, 2008 (the “Engagement Letter”), a true, correct and complete version of which has been made available by the Company to Parent, neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, adviser or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, adviser or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its affiliates or any of their respective directors, officers, employees, stockholders or agents. A good faith estimate, as of the date hereof, of the fees and expenses of any financial adviser and legal counsel retained by the Company expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (such estimate of fees and expenses to be provided for the period through and including the consummation of the transactions contemplated hereby), including the fees and expenses payable pursuant to the Engagement Letter, is set forth on Section 3.14 of the Company Disclosure Letter.

3.15 Transactions with Affiliates.    Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16 Employee Benefit Plans and Compensation.

(a) Schedule.    Section 3.16(a)(i) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.

(b) Documents.    The Company and each ERISA Affiliate has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all nondiscrimination tests and related reports and summaries for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA, (xiii) all form notices to Medicare-eligible participants under Part D of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”), and (xiv) all IRS determination or opinion letters, as applicable, issued with respect to each Company Employee Plan.

(c) Employee Plan Compliance.

(i) The Company and each ERISA Affiliate has performed all material obligations required to be performed by them under, is not in default or violation in any material respect of, and the Company and each of its Subsidiaries has no knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation.

(iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(iv) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits under fully insured Company Employee Plans) against any Company Employee Plan or against the assets of any Company Employee Plan.

(v) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without any Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses).

(vi) There are no audits, inquiries or proceedings pending or to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee

Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(vii) The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan.    Neither the Company nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to (i) any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) or any International Employee Plan that is not account-based with individual participant accounts, and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.

(e) No Self-Insured Plan.    Except as set forth in Section 3.15(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No VEBA; MEWA.    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to (i) any “funded welfare plan” within the meaning of Section 419 of the Code, nor (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries.

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan.    At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations.    No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by COBRA or other applicable statute.

(i) Effect of Transaction.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any ERISA Affiliate or (iv) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Company Options), except as required under Section 411(d)(3) of the Code.

(j) Employment Matters.    The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company or and Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate. Section 3.16(j) of the Company Disclosure Letter lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(k) Labor; WARN.    No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any labor-related agreement or arrangement with any foreign works council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any works council, labor union or similar labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any union, works council or similar labor relations body. Neither the Company nor and Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or similar state or local law.

(l) International Employee Plan.    Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. No International Employee Plan has unfunded Liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company, the Surviving Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason.

3.17 Contracts.

(a) Material Contracts.     For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Employee Agreement with any officer of the Company or any Employee of the Company earning an annual base salary in excess of $225,000, or any Employee Agreement with any member of the Company’s Board of Directors, or any Employee Agreement granting any change of control, severance or termination pay (in cash or equity or otherwise), or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under a Company Stock Plan;

(v) any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business pursuant to its standard customer agreement, the form of which has been made available to Parent, or pursuant to substantially similar agreements);

(vi) any Contract required to be disclosed under Section 3.9, any Contract granting any exclusive distribution rights, or any Contract with a Significant Customer providing “most favored nations” or other preferential pricing terms for Company Products;

(vii) any Contract relating to the disposition or acquisition, after the date of this Agreement, by the Company or any of its Subsidiaries of a material amount of assets or any material ownership interest in any other Person or business unit or enterprise;

(viii) (A) any Contract between the Company or any of its Subsidiaries and (1) any Significant Customer, (2) any Significant Supplier, (B) any Company Government Contract or Company Government Subcontract, and (C) any material Contract with any dealer, distributor, OEM (original equipment manufacturer), reseller, sales representative, or developer (the “Business Partners”) under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries (other than Contracts entered into by the Company on the Company’s standard form of agreement for Business Partners;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $300,000, other than accounts receivables and payables arising or incurred in the ordinary course of business;

(x) any material Lease Document;

(xi) any material settlement agreement entered into within five (5) years prior to the date of this Agreement, any litigation “standstill” agreement, or any tolling agreement;

(xii) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $300,000 or more annually;

(xiii) any Contract providing for the development of any material software, content (including textual content and visual, photographic or graphics content) or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content) or Intellectual Property, which software, content or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public at a per copy license fee of less than $10,000 per copy);

(xiv) (A) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party, or (B) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association that materially affects or may affect the Company’s Intellectual Property;

(xv) any Contract with any works council or labor union, or any collective bargaining agreement or similar Contract;

(xvi) any Contract under which the Company’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger; or

(xvii) any other Contract the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Schedule.    Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts and the subsections of Section 3.17(a) applicable to such Company Material Contract. A true and complete copy of each Company Material Contract has been made available to Parent. All Company Material Contracts are in written form and have been duly executed by the parties thereto, and, to the Company’s knowledge, any other party or parties thereto.

(c) No Breach.    The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it under each Company Material Contract. Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, or (B) the right to cancel, terminate or modify any Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written notice regarding (x) any breach of or default under, or (y) any intention to cancel or modify, any Company Material Contract.

(d) Government Contracts.

(i) With respect to each Bid, Company Government Contract, and Company Government Subcontract:

(A) each such Company Government Contract or Company Government Subcontract, to the knowledge of the Company, was legally awarded;

(B) to the knowledge of the Company, no reasonable basis exists to give rise to (1) a claim for fraud, or (2) any claim under the United States False Claims Act, the United States Procurement Integrity Act, or the United States Truth in Negotiations Act and neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company that the Company or any of its Subsidiaries has, or may have, breached or violated in any respect any law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract; and

(C) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity, prime contractor, subcontractor, or other third party of any outstanding claims against the Company or any of its Subsidiaries, requests for equitable adjustment, notification of disputes under the United States Contract Disputes Act, as amended, or any other law, notice of termination for convenience, notice of termination for default, cure notice, or show cause notice and the Company has no knowledge of any basis for any such notice and no cost incurred by the Company or any of its Subsidiaries or payment due pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit, has been withheld or set off, or, to the knowledge of the Company, investigated or has been disallowed by any Government Entity, and the Company or its Subsidiaries is entitled to all progress or other payments received to date with respect thereto.

(ii) To the knowledge of the Company, facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission and the Company or any of its Subsidiaries has not, in connection with any Bid, Company Government Contract, or Company Government Subcontract, received any adverse or negative past performance evaluations or ratings.

(iii) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, consultants or agents, is, or has been (A) under any administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity, by the Company or any of its Subsidiaries, in each case, with respect to any alleged violation of law or Contract arising under or relating to any Company Government Contract or Company Government Subcontract, or (B) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension; and to the knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company or any of its Subsidiaries, or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.

(iv) Neither the Company nor any of its Subsidiaries has any interest in any pending claim against any Governmental Entity, prime contractor, subcontractor, vendor, or other Person in each case arising under or relating to any Company Government Contract or Company Government Subcontract and, to the Company’s knowledge, there are no actions, conditions, or circumstances pertaining to the Company’s or its Subsidiaries’ activities that (A) may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions, or (B) that would prevent the Company from continuing to perform or obtaining any new Bid, Company Government Contract, or Company Government Subcontract.

(v) The Company has complied with all Legal Requirements relating to the safeguarding of, and access to, classified information and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective directors, officers, employees, consultants or agents, is, or has, engaged in conduct that violated any laws, regulations, orders, or rules governing the use, disclosure, or safeguarding of materials or information that has been classified or otherwise controlled by any Governmental Entity, and the Company has no knowledge of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company or its Subsidiaries, or any of their respective employees.

(vi) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of state or federal laws of the United States applicable to companies engaged in contracts with or involving and Governmental Entity.

3.18 Insurance.    The Company has made available to Parent correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company and each ERISA Affiliate. There is no material claim by the Company or any ERISA Affiliate pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

3.19 Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

3.20 Fairness Opinion.    The Company’s Board of Directors has received an opinion from the Company Financial Advisor, a copy of which will be made available to Parent, that, as of the date of such fairness opinion, the Merger Consideration is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”).

3.21 Corporate Documents.    The Company has made available to Parent for examination all documents and information listed in the Company Disclosure Letter, including the following: (a) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and stockholders of the Company from and after July 1, 2005, other than the meetings of the Company’s Board of Directors held on August 26, 2008, September 3, 2008, September 13, 2008, and September 21, 2008 (for which minutes have not been approved by the Company’s Board of Directors); and (b) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of outstanding Company Options, Company Warrants, Company RSUs and Company Unvested Common Stock. The minutes of the Company’s Board of Directors and committees thereof made available to Parent contain a complete and accurate summary of all meetings of directors or actions by written consent from July 1, 2005 through the date thereof.

3.22 Customers and Suppliers

(a) Customers.    Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any customer, reseller or distributor who, in the six (6) fiscal quarters ended June 30, 2008, was one of the twenty-five (25) largest sources of revenues for the Company and the Company Subsidiaries, based on amounts paid or payable (each, a “Significant

Customer”). Each Significant Customer, as well as the total sales to each such Significant Customer by the Company and its Subsidiaries from January 1, 2007 to June 30, 2008, is listed on Section 3.22(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Significant Customer that such Significant Customer shall not continue as a customer, reseller or distributor (as the case may be) of the Company (or the Surviving Corporation) after the Closing.

(b) Suppliers.    Neither the Company nor any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any supplier who, in the six (6) fiscal quarters ended June 30, 2008, was one of the fifteen (15) largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier, as well as the total payments to each such Significant Supplier by the Company and its Subsidiaries from January 1, 2007 to June 30, 2008, is listed on Section 3.22(b) of the Company Disclosure Letter. Neither the Company nor any of the Company Subsidiaries has received any written, or the knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation) after the Closing.

3.23 Privacy.    Neither the Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties. The Company and each of its Subsidiaries has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Section 3.23 of the Company Disclosure Letter. The Company’s and its Subsidiaries’ privacy policies conform, in all material respects, to all of the Company’s and its Subsidiaries’ contractual commitments to their Customers and applicable laws. With respect to all personal and user information described in this Section 3.23, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company or any of its Subsidiaries, there has been no unauthorized access to or other misuse of that information or breaches of the Company’s or any of its Subsidiaries’ privacy policies.

3.24 Takeover Statutes and Rights Plans.    The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on Parent as a result of consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

4.2 Authority; No Conflict; Necessary Consents.

(a) Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub, and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) No Conflict.    The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, or (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any material Contract or Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii), for any conflict or violation which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict or violation.

(c) Necessary Consents.    No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially and adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

4.3 Capital Resources.    Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the aggregate Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

4.4 Stock Ownership.    As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of the Company’s capital stock. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” of the Company at any time within three (3) years of the date hereof, as those terms are used in Section 203 of the Delaware Law.

4.5 No Prior Merger Sub Operations.    Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.6 Information Supplied.    The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly required by this Agreement (or set forth in Section 5.1 of the Company Disclosure Letter) or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its Liabilities, debts and Taxes when due and pay or perform its other obligations when due, in each case subject to good faith disputes over such Liabilities, debts or Taxes, (iii) notify and give Parent the opportunity to participate, at its sole expense, in the defense or settlement of any litigation to which the Company is a party, and (iv) use commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its present business organization, (B) keep available the services of its present Employees, and (C) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings.

(b) Required Consent.    Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement (or set forth in Section 5.1 of the Company Disclosure Letter), or to the extent that Parent shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) amend or change the Company Charter Documents or Subsidiary Charter Documents;

(ii) acquire, or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(iii) enter into any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(iv) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or purchase, redeem or otherwise acquire any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any Company Option, Company Warrant, calls or rights to acquire any such shares or other securities, except for repurchases from, and forfeitures by, Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements and restricted stock award and restricted stock unit award agreements;

(v) split, combine or reclassify any of the Company’s or any of its Subsidiaries’ capital stock;

(vi) except as contemplated under subsection (xxii) or as required pursuant to written Contracts existing as of the date hereof that have been made available to Parent, (A) materially increase or decrease the compensation or fringe benefits payable or to become payable to any Employee (except for normal increases or decreases of cash compensation to current non-officer Employees in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, whether orally or in writing, (B) make any promise, commitment or payment, whether orally or in writing, of any bonus payable or to become payable to any Employee (except bonuses made to current non-officer Employees or newly hired non-officer Employees in the ordinary course of business consistent with past practice), (C) adopt, change or terminate, whether orally or in writing, any severance, change of control, termination or bonus plan, policy or practice applicable to any Employee, (D) enter, whether orally or in writing, any employment, severance, termination, change of control or indemnification agreement or any agreements the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), (E) adopt, terminate or materially amend any Company Employee Plan or collective bargaining agreement, except as may be required by applicable Legal Requirement, (F) incur any liability or obligation to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers and directors in the ordinary course of its business consistent with its past practices, or (G) forgive, whether orally or in writing, any loan from the Company or any of its Subsidiaries to any Employee, in an amount in excess of $10,000;

(vii) enter into, amend, modify, terminate or grant a consent with respect to any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(viii) (A) enter into a customer Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually and contains any material non-standard terms, including but not limited to, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments other than in the ordinary course of business consistent with past practice, or any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, or (B) enter into any reseller or distributor Contract that provides for (or is reasonably expected to provide for) revenues in excess of $250,000 annually, in each case, other than in the ordinary course of business consistent with past practice;

(ix) make any change in accounting methods, except as required by GAAP or applicable Legal Requirements;

(x) enter into any debt, capital lease or other debt or equity financing transaction or enter into any agreement in connection with any such transaction;

(xi) undertake any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xii) sell, lease, license, encumber or otherwise dispose of any business lines or any properties or assets (tangible or intangible), except for sales, leases, licenses or dispositions of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(xiii) make any loan or extend credit to any Person other than in the ordinary course of business and consistent with past practice other than such loans or extensions of credit that do not exceed $200,000;

(xiv) adopt or change any Tax accounting method or Tax election, enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim or assessment, or extend or waive the limitation period applicable to any Tax claim or assessment other than with respect to any Tax liability that is in an amount less than $200,000 individually, or $400,000 in the aggregate;

(xv) make any expenditure, or enter into any transaction or commitment exceeding $200,000 individually or $400,000 in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

(xvi) other than as required pursuant to written Contracts existing as of the date hereof that have been made available to Parent, accelerate or release any vesting condition to the right to exercise any Company Option, Company Warrant or other right to purchase or otherwise acquire any shares of the Company’s capital stock, or accelerate or release of any right to repurchase shares of capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(xvii) pay or discharge any Lien or other encumbrance on any of its assets or properties, or pay or discharge any of its obligations or liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the date of the Company Balance Sheet in an amount not in excess of $200,000 individually, or $400,000 in the aggregate;

(xviii) terminate the employment of a senior manager or key employee, or the terminate a material number of employees;

(xix) commence or settle any material litigation;

(xx) make any material revaluation of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable;

(xxi) cancel or terminate without reasonable substitute policy therefor any material insurance policy naming the Company as a beneficiary or a loss payee without notice to Parent;

(xxii) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof or granted pursuant to clause (C) hereof in accordance with their present terms (or terms at the time of grant in the case of grants made pursuant to clause (C) hereof); (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof and (C) grants of stock options or other stock based awards to employees of the Company or its Subsidiaries to acquire, individually, up to 20,000 shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 300,000 shares (as adjusted for stock splits and the like) of Company Common Stock in any 30-day period, granted under the Company Stock Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions or to new hires and which options or stock-based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger;

(xxiii) enter into any Contracts containing, or otherwise subject Parent or the Surviving Corporation to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing, except for exclusivity provisions which would not restrict the business or assets of Parent or its Subsidiaries (other than the Surviving Corporation) in any way and that are entered into in the ordinary course of business consistent with past practice; or

(xxiv) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through Section 5.1(b)(xxiii) hereof.

5.2 Procedures for Requesting Parent Consent.    If the Company shall desire to take an action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from either of the following individuals:

Ken Gonzalez

Telephone: (408) 346-3150

Facsimile: (408) 346-3514

E-mail address: ken_gonzalez@mcafee.com

Daniel Vaughn

Telephone: (408) 346-5834

Facsimile: (408) 346-3514

E-mail address: daniel_vaughn@mcafee.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement and Other Filings.

(a) As promptly as practicable after the execution of this Agreement (but in no event more than ten (10) Business Days after the date of this Agreement), the Company shall prepare, and file with the SEC, preliminary proxy materials (including a preliminary Proxy Statement) relating to the seeking of Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent as may be reasonably requested by the Company for inclusion in the Proxy Statement, or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the definitive Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply with all applicable Legal Requirements. Prior to filing any Proxy Statement or any other filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby (including any amendment or supplement to the Proxy Statement as a result of any event or occurrence required to be set forth therein), the Company shall provide Parent (which term shall in all instances in this Section 6.1 also include Parent’s outside legal counsel whose review shall occur concurrently with Parent’s) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement or the issuance of any stop order) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its advisers or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with any Governmental Entity in connection with the transactions contemplated hereby. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, and shall consider in good faith including in such response all comments reasonably proposed by Parent. The Company will respond in good faith to any comments of the SEC and if, at any time prior to the Effective

Time, any event or information relating to the Company, Parent or Merger Sub, or any of their affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company.

6.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders.    The Company will take all action necessary in accordance with Delaware Law, the rules of the NASDAQ Global Select Market, its Charter Documents and its Contracts and agreements with its stockholders to duly give notice of, convene and hold a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, for the purpose of considering and taking action with respect to the Company Stockholder Approval (the “Company Stockholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 6.3(d), the Company will use commercially reasonable efforts (including by engaging a proxy solicitor) to solicit from its stockholders proxies in favor of the Company Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders for the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (ii) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders’ Meeting are solicited in compliance with Delaware Law, the rules of the NASDAQ Global Select Market, the Company Charter Documents, the Company’s Contracts and agreements with its stockholders, and all other applicable Legal Requirements. Without the prior written consent of Parent, adoption of this Agreement (including adjournment of the Company Stockholders’ Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of this Agreement), is the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting.

(b) Board Recommendation.    Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include (A) a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, and (B) the Fairness Opinion, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption of this Agreement.

6.3 Alternative Transaction Proposals.

(a) No Solicitation.    The Company agrees that it shall not, and will cause its Subsidiaries not to, permit or authorize any of its or any of its Subsidiaries’ officers, directors (or affiliates of any such officers or directors), employees, affiliates, investment bankers, attorneys, accountants, or other agents, advisers or representatives (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, knowingly encourage or facilitate, support or induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal; (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to the Company’s books, records or personnel with respect to, or take any other action (except to the extent specifically permitted pursuant to Section 6.3(d)) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Alternative Transaction Proposal (except to provide notification of or disclose the existence of the provisions of this Section 6.3(a)); (iii) grant any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries (which provisions the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to enforce), or approve a transaction (including any person becoming an “interested stockholder” under Section 203 of the Delaware Law); provided, that immediately upon any violation of this clause (iii), Parent shall automatically be released from its obligations under Addendum A to the Confidentiality Agreement without any further action by any party hereto; (iv) approve, endorse or recommend any Alternative Transaction Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)); or (v) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal or transaction contemplated thereby. The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and, upon Parent’s request, shall request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company, its Subsidiaries or its or their Representatives have engaged in any such activities within the twelve (12) month period preceding the date hereof. Any breach of the foregoing provisions of this Section 6.3(a) by any of the Company’s Subsidiaries or its or their Representatives shall be deemed to be a breach by the Company.

(b) Notification of Unsolicited Alternative Transaction Proposals.    As promptly as practicable (but in no event more than twenty-four (24) hours) after receipt by the Company, any of its Subsidiaries or its or their Representatives of any Alternative Transaction Proposal or any request for non-public information or any expression of interest or inquiry that could reasonably be expected to lead to an Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of (A) the material terms and conditions of such Alternative Transaction Proposal, request, expression of interest or inquiry, (B) the identity of the Person or group making any such Alternative Transaction Proposal, request, expression of interest or inquiry, and (C) a copy of all material written materials provided by or on behalf of such Person or group in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. In addition, the Company shall provide Parent as promptly as practicable with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including substantive modifications or proposed substantive modifications) of any such Alternative Transaction Proposal, request, expression of interest or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials (including those provided by e-mail or otherwise in electronic format) amending any material terms and conditions subsequently provided by or to it in connection with such Alternative Transaction Proposal, request, expression of interest or inquiry. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Alternative Transaction Proposal, including to consider whether such Alternative Transaction Proposal is a Superior Proposal.

(c) Superior Proposal.    Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that, prior to the time that Company Stockholder Approval has been obtained, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal from a third party which is determined to be, or which the Company’s Board of Directors has in good faith concluded (following the receipt of advice from and consultation with its outside legal counsel and a financial adviser of national standing) is reasonably likely to become, a Superior Proposal, the Company may then take the following actions, but only if: (i) the Company’s Board of Directors determines in good faith, after receiving advice from and consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders under Delaware Law, and (B) the Company has given Parent prior written notice of its intention to take any of the following actions; and (ii) the Company shall have previously complied with the provisions of this Section 6.3:

(i) furnish non-public information to the third party making such Alternative Transaction Proposal, provided that (A) the Company shall have first received from such third party an executed confidentiality agreement containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (2) a standstill provision, the term of which is at least as long as the term contained in the Confidentiality Agreement, and the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement or the Confidentiality Agreement, and (B) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and

(ii) engage in discussions or negotiations with the third party with respect to the Alternative Transaction Proposal.

(d) Change of Recommendation.    Notwithstanding Section 6.2(b), at any time prior to the Company Stockholder Approval, the Board of Directors of the Company may, solely in response to a Superior Proposal or an Intervening Event, make a Change of Recommendation and, in the case of a Superior Proposal or an Intervening Event after which Parent does not timely deliver a Continuation Notice (as defined below), terminate this Agreement in accordance with Section 8.1(h), if all of the following conditions in clauses (i) through (v) are met:

(i) in the case of a Superior Proposal, such Superior Proposal has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least three (3) Business Days prior to publicly effecting such Change of Recommendation in response to a Superior Proposal or an Intervening Event (and, if applicable, of its intention to terminate this Agreement in response to a Superior Proposal) which shall state expressly (1) that the Company has received a Superior Proposal or determined the existence of an Intervening Event, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal or, in the case of an Intervening Event, describe in reasonable detail the cause and factors constituting such Intervening Event, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so; (B) provide to Parent a copy of all materials and information delivered or made available to the Person or group making the Superior Proposal in connection with a Superior Proposal (to the extent not previously delivered or made available to Parent), and (C) during the aforementioned three (3) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Superior Proposal would no longer be a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation;

(iii) Parent shall not have, within the aforementioned three (3) Business Day period, made an offer that the Company’s Board of Directors has in good faith determined (after the receipt of advice from and consultation with its outside legal counsel and a financial adviser of national standing) results in the Alternative Transaction Proposal that had been determined to be a Superior Proposal no longer being a Superior Proposal or, in the case of an Intervening Event, obviates the need for a Change of Recommendation;

(iv) the Board of Directors of the Company has concluded in good faith, after receipt of advice from and consultation with its outside legal counsel, that, in light of such Superior Proposal or Intervening Event and after considering any adjustments or negotiations pursuant to the preceding clause (ii), that the Company’s Board of Directors’ failure to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the stockholders of the Company under Delaware Law; and

(v) the Company shall have previously complied with the provisions set forth in Section 6.2 or this Section 6.3.

(e) Continuing Obligation Regarding Company Stockholders’ Meeting.    Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Alternative Transaction Proposal, or by any Change of Recommendation; provided, however, that in the event of a Change of Recommendation in response to an Intervening Event, Parent must notify the Company, within three (3) Business Days after such Change of Recommendation (such notice, a “Continuation Notice”), that it wishes the Board of Directors of the Company to submit this Agreement to the stockholders of the Company in accordance with Section 6.2(a) for the purpose of adopting this Agreement and, if Parent does not deliver a Continuation Notice within such period, the Company may, subject to and in accordance with Section 8.1(h), terminate this Agreement.

(f) Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(g) Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent, prior to any valid termination of this Agreement in accordance with Article VIII, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement by the Company.

6.4 Confidentiality; Access to Information.

(a) Confidentiality.    The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of August 23, 2007 and amended on September 4, 2008 and September 10, 2008 (as amended from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information.    Subject to the Confidentiality Agreement and applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisers and other representatives of Parent, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their properties, books, Contracts, commitments, assets (including the Company Intellectual Property, design processes and source code), personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries) and, during such period and subject to the

Confidentiality Agreement and applicable law, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

6.5 Public Disclosure.    Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Alternative Transaction Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement or the content of such statement, except as may be required by applicable Legal Requirements or any listing agreement with, in the case of Parent, the NYSE, and in the case of the Company, the NASDAQ Global Select Market, or any other applicable national or regional securities exchange or market. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties. In addition, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1 or prior communications consented to in accordance with this Section 6.5, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or its business, financial condition or results of operations without the consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Legal Requirement, court process or by obligations pursuant to the Company’s listing agreement with the NASDAQ Global Select Market. Notwithstanding the foregoing, this Section 6.5 shall not apply to the matters set forth in Section 6.2 or Section 6.3.

6.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings.    Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information.    Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 6.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, Merger Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(c) Notification.    Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts.    Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(e) Antitrust Restraints.    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Parent nor Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company capital stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company capital stock (any of the foregoing, an “Antitrust Restraint”).

6.7 Notification of Certain Matters.

(a) By the Company.    The Company shall give prompt notice to Parent and Merger Sub in writing of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; (ii) the occurrence of any Material Adverse Effect or any event or occurrence that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and (iii) any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or Governmental Entity, initiated by or against it, or known by the Company or any of its Subsidiaries to be threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or stockholders in their capacity as such.

(b) By Parent.    Parent and Merger Sub shall give prompt notice to the Company in writing of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

6.8 Third-Party Consents.    As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all developments material to the obtaining of such consents, waivers and approvals, and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals. As soon as practicable following the date hereof, the Company shall deliver any notices required under any of its or its Subsidiaries’ respective Contracts that are required to be provided in connection with the consummation of the transactions contemplated hereby.

6.9 Employee Matters.

(a) Termination of Company Employee Stock Purchase Plans.    Prior to the Effective Time, each of the Company Purchase Plans shall be terminated. The rights of participants in each Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such the Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 6.9(a).

(b) Termination of 401(k) Plans.    Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, its Subsidiaries or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be provided or such resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than seven (7) Business Days prior to the Closing Date.

(c) Consultation on Employee Communications.    The Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees regarding the matters described in this Section 6.9 and any other matters relating to the entry into of this Agreement or the effects of the Merger.

(d) Employment Matters.    As of the Closing Date, Parent shall provide the employees of the Company who are employed by Parent, or a subsidiary of Parent, after the Closing Date (the “Continuing Employees”) with comparable types and levels of employee benefits (excluding any defined benefit pension plan and equity award, change of control and severance benefits) (“Parent Plans”), as those provided to similarly-situated employees of Parent. To the extent such employee benefits are provided through Parent Plans and not the Company Employee Plans, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Parent Plan and to the extent permitted by applicable law and subject to any applicable break in service or similar rule, Parent shall provide that the Continuing Employees shall receive service credit under the Parent Plans for their period of service with the Company and its subsidiaries prior to the Closing, except where doing so would cause a duplication of benefits. If the Closing Date occurs prior to December 31, 2008 and such benefits are provided under Parent Plans, Parent shall use its commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plan that is a group health plan to be waived with respect to such Continuing Employees and their eligible dependents in accordance with applicable laws and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plan in which they are eligible to participate after the Closing Date; provided, however, that, as a precondition to Parent’s obligation to provide such credit, the administrator of the relevant Parent Plans shall have first received a complete and accurate listing of such expenses incurred by the Continuing Employees from January 1, 2008 (or, if earlier, the first day of the applicable plan year) through the date on which their participation in any such Parent Plan commences. Nothing contained in this Section 6.9 shall alter the “at-will” status of any of the U.S. employees of the Company or any of its Subsidiaries.

6.10 Indemnification.

(a) Indemnity.    From and after the Effective Time, (i) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of any indemnification agreements between the Company and its directors and officers as of immediately prior to the Effective Time (the “Indemnified Parties”) in effect on the date of this Agreement and listed in Section 6.10(a) of the Company Disclosure Letter, subject to applicable law, and (ii) until the sixth (6th) anniversary of the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to and to the extent of any indemnification provisions under the Company Charter Documents as in effect on the date hereof, in each case, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Until the sixth (6th) anniversary of the Effective Time or such longer period as is required by applicable Legal Requirements, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements, or unless proper provision is made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10(a).

(b) Insurance.    For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use commercially reasonable efforts to cause to be maintained directors’ and officers’ liability insurance maintained by the Company covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium); and provided, further, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 6.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company, and (iv) the cost of which to Parent or the Surviving Corporation does not exceed an amount equal to 200% of the annual premium currently paid by the Company (and, to the extent such costs exceed such amount, Parent or the Surviving Corporation shall only be required to obtain the maximum amount of “tail” coverage as is available for 200% of such annual premium).

(c) Third-Party Beneficiaries.    This Section 6.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

6.11 Section 16 Matters.    Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Stock (including derivative securities with respect to such Company Stock) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 No Modification of Representations, Warranties, Covenants or Agreements.    No information or knowledge obtained in any investigation or review or notification pursuant to Section 5.1(a) (Conduct of Business by the Company), Section 6.4 (Confidentiality; Access to Information), Section 6.6 (Regulatory Filings; Reasonable Efforts), Section 6.7 (Notification of Certain Matters) or otherwise shall (a) affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (b) limit or otherwise affect any remedies available to the party conducting such investigation or review or receiving such notice or the obligation of such party to consummate the Merger, or (c) in the case of the Company, be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.

6.13 State Takeover Statutes.    The Company’s Board of Directors shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Voting

Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 of Delaware Law).

6.14 Section 409A Compliance.    Effective as of no later than the Closing Date, each of the Company and any ERISA Affiliate shall bring each Contract, agreement or arrangement (including all Company Employee Plans and Employee Agreements) between the Company or any ERISA Affiliate and any Employee, that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, into compliance with Section 409A of the Code so as to avoid the imposition of additional Tax under such section. The form and substance of any such amendments and/or resolutions shall be subject to review and approval by Parent. The Company also shall take such other actions in furtherance of compliance with Section 409A of Code as Parent may reasonably require.

6.15 Notice to Holders of Company Series A Preferred Stock.    As promptly as practicable following the date of this Agreement, the Company shall provide notice of an anticipated “Change in Control” (as such term is defined in the Certificate of Designations) as a result of the Merger to the holders of shares of Company Series A Preferred Stock, which notice shall state the anticipated date of the Change in Control, and which notice shall be delivered by depositing the same with Federal Express or similar courier for next Business Day delivery, freight paid (with acknowledgement of receipt by the holders of shares of Company Series A Preferred Stock), but not less than ten (10) calendar days nor more than twenty (20) calendar days prior to the Change in Control date.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained in accordance with applicable law at the time of such approval.

(b) No Injunctions or Restraints.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Antitrust Matters.    (i) All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the FTC and the DOJ, and (ii) all other approvals under antitrust, competition or similar applicable laws of other foreign jurisdictions set forth on Schedule 7.1(c) shall have been obtained, in each case, without any condition or requirement requiring or calling for any Antitrust Restraint.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth herein (other than in Section 3.2 (Capital Structure) and Section 3.14 (Brokers’ and Finders’ Fees; Fees and Expenses)) shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality or “Material Adverse Effect”), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ii) The representations and warranties of the Company set forth in Section 3.14 (Brokers’ and Finders’ Fees; Fees and Expenses) shall be true and correct in all material respects, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii) The representations and warranties of the Company set forth in Section 3.2 (Capital Structure) shall be true and correct, in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company capital stock, Company Options, and Company Warrants) from the Company’s fully diluted capitalization as set forth in Sections 3.2 (Capital Structure) by an amount that does not exceed, in the aggregate, one percent (1.0%) of such fully diluted capitalization.

(iv) At the Closing, Parent shall have received a certificate to the effect of clauses (i) through (iii) above signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Material Adverse Effect.    No Material Adverse Effect on the Company shall have occurred and be continuing since the date hereof, whether or not resulting from a breach in any representation, warranty, covenant or agreement in this Agreement; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(d) No Litigation.    There shall not be any pending or threatened suit, action or proceeding asserted by or before any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied, or (ii) seeking to impose an Antitrust Restraint.

(e) Sarbanes-Oxley Certifications.    With respect to any Company SEC Reports filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of SOX.

(f) Dissenting Shares.    There shall not have been delivered to the Company written notices of intent to demand payment pursuant to Section 262 of the Delaware Law by Dissenting Stockholders with respect to more than ten percent (10%) of the aggregate outstanding shares of Company Common Stock or Company Series A Preferred Stock.

7.3 Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct (disregarding, for this purpose, all qualifications and exceptions contained therein relating to materiality), in each case, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties to be so true and correct does not materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

(b) Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties (upon the authorization of such party’s Board of Directors), and except as provided below, whether before or after receipt of Company Stockholder Approval:

(a) by mutual written consent of each of Parent and the Company;

(b) by either the Company or Parent, if the Merger shall not have been consummated by March 31, 2009; provided, however, that if the Closing shall not have occurred by March 31, 2009, but on such date, all of the conditions to Closing set forth in Article VII (except those conditions that by their nature are only to be satisfied as of the Closing), other than the condition set forth in Section 7.1(c) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until June 30, 2009, (such applicable date, the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either the Company or Parent, if any Legal Requirement makes the consummation of the Merger illegal, or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such Legal Requirement or action;

(d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Company Stockholder Approval at a meeting of the Company stockholders duly convened therefore or at any adjournment or postponement thereof;

(e) by Parent (at any time prior to the time the Company Stockholder Approval has been obtained), if a Triggering Event with respect to the Company or a material breach of Section 6.2 or Section 6.3 of this Agreement shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to twenty (20) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such twenty (20) day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such twenty (20) day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to twenty (20) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise commercially reasonable efforts to cure such breach through such twenty (20) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such twenty (20) day period); and

(h) by the Company, in connection with a Change of Recommendation made in accordance with Section 6.3(d) in which (i) the Company’s Board of Directors shall have determined to accept or enter into a transaction related to a Superior Proposal that was the subject of such Change in Recommendation, or (ii) (x) the Company’s Board of Directors shall have made such Change of Recommendation as a result of an Intervening Event, and (y) Parent shall not have timely delivered to the Company a Continuation Notice in accordance with Section 6.3(e); provided, however, that the Company shall not terminate this Agreement pursuant to this clause (h), and any purported termination pursuant to this clause (h) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in the manner provided for in Section 8.3(b).

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company’s Board of Directors or any committee thereof shall have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement mailed to the Company’s stockholders the recommendation of its Board of Directors in favor of the adoption of this Agreement; (iii) the Company’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption of this Agreement within five (5) calendar days after Parent delivers to the Company a request in writing that such recommendation be reaffirmed; (iv) the Company’s Board of Directors or any committee thereof shall have approved or recommended, or the Company shall have entered into any letter of intent or other agreement or Contract regarding, any Alternative Transaction Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Alternative Transaction Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

8.2 Notice of Termination; Effect of Termination.    Any termination of this Agreement under, and in accordance with, Section 8.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 (Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees.

(a) General.    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 6.6(a).

(b) Company Payment.

(i) Payment.    In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), (e), (g ) or (h), the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer to an account designated by Parent in immediately available funds; provided, that in the case of termination under Sections 8.1(b), 8.1(d) or 8.1(g): (x) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Alternative Transaction Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into an agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Acquisition of the Company, and (y) such payment shall be made concurrently with the consummation of such Acquisition of the Company or the entry into such agreement or letter of intent or similar arrangement by the Company, as applicable.

(ii) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Upon payment of the Termination Fee in accordance with this Section 8.3, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or agreement contained in this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all costs and expenses incurred by Parent or Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made. For the avoidance of doubt, in no event will more than one termination fee be owed by the Company to Purchaser.

8.4 Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, that after receipt of Company Stockholder Approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange, including the NASDAQ Global Select Market, requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company and duly approved by the parties’ respective Boards of Directors or a duly designated committee thereof.

8.5 Extension; Waiver.    At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
Attention:	Vice President—Corporate Development
Facsimile No.:	(408) 346-3314

with copies to:

McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
Attention:	General Counsel
Facsimile No.:	(408) 346-3314

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:	Jeffrey D. Saper, Esq.
Lawrence M. Chu, Esq.
Telephone No.:	(650) 493-9300
Telecopy No.:	(650) 493-6811

if to the Company, to:

Secure Computing Corporation
2340 Energy Park Drive
St. Paul, MN 55108
Attn:	General Counsel
Telephone No.:	(651) 628-5378
Facsimile:	(651) 628-2714

with copies to:

Dorsey & Whitney, LLP
50 South Sixth Street
Minneapolis, MN 55402
Attention:	Matthew Knopf, Esq.
Telephone No.:	(612) 340-5603
Telecopy No.:	(612) 340-7800

9.3 Interpretation; Rule of Construction.    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any dollar thresholds set forth herein shall not be used as a benchmark for any determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.4 Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.5 Entire Agreement; Third-Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.10.

9.6 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.7 Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with Article VIII, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to seek to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware), this being in addition to any other remedy to which they are entitled at law or equity.

9.8 Governing Law; Consent to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.9 Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 Waiver of Jury Trial.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

MCAFEE, INC.

By:	/s/ ALBERT A. PIMENTEL
Name:	Albert A. Pimentel
Title:	Chief Operating Officer & Chief Financial Officer

SEABISCUIT ACQUISITION CORPORATION

By:	/s/ KEITH S. KRZEMINSKI
Name:	Keith S. Krzeminski
Title:	President

SECURE COMPUTING CORPORATION

By:	/s/ DANIEL P. RYAN
Name:	Daniel P. Ryan
Title:	President and Chief Executive Officer

Schedule 1

Signatories to Voting Agreements

1.	Daniel Ryan
2.	Timothy Steinkopf
3.	Michael Gallagher
4.	Atri Chatterjee
5.	Glenn Cross
6.	Steve Kozachok
7.	John McNulty (and affiliated investment entities)
8.	Robert Frankenberg
9.	Stephen Puricelli
10.	Alexander Zakupowsky, Jr.
11.	Richard Scott (and affiliated investment entities)
12.	Cary Davis (with Warburg Pincus)
13.	Warburg Pincus (and affiliated investment entities)

Schedule 2

Key Employees

1.	Dan Ryan
2.	Tim Steinkopf
3.	Glenn Cross
4.	Mike Gallagher
5.	Atri Chatterjee
6.	Steve Kozachok

Schedule 7.1(c)

Required Foreign Antitrust Approvals

1.	Notification to the German Federal Cartel Office

2.	Any other approvals under antitrust, competition or similar applicable laws of other foreign jurisdictions that may be reasonably determined by Parent and the Company before Closing to be required to be obtained prior to the Merger

Annex B

VOTING AGREEMENT (SERIES A)

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2008 by and among McAfee, Inc., a Delaware corporation (“Parent”), Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership and stockholder (“WP IX”) of Secure Computing Corporation, a Delaware corporation (the “Company”), and Cary Davis, a stockholder of the Company (WP IX and Mr. Davis are each referred to herein as a “Stockholder” and collectively as “Stockholders”).

A. Parent, the Company and Seabiscuit Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 21, 2008, which provides for the merger (the “Merger”) of Merger Sub with and into the Company with the Company surviving and pursuant to which all outstanding capital stock of the Company will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement.

B. Each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the Series A Convertible Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”), of the Company, and such number of shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, including Company Common Stock issuable upon the exercise and conversion of the Company Series A Preferred Stock, in each case as is indicated under the name of such Stockholder on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, the Stockholders (in their capacity as such) have, at the request of Parent, severally agreed, subject to the terms and conditions set forth in this Agreement, to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholders have or will acquire voting power, so as to facilitate consummation of the Merger. In addition, the Stockholders understand and acknowledge that the Company and Parent are entitled to rely on (i) the truth and accuracy of each Stockholder’s representations contained herein and (ii) each Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration the parties hereto hereby agree as follows:

1. Certain Definitions.    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement as in effect on the date hereof. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

1.1 “Beneficially Own” or “Beneficial Ownership” or “Beneficially Owned,” with respect to any securities, means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

1.2 “Expiration Date” shall mean (A) with respect to each Stockholder (i) the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement or (B) with respect to WP IX only, such date and time of any amendment, modification, change or waiver to the Merger Agreement executed after the date hereof that either results in (a) a change in the Base Amount, the Liquidation Amount or the Preferred Stock Merger Consideration or the definitions thereof in the Merger Agreement as they exist in the

Merger Agreement as of the date hereof or WP IX receiving an amount at the Effective Time that is less than the Liquidation Value (as defined in the Certificate of Designations), as determined in accordance with the terms of the Certificate of Designations or (b) any change in the form of consideration payable pursuant to the Merger Agreement as in effect on the date hereof that results in the holders of Company Common Stock or the Company Series A Preferred Stock receiving non-cash consideration, in each case, that is not consented to in writing by WP IX in its sole discretion prior to such amendment, modification, change or waiver to the Merger Agreement.

1.3 “Shares” shall mean, with respect to a Stockholder: (i) all shares of Company Common Stock (including all options, warrants and other rights to acquire shares of Company Common Stock) Beneficially Owned by such Stockholder as of the date of this Agreement, (ii) all shares of Company Series A Preferred Stock Beneficially Owned by such Stockholder as of the date of this Agreement, and (iii) all additional shares of Company Common Stock and Company Series A Preferred Stock (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which a Stockholder acquires Beneficial Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

1.4 A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein (other than in connection with the Merger pursuant to the Merger Agreement), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares; Other Actions.

2.1 No Transfer of Shares.    Each Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, such Stockholder shall not cause or permit any Transfer of any of the Shares Beneficially Owned by such Stockholder to be effected; provided, however, that nothing contained herein will be deemed to restrict the ability of Mr. Davis to (i) exercise, prior to the Expiration Date, any stock options or warrants of the Company held by Mr. Davis, (ii) transfer or otherwise dispose of Shares Beneficially Owned by Mr. Davis to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (iii) transfer or otherwise dispose of Shares Beneficially Owned by Mr. Davis to any member of Mr. Davis’s immediate family; or to a trust for the benefit of Mr. Davis or any member of Mr. Davis’s immediate family; provided, further, that any transfer referred to in the foregoing proviso shall be permitted only if, as a precondition to such transfer, the transferee, whether a charitable organization, individual or trust, agrees to be bound by the terms of this Agreement and, if requested by Parent, to execute a Proxy (as hereinafter defined) in the form executed by Mr. Davis.

2.2 No Transfer of Voting Rights.    Each Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, neither Stockholder shall deposit, or permit the deposit of, any Shares Beneficially Owned by such Stockholder in a voting trust, grant any proxy in respect of the Shares Beneficially Owned by such Stockholder, or enter into any voting agreement or similar Contract to vote or give instructions with respect to the Shares Beneficially Owned by such Stockholder (other than this Agreement and the Proxy executed by such Stockholder) in contravention of the obligations of such Stockholder (including in any manner inconsistent with Section 4 below) under this Agreement with respect to any of the Shares Beneficially Owned by such Stockholder.

2.3 Other Actions.    Commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, neither Stockholder shall, directly or indirectly, take any action (other than any action of a Stockholder, in such Stockholder’s capacity as a director of the Company, in the exercise of such Stockholder’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior

Proposal in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform its obligations under this Agreement.

3. Agreement to Request Redemption of Company Series A Preferred Stock.

3.1 Upon receipt of notice from the Company of an anticipated change in control, delivered in accordance with the provisions of Section 5 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), WP IX shall deliver to the Company notice of a Redemption Request (as such term is defined in the Certificate of Designations) in accordance with the terms of Section 5 and Section 6 of the Certificate of Designation; provided, however, that this Agreement shall not prevent WP IX from otherwise delivering a Redemption Request (as such term is defined in the Certificate of Designations) and/or receiving the Liquidation Value (as defined in the Certificate of Designations) in accordance with and as permitted by the Certificate of Designations.

3.2 Subject to the proviso in Section 3.1 and immediately below, WP IX hereby agrees that payment of the Preferred Stock Merger Consideration in accordance with the terms of the Merger Agreement shall be deemed to satisfy the Company’s obligations under the Certificate of Designations to redeem the Company Series A Preferred Stock in accordance with the terms of Section 5 and Section 6 of the Certificate of Designations. Upon the Effective Time, WP IX hereby irrevocably waives all other rights under Section 5 of the Certificate of Designation to convert the Company Series A Preferred Stock to Company Common Stock or to continue to hold the Company Series A Preferred Stock after the Effective Time; provided, however, that the foregoing shall not be deemed to be a waiver of WP IX’s right to receive the Preferred Stock Merger Consideration in accordance with the Merger Agreement, and, except as set forth immediately above with respect to conversion of the Company Series A Preferred Stock to Company Common Stock following the Effective Time, nothing in this Agreement shall be deemed to waive any rights WP IX has pursuant to the Certificate of Designations, including WP IX’s right to receive the Liquidation Value (as defined in the Certificate of Designations) in accordance with the terms of the Certificate of Designations.

4. Agreement to Vote Shares.

4.1 Until the Expiration Date, at every meeting of the Company’s stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s stockholders with respect to any such meeting, each Stockholder shall vote (to the extent not voted by the person(s) appointed under the Proxy) the Shares Beneficially Owned by such Stockholder:

(a) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and

(b) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (ii) any Alternative Transaction Proposal, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

4.2 In the event that a meeting of the holders of shares of Company Common Stock is held, each Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares Beneficially Owned by such Stockholder to be counted as present thereat for purposes of establishing a quorum. Except as set forth in Section 4.1 and the Proxy executed by such Stockholder, nothing in this Agreement shall limit the right of each Stockholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s stockholders, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with an Alternative Transaction Proposal proposed by such third party.

5. Irrevocable Proxy.    Concurrently with the execution of this Agreement, WP IX and Mr. Davis shall deliver to Parent a duly executed proxy in the forms attached hereto as Exhibit A and as Exhibit B, respectively, with respect to the Shares Beneficially Owned by such Stockholder (each a “Proxy” and collectively the “Proxies”), which Proxies are coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by applicable law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 4.1 and the first sentence of Section 4.2 covering the total number of Shares Beneficially Owned by such Stockholder in respect of which such Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by the Stockholders, (i) each Stockholder hereby revokes any and all prior proxies (other than the Proxy executed by such Stockholder) given by such Stockholder with respect to the subject matter contemplated by Section 4.1 and the first sentence of Section 4.2, and (ii) each Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares Beneficially Owned by such Stockholder in any manner inconsistent with the terms of Section 4.1 and the first sentence of Section 4.2, until immediately after the time of the Expiration Date.

6. Directors and Officers.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require a Stockholder to attempt to) limit or restrict Mr. Davis or any designee of a Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of shares of Company Common Stock, Company Series A Preferred Stock and/or holder of options or warrants to purchase shares of Company Common Stock).

7. Representations and Warranties of the Stockholders.    Each Stockholder hereby, severally and not jointly, represents and warrants to Parent that:

7.1 Power; Binding Agreement.    The Stockholder has full power, capacity and authority to execute and deliver this Agreement and the Proxy to which such Stockholder is a party, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by the Stockholder of its obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy to which such Stockholder is a party have been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

7.2 No Conflicts.    No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Stockholder of this Agreement and the Proxy to which such Stockholder is a party, the performance by the Stockholder of its obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated hereby and thereby. None of the execution and delivery by the Stockholder of this Agreement or the Proxy to which such Stockholder is party, the performance by the Stockholder of its obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any organizational documents, if any, applicable to the Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (iii) violate any Legal Requirements applicable to the Stockholder or any of the Stockholder’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay the Stockholder from performing its obligations under this Agreement.

7.3 Ownership of Shares.    The Stockholder (i) is the Beneficial Owner of the shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants) and Company Series A Preferred Stock as indicated under the name of such Stockholder on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising hereunder), and (ii) as of the date hereof, does not own, beneficially or otherwise, any shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants) or shares of Company Series A Preferred Stock other than as indicated under the name of such Stockholder on the signature page of this Agreement. The Shares Beneficially Owned by such Stockholder are and will be at all times up until the Expiration Date free and clear of any Liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Stockholder’s voting rights and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. The Stockholder’s principal residence or place of business is set forth under the name of such Stockholder on the signature page hereto.

7.4 Voting Power.    The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares Beneficially Owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

7.5 No Finder’s Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

8. Representations and Warranties of Parent.    Parent hereby represents and warrants to each Stockholder that:

8.1 Power; Binding Agreement.    Parent has full power, capacity and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

8.2 No Conflicts.    No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which Parent is a party or by which Parent or any of Parent’s properties or assets may be bound, or (iii) violate any Legal Requirements applicable to Parent or any of Parent’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Parent from performing its obligations under this Agreement.

9. No Solicitation; Notification.    Until the Expiration Date and subject to Section 6 of this Agreement, neither Stockholder, in its capacity as a stockholder of the Company, shall, and shall not authorize, knowingly encourage or permit any person or entity on such Stockholder’s behalf to, directly or indirectly, take any action that would, or would reasonably be expected to, result in the violation by the Company of Section 6.3 (Alternative Transaction Proposals) of the Merger Agreement; provided that, with respect to Mr. Davis, nothing herein shall prevent Mr. Davis from taking any action solely in Mr. Davis’s capacity as a director of the Company in the exercise of such director’s fiduciary duties, including with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, each Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 9 by such Stockholder or any of its Representatives shall be deemed to be a breach of this Agreement by such Stockholder. Neither Stockholder shall enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

10. Disclosure.    Subject to reasonable prior notice and approval of each Stockholder (which shall not be unreasonably withheld or delayed), the Stockholders shall permit and hereby authorize Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to thereto, each Stockholder’s identity and ownership of Shares Beneficially Owned by such Stockholder and the nature of each Stockholder’s commitments, arrangements and understandings under this Agreement.

11. Dissenters Rights.    Each Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that such Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

12. Further Assurances.    Subject to the terms and conditions of this Agreement, until the Expiration Date, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement. Until the Expiration Date and subject to Section 6 of this Agreement, each Stockholder, in such Stockholder’s capacity as a holder of shares of Company Series A Preferred Stock or Company Common Stock, as applicable, shall at all times publicly support the Merger and other transactions contemplated by the Merger Agreement; provided, however, that the forgoing shall in no event require either Stockholder to make any public statements regarding the Merger and other transactions contemplated by the Merger Agreement.

13. Termination.    This Agreement and the Proxies shall automatically terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve any party hereto from any liability, or otherwise limit the liability of any party hereto, for any breach of this Agreement.

14. Miscellaneous.

14.1 Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

14.2 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.3 Binding Effect; Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of any party hereof may be assigned to any other Person (other than to Merger Sub by Parent) without the prior written consent of the other parties hereto.

14.4 Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

14.5 Specific Performance; Injunctive Relief.    The parties hereto acknowledge that the other parties hereto shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the other parties set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to a party upon any such violation, the parties hereto shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

14.6 Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

14.7 Submission to Jurisdiction.    In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.8 WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.8.

14.9 Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

14.10 Entire Agreement.    This Agreement and the other agreements referred to in this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

14.11 Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent:	McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
Attention: Vice President—Corporate Development
	Facsimile No.:	(408) 346-3314

with copies to:

McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
	Attention:	General Counsel
	Facsimile No.:	(408) 346-3314

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
	Attention:	Jeffrey D. Saper
Lawrence M. Chu
	Facsimile No.:	(650) 493-6811

If to a Stockholder:	To the address for notice for such Stockholder set forth on the signature page hereof.

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
	Attention:	Steven J. Gartner, Esq.
	Facsimile No.:	(212) 728-9222

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

14.12 Headings.    The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

14.13 No Third Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

14.14 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

14.15 Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

14.16 Several Obligations.    Any representation, warranty, covenant or agreement made by a Stockholder herein shall be deemed to be several and not joint. Without limiting the generality of the foregoing, under no circumstances shall any Stockholder have any liability or obligation with respect to any misrepresentation or breach of any covenant, duty or obligation of any other Stockholder.

14.17 Option and Warrant Exercises.    Nothing in this Agreement shall require a Stockholder to exercise any option or warrant to purchase shares of Company Common Stock or prevent a Stockholder from exercising any option or warrant to purchase shares of Company Common Stock.

14.18 Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The obligations of each Stockholder in this Agreement shall not be effective or binding upon such Stockholder until immediately after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

McAfee, Inc.:		Warburg Pincus Private Equity IX, L.P.

		By:	Warburg Pincus IX LLC, its General Partner
By:	/s/ MARK COCHRAN	By:	Warburg Pincus Partners LLC, its Managing Member
Name:	Mark Cochran	By:	Warburg Pincus & Co., its Managing Member
Title:	EVP and General Counsel

		By:	/s/ CARY DAVIS
		Name:	Cary Davis
		Title:	Partner

Address: 466 Lexington Avenue, NY, NY 10017
Facsimile No.: (212) 878-9351

Shares beneficially owned:

6,270,728 shares of Company Common Stock[2]

700,000 shares of Company Series A Preferred Stock

1,064,259.93 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

[2]

Amount represents the number of shares of Company Common Stock issuable upon conversion of the Company Series A Preferred Stock beneficially owned by the Stockholder as of the date hereof and excludes a Warrant to acquire 1,064,259.93 shares of Company Common Stock which is referenced below.

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

McAfee, Inc.:

By:	/s/ MARK COCHRAN	By:	/s/ CARY DAVIS
Name:	Mark Cochran	Name:	Cary Davis
Title:	EVP and General Counsel	Address:	c/o Warburg Pincus LLC
466 Lexington Avenue, NY, NY 10017
Facsimile No.: (212) 922-0795

Shares beneficially owned:

15,000 shares of Company Common Stock

-0- shares of Company Series A Preferred Stock

5,000 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Secure Computing Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Dave DeWalt and Mark Cochran of McAfee, Inc., a Delaware Corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Stockholder’s execution of this Irrevocable Proxy, (i) the Stockholder hereby revokes any and all prior proxies (other than this Irrevocable Proxy) given by the Stockholder with respect to the subject matter contemplated by Section 4.1 and the first sentence of Section 4.2 of the Voting Agreement, and (ii) the Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 4.1 and the first sentence of Section 4.2 of the Voting Agreement, until immediately after the time of the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent, Stockholder and the other party thereto (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Seabiscuit Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Transaction Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any other transaction contemplated by the Merger Agreement. Except as set forth immediately above, nothing in this Agreement shall limit the right of the Stockholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s stockholders, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with an Alternative Transaction Proposal proposed by such third party.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008

STOCKHOLDER:

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Managing Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ CARY DAVIS
Name:	Cary Davis
Title:	Partner

EXHIBIT B

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Secure Computing Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Dave DeWalt and Mark Cochran of McAfee, Inc., a Delaware Corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Stockholder’s execution of this Irrevocable Proxy, (i) the Stockholder hereby revokes any and all prior proxies (other than this Irrevocable Proxy) given by the Stockholder with respect to the subject matter contemplated by Section 4.1 and the first sentence of Section 4.2 of the Voting Agreement, and (ii) the Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 4.1 and the first sentence of Section 4.2 of the Voting Agreement, until immediately after the time of the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent, Stockholder and the other party thereto (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Seabiscuit Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Transaction Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any other transaction contemplated by the Merger Agreement. Except as set forth immediately above, nothing in this Agreement shall limit the right of the Stockholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s stockholders, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with an Alternative Transaction Proposal proposed by such third party.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008

By:	/s/ CARY DAVIS
Name:	Cary Davis
Address:	c/o Warburg Pincus LLC 466 Lexington Avenue, NY, NY 10017
Facsimile No. : (212) 922-0795

(Signature Page to Irrevocable Proxy)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2008 by and between McAfee, Inc., a Delaware corporation (“Parent”), a Delaware corporation (“Parent”), and the undersigned stockholder and/or option holder and/or warrant holder (the “Stockholder”) of Secure Computing Corporation, a Delaware corporation (the “Company”).

A. Parent, the Company and Seabiscuit Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 21, 2008, which provides for the merger (the “Merger”) of Merger Sub with and into the Company with the Company surviving and pursuant to which all outstanding capital stock of the Company will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, and such number of shares of Company Common Stock issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his, her or its capacity as such) has, at the request of Parent, agreed, subject to the terms and conditions set forth in this Agreement, to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has or will acquire voting power, so as to facilitate consummation of the Merger. In addition, the Stockholder understands and acknowledges that the Company and Parent are entitled to rely on (i) the truth and accuracy of the Stockholder’s representations contained herein and (ii) the Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration the parties hereto hereby agree as follows:

1. Certain Definitions.    Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

1.1 “Beneficially Own” or “Beneficial Ownership” or “Beneficially Owned,” with respect to any securities, means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

1.2 “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

1.3 “Shares” shall mean: (i) all shares of Company Common Stock (including all options, warrants and other rights to acquire shares of Company Common Stock) Beneficially Owned by the Stockholder as of the date of this Agreement, and (ii) all additional shares of Company Common Stock (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Beneficial Ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

1.4 A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein (other than in connection with the Merger pursuant to the Merger Agreement), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2. Transfer of Shares; Other Actions.

2.1 No Transfer of Shares.    The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, other than pursuant to Section 10b5-1 plans in effect as of the date of this Agreement; provided, however, that nothing contained herein will be deemed to restrict the ability of the Stockholder to (i) exercise, prior to the Expiration Date, any stock options or warrants of the Company held by the Stockholder, (ii) transfer or otherwise dispose of Shares to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (iii) transfer or otherwise dispose of Shares to any member of the Stockholder’s immediate family; or to a trust for the benefit of the Stockholder or any member of the Stockholders’ immediate family; provided, further, that any transfer referred to in the foregoing proviso shall be permitted only if, as a precondition to such transfer, the transferee, whether a charitable organization, individual or trust, agrees to be bound by the terms of this Agreement and, if requested by Parent, to execute a Proxy (as hereinafter defined).

2.2 No Transfer of Voting Rights.    The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar Contract to vote or give instructions with respect to the Shares (other than this Agreement and the Proxy) in contravention of the obligations of the Stockholder (including in any manner inconsistent with Section 3 below) under this Agreement with respect to any of the Shares.

2.3 Other Actions.    Commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, the Stockholder shall not, directly or indirectly, take any action (other than any action of the Stockholder, in such Stockholder’s capacity as a director of the Company, in the exercise of such Stockholder’s fiduciary duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of the Stockholder to perform its obligations under this Agreement.

3. Agreement to Vote Shares.

3.1 Until the Expiration Date, at every meeting of the Company’s stockholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s stockholders with respect to any such meeting, the Stockholder shall vote (to the extent not voted by the person(s) appointed under the Proxy) the Shares:

(a) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and

(b) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (i) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (ii) any Alternative Transaction Proposal, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

3.2 In the event that a meeting of the holders of shares of Company Common Stock is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum. Except as set forth in Section 3.1 and the Proxy, nothing in this Agreement shall limit the right of the Stockholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s stockholders, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with an Alternative Transaction Proposal proposed by such third party.

4. Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder shall deliver to Parent a duly executed proxy in the form attached hereto as Exhibit A with respect to the Shares (the “Proxy”), which Proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by applicable law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 3.1 and the first sentence of Section 3.2 covering the total number of Shares in respect of which the Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by the Stockholder, (i) the Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by the Stockholder with respect to the subject matter contemplated by Section 3.1 and the first sentence of Section 3.2, and (ii) the Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 3.1 and the first sentence of Section 3.2, until immediately after the time of the Expiration Date.

5. Directors and Officers.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict Stockholder, or any designee of Stockholder, who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holders of shares of Company Common Stock and/or holder of options or warrants to purchase shares of Company Common Stock).

6. Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Parent that:

6.1 Power; Binding Agreement.    The Stockholder has full power, capacity and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of his, her or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement or the Proxy, the performance by the Stockholder of its obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby. This Agreement and the Proxy have been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitute a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with their terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

6.2 No Conflicts.    No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Stockholder of this Agreement and the Proxy, the performance by the Stockholder of his, her or its obligations hereunder and thereunder and the consummation by the Stockholder of the transactions contemplated hereby and thereby. None of the execution and delivery by the Stockholder of this Agreement or the Proxy, the performance by the Stockholder of its obligations hereunder or thereunder or the consummation by the Stockholder of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (iii) violate any Legal Requirements applicable to the Stockholder or any of the Stockholder’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay the Stockholder from performing his, her or its obligations under this Agreement.

6.3 Ownership of Shares.    The Stockholder (i) is the Beneficial Owner of the shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants) and Company Series A Preferred Stock as indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising hereunder), and (ii) as of the date hereof, does not own, beneficially or otherwise, any shares of Company Common Stock (including options and/or warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and/or warrants) or shares of Company Series A Preferred Stock other than as indicated on the signature page of this Agreement. The Shares are and will be at all times up until the Expiration Date free and clear of any Liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on the Stockholder’s voting rights and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement. The Stockholder’s principal residence or place of business is set forth on the signature page hereto.

6.4 Voting Power.    The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

6.5 No Finder’s Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

7. Representations and Warranties of Parent.    Parent hereby represents and warrants to Stockholder that:

7.1 Power; Binding Agreement.    Parent has full power, capacity and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action, if any, on the part of Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by it of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

7.2 No Conflicts.    No filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any Contract or obligation of any kind to which Parent is a party or by which Parent or any of Parent’s properties or assets may be bound, or (iii) violate any Legal Requirements applicable to Parent or any of Parent’s properties or assets, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Parent from performing its obligations under this Agreement.

8. No Solicitation; Notification.    Until the Expiration Date and subject to Section 5 of this Agreement, the Stockholder, in his, her or its capacity as a stockholder of the Company, shall not, and shall not authorize, knowingly encourage or permit any person or entity on the Stockholder’s behalf to, directly or indirectly, take any action that would, or would reasonably be expected to, result in the violation by the Company of Section 6.3 (Alternative Transaction Proposals) of the Merger Agreement; provided that if the Stockholder is a director of the Company, nothing herein shall prevent the Stockholder from taking any action solely in such Stockholder’s capacity as a director of the Company in the exercise of such director’s fiduciary duties, including with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 8 by the Stockholder or any of its Representatives shall be deemed to be a breach of this Agreement by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

9. Disclosure.    Subject to reasonable prior notice and approval of the Stockholder (which shall not be unreasonably withheld or delayed), the Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to thereto, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

10. Dissenters’ Rights.    The Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

11. Further Assurances.    Subject to the terms and conditions of this Agreement, until the Expiration Date, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill Stockholder’s obligations under this Agreement. Until the Expiration Date and subject to Section 5 of this Agreement, the Stockholder, in the Stockholder’s capacity as a holder of shares of Company Common Stock, shall at all times publicly support the Merger and other transactions contemplated by the Merger Agreement; provided, however, that the foregoing shall in no event require the Stockholder to make any public statements regarding the Merger and other transactions contemplated by the Merger Agreement.

12. Termination.    This Agreement and the Proxy shall automatically terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

13. Miscellaneous.

13.1 Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

13.2 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.3 Binding Effect; Assignment.    This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of any party hereof may be assigned to any other Person (other than to Merger Sub by Parent) without the prior written consent of the other parties hereto.

13.4 Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

13.5 Specific Performance; Injunctive Relief.    The parties hereto acknowledge that the other parties hereto shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the other parties set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to a party upon any such violation, the parties hereto shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

13.6 Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

13.7 Submission to Jurisdiction.    In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

13.8 WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

13.9 Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.10 Entire Agreement.    This Agreement and the other agreements referred to in this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

13.11 Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attention: Vice President—Corporate Development

Facsimile No.: (408) 346-3314

with copies to:

McAfee, Inc.

3965 Freedom Circle

Santa Clara, California 95054

Attention: General Counsel

Facsimile No.: (408) 346-3314

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

	Attention:	Jeffrey D. Saper
Lawrence M. Chu
Facsimile No.: (650) 493-6811

If to Stockholder:	To the address for notice set forth on the signature page hereof.

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

13.12 Headings.    The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

13.13 No Third Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.14 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

13.15 Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

13.16 Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The obligations of the Stockholder in this Agreement shall not be effective or binding upon the Stockholder until immediately after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ DANIEL RYAN
Name:	Mark D. Cochran	Name:	Daniel Ryan
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

Print Address

Facsimile No.

Shares beneficially owned:

217,737 shares of Company Common Stock

237,000 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ TIMOTHY STEINKOPF
Name:	Mark D. Cochran	Name:	Timothy Steinkopf
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

Print Address

Facsimile No.

Shares beneficially owned:

113,637 shares of Company Common Stock

444,160 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ MICHAEL GALLAGHER
Name:	Mark D. Cochran	Name:	Michael Gallagher
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

Print Address

Facsimile No.

Shares beneficially owned:

89,972 shares of Company Common Stock

311,423 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ ATRI CHATTERJEE
Name:	Mark D. Cochran	Name:	Atri Chatterjee
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:	Senior Vice President of Marketing
321 Collingwood Street
San Francisco, CA 94114
Print Address

415-826-5856
Facsimile No.

Shares beneficially owned:

63,127 shares of Company Common Stock

562,619 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ GLENN CROSS
Name:	Mark D. Cochran	Name:
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

Print Address

Facsimile No.

Shares beneficially owned:

110,000 shares of Company Common Stock

-0- shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ STEVE KOZACHOK
Name:	Mark D. Cochran	Name:	Steve Kozachok
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

Print Address

Facsimile No.

Shares beneficially owned:

70,000 shares of Company Common Stock

-0- shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ JOHN MCNULTY
Name:	Mark D. Cochran	Name:	John McNulty
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

Print Address

Facsimile No.

Shares beneficially owned:

441,696 shares of Company Common Stock

1,361,000 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ ROBERT J. FRANKENBERG
Name:	Mark D. Cochran	Name:	Robert J. Frankenberg
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:	Director

701 Sunburst Lane, Alpine, UT 84004
Print Address

801-763-8013
Facsimile No.

Shares beneficially owned:

38,000 shares of Company Common Stock

91,000 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ STEPHEN PURICELLI
Name:	Mark D. Cochran	Name:	Stephen Puricelli
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:	Director

3421 Bellington Dr
Orlando FL 32835
Print Address

Facsimile No.

Shares beneficially owned:

47,656 shares of Company Common Stock

83,500 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

By:	/s/ MARK D. COCHRAN	By:	/s/ ALEXANDER ZAKUPOWSKY, JR.
Name:	Mark D. Cochran	Name:	ALEXANDER ZAKUPOWSKY, JR.
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:

8004 GLENDALE ROAD
CHEVY CHASE, MARYLAND 20815
Print Address

202-282-5100
Facsimile No.

Shares beneficially owned:

43,000 shares of Company Common Stock

114,333 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MCAFEE, INC.:		STOCKHOLDER:

Richard L. Scott Revocable Trust

By:	/s/ MARK D. COCHRAN	By:	/s/ RICHARD L. SCOTT
Name:	Mark D. Cochran	Name:	Richard L. Scott
Title:	Executive Vice President, General Counsel, and Corporate Secretary	Title:	Trustee

1400 Gulf Shore Blvd
Naples, FL 34102
Print Address

Facsimile No.

Shares beneficially owned:

4,000,431 shares of Company Common Stock

46,360 shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

(Signature page to Voting Agreement)

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Secure Computing Corporation, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Mr. Dave DeWalt and Mr. Mark Cochran of McAfee, Inc., a Delaware Corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Shares in accordance with the terms of this Irrevocable Proxy until the Expiration Date. Upon Stockholder’s execution of this Irrevocable Proxy, (i) the Stockholder hereby revokes any and all prior proxies (other than this Irrevocable Proxy) given by the Stockholder with respect to the subject matter contemplated by Section 3.1 and the first sentence of Section 3.2 of the Voting Agreement, and (ii) the Stockholder agrees to not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of Section 3.1 and the first sentence of Section 3.2 of the Voting Agreement, until immediately after the time of the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Seabiscuit Acquisition Company, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Merger; and (ii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (a) the approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement, (b) any Alternative Transaction Proposal, and (c) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any other transaction contemplated by the Merger Agreement. Except as set forth immediately above, nothing in this Irrevocable Proxy shall limit the right of the Stockholder to vote in favor of, against or abstain with respect to any matter presented to the Company’s stockholders, including in connection with the election of directors proposed by the Company or Parent or Merger Sub or by a third party not in connection with an Alternative Transaction Proposal proposed by such third party

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein.

Dated: September 21, 2008

STOCKHOLDER:

(Name of Entity, if an entity)

By:	/S/ DANIEL RYAN
Name:	Daniel Ryan
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008

STOCKHOLDER:

(Name of Entity, if an entity)

By:	/S/ TIMOTHY STEINKOPF
Name:	Timothy Steinkopf
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008

STOCKHOLDER:

(Name of Entity, if an entity)

By:	/S/ MICHAEL GALLAGHER
Name:	Michael Gallagher
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008

STOCKHOLDER:

(Name of Entity, if an entity)

By:	/S/ ATRI CHATTERJEE
Name:	Atri Chatterjee
Title:	Senior Vice President of Marketing

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008

STOCKHOLDER:

(Name of Entity, if an entity)

By:	/S/ GLENN CROSS
Name:
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008
STOCKHOLDER:

(Name of Entity, if an entity)

	By:	/S/ STEVE KOZACHOK
	Name:	Steve Kozachok
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008
STOCKHOLDER:

(Name of Entity, if an entity)

	By:	/S/ JOHN MCNULTY
	Name:	John McNulty
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008
STOCKHOLDER:

Frankenberg Family Trust
(Name of Entity, if an entity)

	By:	/S/ ROBERT J. FRANKENBERG
	Name:	Robert J. Frankenberg
	Title:	Trustee

(Signature Page to Irrevocable Proxy)

Dated: September 21, 2008
STOCKHOLDER:

Stephen Puricelli
(Name of Entity, if an entity)

	By:	/S/ STEPHEN PURICELLI
	Name:	Stephen Puricelli
	Title:	Director

(Signature Page to Irrevocable Proxy)

Dated: September 21, 2008
STOCKHOLDER:

(Name of Entity, if an entity)

	By:	/S/ ALEXANDER ZAKUPOWSKY, JR.
	Name:	Alexander Zakupowsky, Jr.
Title:

(Signature Page to Irrevocable Proxy)

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall automatically terminate, and be of no further force and effect, upon the Expiration Date.

Dated: September 21, 2008
STOCKHOLDER:

Richard L. Scott Revocable Trust
(Name of Entity, if an entity)

	By:	/S/ RICHARD L. SCOTT
	Name:	Richard L. Scott
	Title:	Trustee

(Signature Page to Irrevocable Proxy)

Annex C

[CITIGROUP GLOBAL MARKETS INC. LETTERHEAD]

September 21, 2008

The Board of Directors

Secure Computing Corporation

55 Almaden Boulevard

Suite 500

San Jose, CA 95113

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Secure Computing Corporation (“Secure Computing”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 21, 2008 (the “Merger Agreement”), among McAfee, Inc. (“Buyer”), Seabiscuit Acquisition Corporation, a wholly owned subsidiary of Buyer, and Secure Computing. As more fully described in the Merger Agreement, (i) Seabiscuit Acquisition Corporation will be merged with and into Secure Computing (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Secure Computing (“Secure Computing Common Stock”) will be converted into the right to receive $5.75 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Secure Computing and certain senior officers and other representatives and advisors of Buyer concerning the business, operations and prospects of Secure Computing. We examined certain publicly available business and financial information relating to Secure Computing as well as certain financial forecasts and other information and data relating to Secure Computing, which were provided to or discussed with us by the management of Secure Computing. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Secure Computing Common Stock; the historical and projected earnings and other operating data of Secure Computing; and the capitalization and financial condition of Secure Computing. We considered, to the extent publicly available, the financial terms of certain other transactions that we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Secure Computing. In connection with our engagement and at the direction of Secure Computing, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or, in certain instances, a part of Secure Computing. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Secure Computing that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Secure Computing provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Secure Computing that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Secure Computing as to the future financial performance of Secure Computing.

C-1

September 21, 2008

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Secure Computing or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Secure Computing nor have we made any physical inspection of the properties or assets of Secure Computing. Our opinion does not address the underlying business decision of Secure Computing to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Secure Computing or the effect of any other transaction in which Secure Computing might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Secure Computing in connection with the proposed Merger and will receive a fee for such services contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to Secure Computing unrelated to the proposed Merger, for which services we and such affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Secure Computing and Buyer for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Secure Computing, Buyer and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Secure Computing in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Secure Computing Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

C-2

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

SPECIAL MEETING OF STOCKHOLDERS

Friday, November 14, 2008

9:00 a.m. CST

2340 Energy Park Drive

St. Paul, Minnesota 55108

Secure Computing Corporation 55 Almaden Boulevard, Suite 500, San Jose, California 95113	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on November 14, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Daniel Ryan and Steve Kozachok as proxies, each with the power to act alone and with the power of substitution and revocation, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 (noon) (CT) on November 13, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/scur/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 (noon) (CT) on November 13, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Secure Computing, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2008, by and among McAfee, Inc., Seabiscuit Acquisition Corporation and Secure Computing Corporation.	☐ For	☐ Against	☐ Abstain
2. Proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.	☐ For	☐ Against	☐ Abstain

To vote in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Dated: , 2008

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.